      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2000


                                                      REGISTRATION NO. 333-34964

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SERANOVA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW JERSEY                            7379                            22-3677719
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER           IDENTIFICATION NUMBER)

                            ------------------------
                              499 THORNALL STREET,
                            EDISON, NEW JERSEY 08837
                                  732-590-1600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                RAJKUMAR KONERU
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SERANOVA, INC.
                              499 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                                  732-590-1600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              NAGARJUN VALLURIPALLI                                DAVID J. SORIN, ESQ.
     CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER                     ANDREW P. GILBERT, ESQ.
                INTELLIGROUP, INC.                     BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
               499 THORNALL STREET                                650 COLLEGE ROAD EAST
             EDISON, NEW JERSEY 08837                          PRINCETON, NEW JERSEY 08540
                   732-590-1600                                       (609) 987-6800

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED             PER SHARE(1)              PRICE(1)          REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value per share..........    16,629,413 shares             $0.72               $11,973,177.36            $3,160.91
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(f)(2) under the Securities Act, is based upon the book value of the Common Stock computed as of March 31, 2000.


(2) The Registrant previously paid $1,347.31 of such fee on April 17, 2000.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTELLIGROUP, INC.
                              499 THORNALL STREET
                            EDISON, NEW JERSEY 08837

                                                                          , 2000

Dear Intelligroup Shareholder:

     I am pleased to inform you that the Board of Directors of Intelligroup, Inc. has conditionally approved a distribution to holders of our common stock. Intelligroup intends to distribute all of the outstanding shares of common stock of Intelligroup's subsidiary, SeraNova, Inc. ("SeraNova") held by Intelligroup. Intelligroup currently owns approximately 95% of the outstanding shares of SeraNova. SeraNova provides Internet professional services to businesses.


     The distribution will be made to holders of record of Intelligroup common stock on May 12, 2000. Pursuant to the distribution and subject to transfers subsequent to the record date, you will receive one share of SeraNova common stock for every one share of Intelligroup common stock you hold on the record date. Shares of SeraNova common stock are expected to trade on the Nasdaq National Market under the symbol "SERA." Holders of Intelligroup common stock on the record date are not required to take any action to participate in the distribution.


     The enclosed Information Statement/Prospectus explains the proposed distribution in detail and provides important financial and other information regarding SeraNova. We urge you to read this Information Statement/Prospectus carefully. A shareholder vote is not required in connection with the distribution and, accordingly, your proxy is not being sought. We thank you for your continued support.

                                          Very truly yours,

                                          Nagarjun Valluripalli
                                          Chairman and Co-Chief Executive
                                          Officer

            INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM S-1 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES WILL NOT BE ISSUED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.


             SUBJECT TO COMPLETION OR AMENDMENT, DATED MAY 17, 2000


                        INFORMATION STATEMENT/PROSPECTUS

                                 SERANOVA, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     We have prepared this information statement/prospectus to provide you with information regarding the proposed spin-off of all outstanding shares of SeraNova which are currently held by Intelligroup to Intelligroup shareholders.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT RISKS RELATING TO THE SHARES OF OUR COMMON STOCK BEING DISTRIBUTED IN THE SPIN-OFF.


     The spin-off does not require approval by shareholders of Intelligroup, Inc. Therefore, Intelligroup is not asking you for a proxy and requests that you do not send Intelligroup a proxy. This information statement/prospectus is not an offer to sell, or a solicitation of an offer to buy, any of our securities or those of Intelligroup.


     If you are an Intelligroup shareholder at the close of business on
            , you will receive one share of our common stock for every one share of Intelligroup common stock you hold at that time. The spin-off will take
effect on           , 2000 and certificates for our shares will be mailed to you
on or about                , 2000. You will not be required to make any payment
for the shares of our common stock that you will receive in the spin-off.


     If you have any questions regarding the spin-off, you may contact American Stock Transfer & Trust Company at 40 Wall Street, New York, New York 10005, or by telephone at (212) 936-5100, or Intelligroup's investor relations contact, Richard Bevis, at Intelligroup, Inc., 499 Thornall Street, Edison, New Jersey 08837, or by telephone at (732) 362-2343.


     No public trading market currently exists for our common stock. However, we are seeking to have our common stock approved for quotation on the Nasdaq National Market. If the shares are accepted for quotation on the Nasdaq National Market, we expect that a "when issued" market will develop on or shortly after the record date for the spin-off and regular way trading will begin on the first business day after the effective date of the spin-off.


                 Proposed Nasdaq National Market Trading Symbol

                                     "SERA"
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK, OR DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this information statement/prospectus is                , 2000.

                                 SERANOVA, INC.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers about the Spin-Off....................    ii
Forward-Looking Statements..................................   iii
Summary.....................................................     1
Risk Factors................................................     6
The Spin-Off................................................    17
Dividend Policy.............................................    20
Capitalization..............................................    21
Selected Historical Financial Data..........................    22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24
Business....................................................    34
Management..................................................    43
Relationship with Intelligroup..............................    49
Certain Transactions........................................    52
Principal Shareholders......................................    52
Description of Capital Stock................................    54
Legal Matters...............................................    57
Experts.....................................................    57
Where You Can Find More Information.........................    58
Index to Financial Statements...............................   F-1

                    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

WHAT IS THE SPIN-OFF?            Intelligroup intends to pay a dividend to its
                                 shareholders consisting of all of the shares of SeraNova's common stock owned by Intelligroup.
                                 The dividend is known as a spin-off.


WHAT WILL I RECEIVE IN THE
SPIN-OFF?                        Subject to subsequent transfers, for every one
                                 share of Intelligroup stock that you hold at the close of business on May 12, 2000, you will receive one share of our common stock. Shares of our common stock will be sent to you automatically without any required payment or other action on your part.


WHEN WILL THE SPIN-OFF OCCUR?    The spin-off will be completed as soon as
                                 possible after the conditions to the spin-off are met. These conditions include, among others, approval for quotation of our common stock on the Nasdaq National Market.


ARE THERE TAX CONSEQUENCES?      Arthur Andersen LLP has issued an opinion to
                                 Intelligroup to the effect that the spin-off should be tax-free to Intelligroup shareholders and to Intelligroup for federal income tax purposes. To review the material federal income tax consequences in greater detail, see page
                                 18.


WILL I BE PAID DIVIDENDS ON MY
  SERANOVA COMMON STOCK?         We do not expect to pay cash dividends on our
                                 stock for the foreseeable future.

WHERE WILL MY SERANOVA COMMON
  STOCK BE TRADED?               We anticipate that our common stock will be
                                 traded on the Nasdaq National Market under the symbol "SERA," subject to official notice of issuance.

WHAT WILL HAPPEN TO
INTELLIGROUP AND
  MY EXISTING INTELLIGROUP
  COMMON
  STOCK? Intelligroup will continue to own and operate its other business. Intelligroup stock will continue to trade on the Nasdaq National Market under the symbol "ITIG." The spin-off will not affect the number of outstanding shares of Intelligroup stock or any rights of Intelligroup shareholders.


HOW WILL I TRADE MY
INTELLIGROUP
  AND SERANOVA COMMON STOCK?     Beginning on or about May 15, 2000, and
                                 continuing through             , 2000, you will
                                 only be able to sell your Intelligroup stock with due bills for our stock. The due bill entitles you to receive the dividend intended to be paid to each of the Intelligroup shareholders in the spin-off. This means that during the due bill period, if you sell your Intelligroup stock, you will give up your right to receive the dividend of SeraNova stock. As a result, if you sell your Intelligroup stock during the due bill period, you will have to deliver the certificate for our stock to the buyer of your Intelligroup stock once you receive our certificate. Shares of Intelligroup common stock are traded on the Nasdaq National
                                 Market which is aware of the due bill period.
                                 Accordingly, you do not have to notify the Nasdaq National Market when trading your Intelligroup stock during the due bill period.


                                 Beginning on             , 2000 we expect that
                                 regular way trading in our stock will begin on the Nasdaq National Market. This means that Intelligroup stock will no longer be traded with due bills. Accordingly, beginning on
                                             , 2000, you will be able to trade
                                 your SeraNova stock and your Intelligroup stock independently of each other.

                           FORWARD-LOOKING STATEMENTS

     This information statement/prospectus contains certain "forward-looking statements" concerning our operations, performance and financial condition, including our future economic performance, plans, and objectives and the likelihood of success in developing and expanding our business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in the section entitled "Risk Factors." These forward-looking statements reflect our views only as of the date of this information statement/prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This summary highlights selected information from this information statement/prospectus, but does not contain all details concerning the spin-off of our common stock to Intelligroup shareholders, including information that may be important to you. To better understand the spin-off and our business and financial position, you should carefully review this entire information statement/prospectus.

OUR BUSINESS

     SeraNova provides Internet professional services to businesses. Our services enable our clients to combine the scope and efficiencies of the Internet with their existing business processes. We design and implement Internet-based software applications that help companies manage procurement, sell products and services, provide customer service, conduct supplier transactions and communicate with their employees over the Internet. Our services include strategy consulting, creative design, technology implementation and maintenance of Internet-based software applications. In all of our client engagements, we apply SeraNova's Time-to-Market Approach, our proprietary methodology, to deliver these services. We focus on five industry markets -- financial services, telecommunications, automotive, technology and healthcare. During the last three years, we have provided Internet professional services to over 80 clients. Our clients include Global 5000 companies and emerging Internet-based companies that conduct their business exclusively over the Internet.

     Increasingly, many companies are using the Internet as the primary platform for communications and business transactions. In order to conduct complex business-to-business transactions over the Internet, companies must build sophisticated Internet-based software applications that are consistent with their market positioning and business goals. In order to build these applications, companies must have expertise in business strategy, creative design and technology implementation. Many companies are seeking outside specialists with comprehensive and integrated offerings to provide these services.

     SeraNova provides an integrated set of services that enable rapid deployment of Internet-based software applications. Typically, we begin our client engagement with strategy consulting. Our team of industry experts and business process specialists help formulate a comprehensive Internet strategy for our clients. Subsequently, our technology experts and implementation project managers identify project requirements and create a software application deployment plan. We then select and deploy a technology team from our more than 550 professionals located across our five global delivery centers to develop and implement these applications. Once these applications are deployed, SeraNova provides software application management services, that include website and related database updates and software functionality enhancements. This improves our clients' ability to dynamically adjust their business processes and effectively address changing market opportunities. We believe our proprietary methodology and our knowledge management processes, allow us to reduce the time to deliver our services.

     We seek to continue to strengthen our relationships with key clients and further penetrate our target industry markets. We currently are executing a focused marketing strategy that is aimed at building the SeraNova brand. We intend to continue to attract and retain outstanding professionals critical to our professional services business. SeraNova places great emphasis on proactive recruiting, career development and employee retention.

CORPORATE INFORMATION

     Our principal executive offices are located at 499 Thornall Street, Edison, New Jersey 08837. Our telephone number at that address is (732) 590-1600. Our website is located at http://www.SeraNova.com. The information contained at our website is not incorporated into and does not constitute a part of this information statement/prospectus.

     All references to "we," "us," "our" or "SeraNova" in this information statement/prospectus means SeraNova, Inc. and SeraNova's business after the contribution of assets and liabilities of Intelligroup, Inc.'s Internet services business to us by Intelligroup and certain of its subsidiaries pursuant to the Contribution Agreement between Intelligroup, Inc. and SeraNova, dated as of January 1, 2000.

                                  THE SPIN-OFF

Company Doing the Spin-off....   Intelligroup, Inc., a New Jersey corporation.

Company Resulting from the
Spin-off......................   SeraNova, Inc., a New Jersey corporation.

Conditions to the Spin-off....   Completion of the spin-off is subject to
                                 approval for quotation of our common stock on the Nasdaq National Market, among other conditions.

Spin-off Ratio................   One share of our common stock for every one
                                 share of Intelligroup common stock held of record on the spin-off record date.


Spin-off Record Date..........   May 12, 2000 (5:00 p.m. New York time).


Spin-off Effective Date.......               , 2000. The dividend agent will
                                 commence mailing our common stock certificates on this date.

Trading in Intelligroup Common
Stock from the Spin-off Record
  Date Up To and Including the
  Spin-off Effective Date.....   During this period, Intelligroup common stock
                                 will trade on the Nasdaq National Market with due bills attached. The due bills will entitle a purchaser of Intelligroup common stock during this period to receive one share of our stock for every one share purchased. Accordingly, a seller of Intelligroup common stock during the due bill period will have to deliver the certificate for our common stock to the buyer of Intelligroup common stock once he or she receives our certificate. Since the Nasdaq
                                 National Market is aware of the due bill period, no notification by a purchaser or seller is necessary when trading Intelligroup common stock. If the spin-off conditions are not satisfied and the spin-off is not completed, the due bills will become null and void.


Our Outstanding Stock and
Options.......................   Based on 16,629,413 shares of Intelligroup
                                 common stock outstanding at the close of business on May 12, 2000, 16,629,413 shares of our common stock will be distributed in the spin-off. There are an additional 831,470 shares of SeraNova common stock held by certain institutional investors. We also have reserved
                                 5.0 million shares of common stock for issuance under our 1999 Stock Plan, of which options to purchase 1,667,575 shares have been granted, and we have granted additional options to purchase 3,236,092 shares outside of the 1999
                                 Stock Plan. See "Management -- 1999 Stock
                                 Plan." All share numbers in this information statement/prospectus reflect a
                                 16,629.413-for-one stock split effective May
                                 12, 2000.


Dividend Agent................   The dividend agent is American Stock Transfer &
                                 Trust Company. The address and telephone number of the dividend agent are 40 Wall Street, New
                                 York, New York 10005, (212) 936-5100.

Material Federal Income Tax
  Consequences to Intelligroup
  Shareholders................   Arthur Andersen LLP has issued an opinion to
                                 Intelligroup to the effect that, for federal income tax purposes, the spin-off should qualify as a tax-free distribution to the shareholders of Intelligroup under Section 355 of the Internal Revenue Code. Therefore, you should not incur federal income tax upon the receipt of our common stock in the spin-off.
                                 See "The Spin-off -- Material Federal Income
                                 Tax Consequences."


Trading Market and Symbol for
  our Common Stock............   We are seeking to have our common stock
                                 approved for quotation on the Nasdaq National
                                 Market under the proposed symbol "SERA." Prior
                                 to the spin-off, we do not expect there to be
                                 any public trading market for our common stock
                                 except that our common stock is expected to
                                 trade on a "when-issued" basis on the Nasdaq
                                 National Market beginning on May 15, 2000 for
                                 settlement on        , 2000. If the spin-off is
                                 not completed, all "when-issued" trading in our
                                 common stock will be null and void. If the
                                 spin-off is completed, we expect that "regular
                                 way" trading in our common stock on the Nasdaq
                                 National Market will commence at 9:30 a.m. New
                                 York time, on             , 2000 subject to
                                 official notice of issuance. See "Risk
                                 Factors -- An Active Trading Market May Not
                                 Develop for Our Common Stock" and "-- Absence of Dividends" and "The Spin-Off -- Trading of
                                 Our Common Stock."


Transfer Agent and Registrar
  for our Common Stock........   American Stock Transfer & Trust Company.

Agreements between SeraNova
  and Intelligroup and
  Relationship after the
  Spin-off....................   After the spin-off, SeraNova and Intelligroup
                                 will operate independently of each other as separate public companies. Prior to the spin-off, we entered into the following agreements with Intelligroup: Contribution
                                 Agreement; Services Agreement; Space Sharing
                                 Agreement; Tax Sharing Agreement and
                                 Distribution Agreement. Such agreements govern our on-going relationship with Intelligroup.
                                 See "The Spin-Off -- Agreements Between
                                 SeraNova and Intelligroup and Relationship
                                 After the Spin-off."

                        SUMMARY COMBINED FINANCIAL DATA


     The historical summary combined financial data set forth below for each of the fiscal years in the two-year period ended December 31, 1999, is derived from our audited combined financial statements included elsewhere in this information statement/prospectus. The historical summary combined financial data for the fiscal year ended March 31, 1998 is derived from our audited combined financial statements not included in this information statement/prospectus. The historical summary combined financial data for the three months ended March 31, 2000 and 1999 are unaudited but, in our opinion have been prepared on a basis consistent with that of each of the fiscal years in the three-year period ended December 31, 1999 (except for normal year-end adjustments). Historical financial information may not be indicative of our future performance as an independent company. The information set forth below should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and Notes. See "Index to Financial Statements." We have for all periods presented data about historical earnings per share. This is calculated for all periods by dividing net income
(loss) by the outstanding shares of common stock of Intelligroup as of May 12, 2000, the spin-off record date plus the weighted average number of shares sold to investors on March 14, 2000 (see Note 13 to SeraNova's Combined Financial Statements). Intelligroup shares were utilized since the spin-off will be one share of SeraNova common stock for each share of Intelligroup common stock.



                                                                                 FOR THE
                                             FOR THE THREE        FOR THE       NINE-MONTH     FOR THE
                                              MONTHS ENDED       YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                               MARCH 31,        DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                           ------------------   ------------   ------------   ----------
                                             2000      1999       1999(2)        1998(1)         1998
                                           --------   -------   ------------   ------------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...............................  $ 16,176   $ 7,988     $39,795        $12,438       $ 8,995
  Cost of sales..........................     8,389     4,649      22,475          7,315         4,797
  Selling, general and administrative
     expenses............................    11,319     2,726      17,605          5,106         3,812
  Depreciation and amortization..........       472       135       1,131            102           133
  Operating income (loss)................    (4,004)    2,861      (1,416)           (85)          253
  Net income (loss)......................    (3,079)      280      (1,261)          (552)         (253)
  Net income (loss) per common share --
     basic and diluted(3)................  $  (0.18)  $  0.02     $ (0.08)       $ (0.03)      $ (0.02)
                                           ========   =======     =======        =======       =======
  Shares used in per share calculation of
     net income (loss) -- basic and
     diluted(3)..........................    16,785    16,629      16,629         16,629        16,629
                                           ========   =======     =======        =======       =======
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..............  $    592   $ 1,243     $   611        $   677       $   368
  Working capital (deficit)..............     4,216       924        (776)          (424)          145
  Total assets...........................    24,991    12,193      18,880          5,775         3,216
  Total liabilities......................    12,607     6,575      13,910          5,383         2,975
  Shareholders' equity...................    12,384     5,617       4,970            392           241
OTHER DATA:
  Capital expenditures...................  $  2,234   $   268     $ 2,175        $   603       $     7


---------------
(1) Effective April 1, 1998, we changed our fiscal year from March 31 to December 31.

(2) On January 8, 1999, Intelligroup, Inc. acquired the common stock of Network Publishing, Inc. in a purchase business combination. The results of operations of Network Publishing, Inc. have been included above since the date of acquisition. Pro forma results for the period January 1, 1999 to January 7, 1999 are not material to SeraNova's Combined Financial Statements for the year ended December 31, 1999.

(3) See Note 2 to SeraNova's Combined Financial Statements.

             SUMMARY OF UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     We entered into certain agreements with Intelligroup that became effective January 1, 2000. Under these agreements, Intelligroup will continue to provide us with certain general and administrative functions on a fee basis. (See "Relationship with Intelligroup" for a summary of these agreements). We believe that, temporarily, these agreements are the most cost efficient and least disruptive way to maintain the administrative support services we require.



     The pro forma statement of operations for the year ended December 31, 1999 adjusts the results of operations as if the agreements with Intelligroup were effective during 1999. The pro forma amounts are presented for informational purposes only. The pro forma financial data is not necessarily indicative of our results of operations.


                         SERANOVA, INC. AND AFFILIATES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         HISTORICAL
                                       SERANOVA, INC.    PRO FORMA ADJUSTMENTS         PRO FORMA
                                       --------------    ---------------------       --------------
Revenues.............................     $39,795                                       $39,795
Cost of Sales........................      22,475                                        22,475
                                          -------                                       -------
Gross Profit.........................      17,320                                        17,320
                                          -------                                       -------
Selling, general and administrative
  expenses...........................      17,605        $(803)(1)    $ 1,162(2)         17,964 (3
Depreciation and amortization........       1,131                                         1,131
                                          -------        -----        -------           -------
  Total operating expenses...........      18,736         (803)         1,162            19,095
                                          -------        -----        -------           -------
Operating loss.......................      (1,416)         803         (1,162)           (1,775)
Other income (expense), net..........         (80)                       (288)(4)          (368)
                                          -------        -----        -------           -------
Loss before income taxes.............      (1,496)         803         (1,450)           (2,143)
Benefit for income taxes.............        (235)                                         (235)
                                          -------        -----        -------           -------
Net loss.............................     $(1,261)       $ 803        $(1,450)          $(1,908)
                                          =======        =====        =======           =======
Unaudited pro forma net loss per
  common share -- basic and
  diluted............................     $ (0.08)                                      $ (0.11)
                                          =======                                       =======
Shares used in per share calculation
  of unaudited pro forma net
  loss -- basic and diluted(5).......      16,785                                        16,785
                                          =======                                       =======


---------------
(1) Represents the elimination of historical costs covered by the services and space sharing agreements.

(2) Represents the estimated annual costs that would have been incurred under the services and space sharing agreements (See Note 4 to the Combined Financial Statements).

(3) The difference between the historical costs covered by the services and space sharing arrangements and the costs to be incurred under the services and space sharing agreements is due to our growth throughout 1999 which resulted in our utilizing an increasing volume of office space and incurring higher costs as the year progressed.

(4) Represents the estimated annual interest expense to be incurred if the bank credit facility was in place for the year 1999.


(5) Represents the outstanding shares of Intelligroup as of May 12, 2000, the spin-off date of record, plus the weighted average number of shares sold to certain investors on March 14, 2000.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this information statement/prospectus. Some of the following risks relate principally to the spin-off while other risks relate principally to our business in general and the industry in which we operate. Finally, other risks relate principally to the securities markets and ownership of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline.

     This information statement/prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend," and similar expressions to identify such forward-looking statements. This information statement/prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding, among other things, the growth in the market for Internet professional services. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this information statement/prospectus.

                         RISKS RELATING TO THE SPIN-OFF

FEDERAL TAX CONSEQUENCES OF THE SPIN-OFF TO INTELLIGROUP AND INTELLIGROUP SHAREHOLDERS.

     Arthur Andersen LLP has issued an opinion to Intelligroup to the effect that the spin-off should be tax-free to Intelligroup and to Intelligroup shareholders. We have not requested a ruling from the Internal Revenue Service relating to the tax consequences of the spin-off. Arthur Andersen's opinion is not binding on the Internal Revenue Service or the courts. If it is determined that the spin-off is not a tax-free spin-off, then:

     - Intelligroup would recognize a gain equal to the excess of the fair market value of the SeraNova common stock distributed to its shareholders over Intelligroup's basis in the SeraNova common stock; and

     - Each U.S. holder of Intelligroup common stock would be generally treated as if such shareholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of the SeraNova common stock received.

IF WE ARE UNABLE TO OBTAIN CERTAIN THIRD-PARTY CONSENTS TO THE SPIN-OFF, OUR ABILITY TO CONDUCT OUR BUSINESS AS CURRENTLY CONDUCTED COULD BE MATERIALLY ADVERSELY AFFECTED.


     The spin-off and related transactions could result in a violation of certain of Intelligroup's existing contractual arrangements or require the consent of a third party to transfer these arrangements to us. In a substantial number of situations, an amendment, consent or waiver from third parties, including many clients, will be required. In particular, American Express, our largest customer (representing approximately 28% and 38% of our total revenues for the year ended December 31, 1999 and three months ended March 31, 2000, respectively), has not yet consented to the assignment of their contracts with Intelligroup to us. We are seeking amendments and consents to all material arrangements although we believe that no single agreement for which an amendment, consent or waiver is being sought is material, the failure to receive a significant number of such amendments, waivers or consents with respect to contractual arrangements could have a material adverse effect on our ability to continue to conduct our business.


THE COMBINED POST-SPIN-OFF VALUE OF INTELLIGROUP AND SERANOVA SHARES MAY NOT EQUAL OR EXCEED THE PRE-SPIN-OFF VALUE OF INTELLIGROUP SHARES.

     After the spin-off, we anticipate that shares of Intelligroup common stock will continue to be traded on the Nasdaq National Market and we expect that shares of SeraNova common stock will also be traded on the

Nasdaq National Market. We cannot assure you that the combined trading prices of Intelligroup common stock and SeraNova common stock after the spin-off will be equal to or greater than the trading price of Intelligroup common stock prior to the spin-off. Until the market has fully evaluated the business of Intelligroup without the business of SeraNova, the price at which Intelligroup common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated the SeraNova business on an independent basis, the price at which our common stock trades may fluctuate significantly.

IF THE SPIN-OFF IS NOT A LEGAL DIVIDEND, IT COULD BE HELD INVALID BY A COURT.

     The dividend which effects the spin-off is subject to New Jersey corporate law. We cannot assure you that a court will not later determine that the spin-off was invalid under New Jersey law and reverse the spin-off. The resulting complications, costs and expenses could have a material adverse effect on our business, financial condition and results of operations.

CREDITORS OF INTELLIGROUP AT THE TIME OF THE SPIN-OFF MAY CHALLENGE THE
SPIN-OFF.

     If a court in a lawsuit by an unpaid creditor or representative of creditors of Intelligroup, such as a trustee in bankruptcy, were to find that among other reasons, at the time of the spin-off, Intelligroup or SeraNova:

     - was insolvent;

     - was rendered insolvent by reason of the spin-off;

     - was engaged in a business or transaction for which Intelligroup's or SeraNova's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured,

the court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance. The court could then require that the shareholders return some or all of the shares of SeraNova common stock, or require Intelligroup or SeraNova, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Intelligroup and SeraNova, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. Intelligroup and SeraNova, believe that each company will be solvent after the spin-off.

            RISK FACTORS RELATING TO OUR BUSINESS AND OUR SECURITIES

OUR LIMITED OPERATING HISTORY AS A SEPARATE COMPANY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     SeraNova was operated as a separate business division within Intelligroup since September 1999. We were not operated as a separate company until January 1, 2000 and, therefore, we have a limited operating history as a stand-alone company. Accordingly, we have a limited history of addressing material risks in our business. These risks are magnified by the fact that we are operating in the new and expanding Internet professional services markets. These risks include our potential inability to:

     - attract, retain and motivate qualified personnel;

     - expand our sales and support staff;

     - obtain financing for our expanding business which may be hindered by our lack of an operating history as a separate corporate entity;

     - develop our own internal operating and financial reporting procedures;

     - increase the scale of our operations;

     - maintain sufficiently high employee utilization;

     - respond effectively to competitive pressures;

     - continue to develop and upgrade our services and solutions;

     - replace the transitional services necessary for the conduct of our business that Intelligroup has agreed to provide to us for a limited period after the completion of the spin-off; and

     - satisfy legal and regulatory requirements.

     In addition, we believe that our historical financial statements for all periods do not reflect potential changes that may occur in our funding and our operations as a result of our becoming a stand-alone company which are discussed in the following risk factors.

WE ANTICIPATE FUTURE LOSSES.

     We expect to incur significant sales and marketing, infrastructure development and general and administrative expenses. As a result, we anticipate losses through at least the third quarter of 2000. In order to achieve profitability, we will need to control costs associated with building our own infrastructure as well as increase our revenues. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We cannot assure you that we will be able to contain costs, grow revenue or increase profitability.


WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CLIENTS. ANY SIGNIFICANT LOSS OF OR DELAY IN SERVICES PROVIDED TO THOSE CLIENTS COULD SIGNIFICANTLY AND ADVERSELY IMPACT OUR FINANCIAL PERFORMANCE.



     We have historically derived, and for the foreseeable future expect to derive, a significant portion of our revenue from a relatively small number of clients. For the year ended December 31, 1999, six clients, including American Express (our largest customer, which accounted for approximately 28% of total revenues), accounted for approximately 50% of total revenues. During the three months ended March 31, 2000, American Express and Volkswagen of America accounted for approximately 38% and 11% of total revenues, respectively. If any of these clients stop or delay engaging us for services, our financial performance would be negatively impacted. Additionally, American Express has not yet consented to the assignment of their contracts with Intelligroup to us.


WE WILL NOT BE ABLE TO RELY ON INTELLIGROUP TO FUND FUTURE CAPITAL REQUIREMENTS.


     Prior to January 1, 2000, the assets, liabilities, operations and personnel associated with our business were operated within Intelligroup and certain of its subsidiaries. As such, all of our capital requirements in excess of internally generated funds were provided by Intelligroup's equity offerings or credit facilities. Consequently, we have not independently maintained or managed any cash or been responsible for obtaining external sources of financing. Following the spin-off, Intelligroup will no longer be obligated to provide funds to finance our working capital or other cash requirements. While our agreements with Intelligroup permit, and Intelligroup has provided, intercompany loans, Intelligroup is not obligated to fund our operations. As of December 31, 1999, we were indebted to Intelligroup for approximately $8.4 million. As of March 31, 2000, we were indebted to Intelligroup for approximately $3.9 million. We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. We cannot guarantee that financing, if needed, will be available on favorable terms, if at all. In addition, future financing could subject us to restrictive covenants that may limit our ability to take certain actions. We may not be able to obtain financing with interest rates as favorable as those historically obtained by Intelligroup. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


POTENTIAL CONFLICTS WITH INTELLIGROUP MAY NOT BE RESOLVED IN OUR FAVOR.

     Conflicts may develop between Intelligroup and us regarding the terms of our agreements with Intelligroup. Such disputes may not be resolved in our favor. It is our policy and the policy of Intelligroup that transactions between Intelligroup and us will generally be on terms and conditions comparable to those between unaffiliated third parties. However, because our agreements with Intelligroup were negotiated in the context of a parent-subsidiary relationship, we cannot assure you that these agreements, or the transactions with Intelligroup contemplated by such agreements, will be effected on terms as favorable to us as could have been obtained from unaffiliated third parties. If such conflicts are not resolved in our favor, our business, financial condition and results of operations could be adversely affected. See "Relationship with Intelligroup."

VARIABILITY OF QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock may be adversely affected because our revenue, gross profit, operating income and net income or net loss may vary substantially from quarter to quarter. Many factors may contribute to fluctuations in our operating results. These factors include the following:

     Factors within our control:

     - changes in our pricing policies;

     - introduction of our new services offerings;

     - possibility of over-runs on fixed-price contracts;

     - the timing and number of personnel we hire;

     - the timing and acquisition of new businesses by us; and

     - the efficiency with which we utilize our employees.

     Factors not exclusively within our control:

     - changes in our competitors' pricing policies;

     - variations in billing margins and personnel utilization rates;

     - introduction of new services by our competitors;

     - acceptance of our new services offerings;

     - the market for qualified technical personnel;

     - seasonal impact on customer spending;

     - cancellation or delay of contracts by our customers or potential customers;

     - length of our sales cycle;

     - short-term nature of our customers' contractual commitments;

     - the number, size, scope and timing of our projects; and

     - the demand for Internet professional services.

WE MAY NOT BE ABLE TO EXPAND OUR OWN SALES AND SUPPORT ORGANIZATION.

     We need to substantially expand our direct and indirect sales activities and we may not be able to successfully do so. Our services require a sophisticated and technical sales effort targeted at professionals at different levels within our prospective customers' organizations. Without an expanded sales effort, we may not be able to:

     - Build market awareness and establish name recognition for SeraNova;

     - Compete effectively with larger Internet services organizations; or

     - Establish alternative sales channels.

     We cannot be certain that we will be able to successfully expand our sales and marketing efforts or that we will be able to successfully promote our existing or future services offerings. See "Business -- Business Strategy" and "-- Sales and Marketing."

OUR HISTORICAL FINANCIAL INFORMATION MAY HAVE LIMITED RELEVANCE TO OUR RESULTS OF OPERATIONS AS A SEPARATE COMPANY.


     Prior to the transfer of Intelligroup's Internet services business to us on January 1, 2000, Intelligroup did not account for our business as, and prior to September 1999, we were not operated as, a separate unit or division. In presenting our historical financial statements for all periods, we specifically identified all revenue, cost of sales, other income (expense) and certain selling, general and administrative expenses incurred by Intelligroup on our behalf. Other selling, general and administrative expenses were allocated using methodologies which took into consideration the ratio of our revenue to the consolidated revenue of Intelligroup, head count, occupancy and other factors. However, we cannot assure you that our historical financial information prior to December 31, 1999 necessarily reflects what the results of operations, financial position and cash flows would have been had we been a separate company, or is indicative of our future results of operations, financial positions and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALITY TECHNICAL AND MANAGERIAL PERSONNEL DUE TO A COMPETITIVE MARKET.

     We may not be able to hire and retain the number of quality technical personnel necessary to meet our requirements. Our future success depends to a significant extent on our ability to attract, train and retain quality professionals who are highly skilled in the Internet and its rapidly changing technology. We believe that there is a worldwide shortage of, and significant competition for, professionals with the advanced technical and managerial skills necessary to perform the services we offer. Our business, financial condition, results of operations and growth prospects could decline significantly if we are unable to hire and retain qualified technical personnel that are necessary to conduct and expand our operations successfully. While substantially all of our technical personnel have entered into agreements which contain non-disclosure, non-solicitation and non-competition provisions, we cannot guarantee that such agreements are enforceable or ensure continued service by such individuals. See "Business -- Business Strategy" and "-- People and Culture."

IF WE EXPERIENCE LOWER BILLING AND UTILIZATION RATES OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     Our personnel costs are relatively fixed for any given period. Our personnel expense levels are based in part on expectations of future revenue. As a result, our operating results have been, and in the future will continue to be, impacted by changes in technical personnel billing and utilization rates. We may be required to increase the compensation of our employees due to the competitive market for technical personnel, which would likely result in lower billing margins. During periods of rapid and concentrated hiring, technical personnel utilization rates have been, and are expected to continue to be, adversely affected and we are likely to incur greater technical training costs. Due to these and other factors, if we are successful in expanding our services offerings and revenue, periods of variability in utilization are likely to occur. We believe, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

THERE IS INTENSE COMPETITION IN THE INTERNET SERVICES MARKET.

     The Internet services market is relatively new, intensely competitive and rapidly changing. We expect competition to continue and intensify which may adversely affect our ability to maintain or increase our market share. To be competitive, we must respond effectively to evolving changes in technology as well as to our competitors' innovations by continuing to enhance our services offerings and expand our sales channels. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively could materially adversely affect our business. Furthermore, we believe the barriers to entry into our markets are relatively low, which enable new competitors to offer competing services. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could result in a decrease in our revenues and the value of your investment.

     Many of our current and potential competitors have longer operating histories and substantially greater financial, marketing, technical and other resources. Some of these competitors have a greater ability to provide services on a national or international basis and may be able to adapt more quickly to changes in customer needs or to devote greater resources to providing Internet professional services. Such competitors may attempt to increase their presence in our markets by forming strategic alliances with other competitors or our customers, offering new or improved products and services to our customers or increasing their efforts to gain and retain market share through competitive pricing. In addition, other companies have developed particularly strong reputations in niche service offerings or local markets which may provide them with a competitive advantage. See "Business -- Competition."

WE MAY BE LIABLE TO DISSATISFIED CUSTOMERS.

     We design, develop, implement and manage Internet solutions that are critical to the operation of our customers' businesses. Defects in the solutions developed by us could result in delayed or lost revenue to our customers. Since many of our projects are critical to the operation of our customers' businesses and provide benefits that are difficult to quantify, the claim for damages by any customer could be substantial. In cases in which we have written contracts with our customers, we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts performed while rendering our services. However, the limitations of liability set forth in our contracts may not be enforceable in all instances or may not otherwise protect us from liability for damages. Additionally, we do not have written contracts with many of our customers, and therefore we have no contractual limitation of liability. We do not carry errors and omissions insurance. We intend to pursue such coverage. However, we can not assure you that such coverage will be available on terms acceptable to us. Our business, financial condition and results of operations could decline if customers successfully assert one or more large claims that exceed available insurance coverage, if any, against us.

WE MUST MANAGE OUR GROWTH EFFECTIVELY.

     We have experienced substantial growth in revenue, employees and customers during the past few years. Future growth will likely place a strain on our resources. We also expect that additional demands will be placed on our resources due to our becoming a separate company. To manage our growth effectively, we will have to develop and improve our operational, financial and other internal systems, as well as our business development capabilities. We must also continue to attract, train, retain, motivate and manage our employees.

     Our future success will depend in large part on our ability to:

     - continue to maintain high rates of employee utilization at profitable billing rates;

     - successfully execute fixed-price contracts within our target cost parameters;

     - maintain project quality, particularly if the size and scope of our projects increase; and

     - integrate the services offerings, operations and employees of acquired businesses.

     In the foreseeable future, our administrative, operational and other infrastructure resources will continue to be provided, in large part, by Intelligroup. For the near term, our ability to manage our growth effectively will depend, in part, upon Intelligroup's timely and complete performance of its obligations to provide such resources. Over the long term, our ability to manage growth will depend on our ability to develop independent internal systems, as well as our own business development capabilities. If we fail to manage our growth effectively, it could adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY NOT BE ABLE TO KEEP PACE WITH ANTICIPATED RAPID TECHNOLOGICAL CHANGES.

     Our success depends, in part, on our ability to develop solutions that keep pace with:

     - Rapidly changing Internet and other technology;

     - Evolving industry standards;

     - Changing customer objectives and standards; and

     - Frequent new services introductions.

     Any delay or failure on our part in responding quickly, efficiently and cost-effectively to these developments could result in serious harm to our business and operating results. The development and commercialization of new technologies and the introduction of new services could render our existing services obsolete or unmarketable. We cannot assure you that we will be successful in identifying, developing, marketing or implementing the new services necessary to keep pace with technological change. We must enhance existing services while developing, integrating and introducing new services offerings on a timely and cost-effective basis to keep pace with technological developments and address increasingly sophisticated customer requirements. We may experience contractual, technical or personnel difficulties that could delay or prevent our successful introduction of such new services. See
"Business -- Industry Background."

OUR SUCCESS IS DEPENDENT UPON OUR KEY PERSONNEL.

     We believe our success depends to a significant degree upon the continued service of the key members of our management team, Rajkumar Koneru, our chairman, chief executive officer and president, Ravi Singh, our chief financial officer and executive vice president and Rajan Nair, our chief operating officer, because of their industry knowledge, marketing skills and relationships with our major customers, strategic partners and employees. The loss of the services of any one of them could materially adversely affect us. See "Management -- Employment Agreements."

OUR FUTURE ACQUISITIONS MAY NEGATIVELY IMPACT OUR BUSINESS.

     A key element of our strategy is growth by acquisition. We expect to undertake acquisitions in the future, although none are planned or being negotiated as of the date of this information statement. Risks associated with an acquisition include:

     - Potential difficulty assimilating acquired personnel, operations, customers or vendors;

     - Possibility that we are unable to retain acquired personnel, customers or vendors;

     - Management of growth issues;

     - Dilution to existing shareholders in the event we have to incur debt or issue equity securities to pay for any future acquisitions;

     - Risks associated with financing;

     - Disruption of our ongoing business and distraction of our management and employees; and

     - Unanticipated expenses or liabilities or lower than expected revenues of the business acquired.

Although we intend to conduct due diligence reviews with respect to all acquisition candidates, we may not successfully identify all material liabilities or risks related to a potential acquisition candidate.

WE MAY EXPERIENCE COST OVER-RUNS ON FIXED-PRICE CONTRACTS.

     We bear the risk of cost over-runs and inflation in connection with fixed-price projects. An increasing number of our future projects may be fixed-price contracts rather than contracts billed based on actual time spent providing services. Cost over-runs for fixed-price contracts would likely result from our inaccurately estimating the time or resources required. Inaccurate estimates on our part could lead to losses on our engagements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

WE DEPEND ON INTELLIGROUP FOR MANY ADMINISTRATIVE SERVICES.

     The majority of our administrative functions are provided by Intelligroup pursuant to our contractual arrangements with Intelligroup, including most administrative, human resources and management information systems functions. We intend, over time, to further develop our own administrative infrastructure. If we are required to perform all of such functions prior to developing our own infrastructure, we will likely experience operational disruptions and increased expenses. We cannot assure you that we will be able to develop adequate administrative functions in a timely and cost-effective manner. See "Relationship with Intelligroup."

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS AND NEED TO ESTABLISH RELATIONSHIPS WITH NEW CLIENTS.

     We generally are engaged by clients on a project-by-project basis, rather than long-term contracts. As a result, clients may not engage us for future services once a project has been completed. Additionally, most of our contracts can be canceled by the customer on short notice and without significant penalty. The cancellation or significant reduction in the scope of a large contract could have a material adverse effect on our business.

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS.

     Our future success is dependent, in part, upon our proprietary implementation methodology, development tools and other intellectual property rights. In order to protect our proprietary rights, we:

     - Rely upon trade secrets, nondisclosure and other contractual arrangements;

     - Rely on copyright and trademark laws;

     - Enter into confidentiality agreements with employees, consultants and customers;

     - Limit access to and distribution of proprietary information; and

     - Require almost all employees and consultants to assign to us their rights in intellectual property developed during their employment or engagement by us.

     There can be no assurance that the steps taken by us will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights.

     We believe that our trademarks, service marks, services, methodology and development tools do not infringe on the intellectual property rights of others. There can be no assurance, however, that such a claim will not be asserted against us in the future, or that if asserted, any such claim will be successfully defended.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET.

     The Internet is new and rapidly evolving. Our future success depends on the acceptance and continued use of the Internet for conducting business. Our business will be adversely affected if commerce on the Internet does not continue to grow, or grows more slowly than anticipated. Some of the critical issues relating to Internet usage that concern businesses and consumers include:

     - Actual or perceived lack of security;

     - Cost and ease of Internet access;

     - Intellectual property ownership;

     - Potentially inadequate network infrastructure;

     - Quality of service; and

     - Uncertainty of potential taxation of electronic commerce transactions.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD AFFECT OUR BUSINESS.

     An increase in the regulation of the Internet could hinder the growth and the use of the Internet for business and commerce. Although there are currently few laws and regulations in effect, federal, state and local governmental organizations as well as foreign governments are considering a number of legislative and regulatory proposals. New laws and regulations may govern or restrict the areas of:

     - User privacy;

     - Pricing and taxation of goods and services offered over the Internet;

     - Quality of services;

     - Content of websites; and

     - Intellectual property ownership.

     We can not be certain as to how new or existing laws governing the Internet will affect our business.

WE FACE RISKS BECAUSE WE HAVE INTERNATIONAL OPERATIONS.


     Our international operations have increased in recent years. For the year ended December 31, 1999 and the three months ended March 31, 2000, approximately 31% and 28.8% of our revenues, respectively, were derived from international operations. To date, we have established foreign operations in Australia, New Zealand, the Philippines, Thailand, India and the United Kingdom. In order to expand international sales, we may establish or acquire additional foreign operations. Increasing foreign operations has required and likely will continue to require significant management attention and financial resources and could materially adversely affect our business. There can be no assurance that we will be able to increase international market demand for our services. The risks in our international business activities include:


     - Unexpected changes in regulatory environments;

     - Foreign currency fluctuations;

     - Tariffs and other trade barriers;

     - Longer accounts receivable payment cycles;

     - Difficulties in managing international operations;

     - Political instability;

     - Potential foreign tax consequences including restrictions on the repatriation of earnings; and

     - The burdens of complying with a wide variety of foreign laws and regulations.

     There can be no assurance that such factors will not have a material adverse effect on our future international sales, if any, and, consequently, on our business.

WE FACE RISKS ASSOCIATED WITH OUR OPERATIONS IN INDIA.

     We commenced Internet operations in India in October 1999. As a result, we are subject to the risks associated with doing business in India. India's central and state governments heavily regulate the Indian economy. In the recent past, the government of India has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy. Certain of these benefits that directly affect our Indian operations include:

     - Tax holidays;

     - Liberalized import and export duties; and

     - Preferential rules on foreign investment and repatriation.

     Changes in the business, political or regulatory climate of India could have a material adverse effect on our Indian business. Further, the United States has recently imposed sanctions on India in response to certain nuclear testing conducted by the Indian government. Changes in the following factors could have a material adverse effect on our business:

     - Inflation;

     - Interest rates;

     - Taxation; or

     - Other social, political, economic or diplomatic developments affecting India in the future.

RISK OF INCREASED GOVERNMENT REGULATION OF IMMIGRATION.

     In the United States, we have relied, and in the future expect to continue to rely, increasingly upon attracting and retaining personnel with technical and project management skills from other countries. The Immigration and Naturalization Service limits the number of new petitions it approves each year. Accordingly, we may be unable to obtain visas necessary to bring critical foreign employees to the United States. Any difficulty in hiring or retaining foreign nationals in the United States could increase competition for technical personnel and have a material adverse effect on our business.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock may be volatile as the stock market in general has been volatile. In addition, the stock prices for many technology and Internet-related companies, including Intelligroup, have experienced wide fluctuations which often have been unrelated to operating performance. Investors may not be able to resell their shares of common stock at acceptable prices following periods of volatility because of the market's adverse reaction to such volatility. Factors that could cause volatility in our stock price include, among other things:

     - Actual or anticipated variations in quarterly results;

     - Variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

     - Changes in earnings estimates or recommendations by securities analysts;

     - Conditions or trends in the Internet services industry;

     - Changes in the market valuations of, and earnings and other announcements by, providers of Internet professional services;

     - Announcements by us or our competitors of technological innovations;

     - Additions or departures of our key personnel; and

     - Volume and timing of sales of our common stock.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK.

     There is no public market for our common stock. We are seeking to have our common stock included for quotation on the Nasdaq National Market. We cannot assure you that an active trading market in the common stock will develop or, if one develops, that it will be sustained. Until the time that the spin-off has been completed, our common stock is fully distributed and an orderly market develops, various conditions may adversely affect the trading price of our common stock. These conditions include, among others, investor perception about us and general economic and market conditions.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD DETER OUR ACQUISITION BY A THIRD PARTY.

     Certain provisions of our Certificate of Incorporation and By-laws could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. For example, our Certificate of Incorporation eliminates the rights of shareholders to call a special meeting of shareholders or take action by written consent. In addition, our Certificate of Incorporation allows our Board of Directors to issue preferred stock without shareholder approval. Such issuances could make it more difficult for a third party to acquire us. As a New Jersey corporation, we are also subject to the New Jersey Shareholders Protection Act contained in Section 14A:10A-1. In general, Section 14A:10A-1 prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date the person became an interested shareholder, unless, among other things:

     - the board of directors approved the transaction in which such shareholder became an interested shareholder prior to the date the interested shareholder attained such status; and

     - the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation's voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose.

     A "business combination" generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested shareholder. In general, an interested shareholder is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested shareholder status, did own, 10% or more of the corporation's voting stock. See "Description of Capital Stock -- Preferred Stock" and "-- Anti-Takeover Effects of Certain Certificate of Incorporation and By-law Provisions."

ABSENCE OF DIVIDENDS.

     We have never paid, and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                  THE SPIN-OFF

REASONS FOR THE SPIN-OFF.

     The spin-off will allow us to focus solely on our Internet professional services business which requires a sales and marketing effort that is distinct from Intelligroup's. In addition, we believe that we will be able to raise capital more easily and provide better incentives for our employees as a separate publicly-traded Internet services company. The spin-off should enable us and Intelligroup to conduct business with each other's competitors and to invest in or acquire complementary businesses that will potentially solidify our competitive position in the market for Internet professional services. The spin-off will also allow Intelligroup to focus on its core business relating to the implementation of enterprise resource planning software and as an application service provider.

MANNER OF EFFECTING THE SPIN-OFF.

     The spin-off will be effected by a stock dividend paid to each holder of record of Intelligroup common stock. The spin-off ratio will be one share of our common stock for every one share of Intelligroup common stock outstanding on the spin-off record date. Intelligroup shareholders will not be required to pay for shares of our common stock received in the spin-off. Additionally, Intelligroup shareholders will not need to surrender or exchange Intelligroup common stock in order to receive shares of our common stock. All shares of our common stock received by Intelligroup shareholders in connection with the spin-off will be fully paid and non-assessable. Intelligroup shareholders do not have any appraisal rights in connection with the spin-off.


     On or about May 15, 2000 and continuing through      , 2000, Intelligroup
common stock will trade on the Nasdaq National Market with due bills attached. The due bills will entitle a purchaser of Intelligroup common stock during this period to receive one share of our common stock for each one share purchased. Accordingly, a seller of Intelligroup common stock during the due bill period will have to deliver the certificate for our common stock to the buyer of Intelligroup common stock once he or she receives our certificate. Since the Nasdaq National Market is aware of the due bill period, no notification by a purchaser or seller is necessary when trading Intelligroup common stock. If the spin-off is not completed, all due bills attaching to Intelligroup common stock will become null and void.


     In order to be entitled to receive shares of our common stock in the spin-off, Intelligroup shareholders must be holders of record of Intelligroup common stock at 5:00 p.m. New York time on the spin-off effective date, which is
expected to be      , 2000.

     The dividend agent is American Stock Transfer & Trust Company. American Stock Transfer & Trust Company will commence mailing our common stock certificates on the spin-off effective date.

RESULTS OF THE SPIN-OFF.


     Following the spin-off, we will be a separate, publicly-traded company. Immediately after the spin-off, based on the number of outstanding shares of Intelligroup common stock and the number of record holders on May 12, 2000, we expect to have 17,460,883 shares of common stock outstanding, held by approximately 90 record holders and 2,730 beneficial holders.


     Following the spin-off, Intelligroup will continue to own and operate its other business. The spin-off will not affect the number of outstanding shares of Intelligroup common stock or any rights of Intelligroup shareholders.

TRADING OF OUR COMMON STOCK.


     We are seeking to have our common stock included for quotation on the Nasdaq National Market under the symbol "SERA." Prior to the spin-off, we do not expect any public trading market for our common stock to exist except that, beginning on May 15, 2000, our common stock is expected to trade on a "when-issued" basis on the Nasdaq National Market for settlement when our common
stock is issued on      , 2000. The
term "when-issued" means trading in shares prior to the time certificates are actually available or issued. If the spin-off conditions are not satisfied and the stock dividend is not paid, all such "when-issued" trading will become null and void. If the spin-off conditions are satisfied and the stock dividend is paid on the spin-off effective date, it is expected that "regular way" trading in our common stock on the Nasdaq National Market will commence at 9:30 a.m. New
York time on      , 2000, subject to official notice of issuance.

     The shares of our common stock issued to Intelligroup shareholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us and may include certain of our officers and directors. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 under the Securities Act (with the exemption under Rule 144 not available until 90 days after the date of this information statement).

     For a discussion of certain uncertainties that should be considered when trading in our common stock, see "Risk Factors -- An Active Trading Market May Not Develop for Our Common Stock."

AGREEMENTS BETWEEN SERANOVA AND INTELLIGROUP AND RELATIONSHIP AFTER THE
SPIN-OFF.

     After the spin-off, SeraNova and Intelligroup will operate independently of each other as separate public companies. Neither SeraNova nor Intelligroup will have any beneficial stock ownership interest in the other. All employees of Intelligroup who join us will cease to be employees of Intelligroup.

     We entered into agreements with Intelligroup providing for the transfer of Intelligroup's Internet business to us prior to the spin-off. We also entered into agreements with Intelligroup that will define our responsibilities regarding the following:

     - Indemnification against certain liabilities, including liabilities for taxes;

     - Corporate transitional matters, including the transfer of assets and liabilities under employee benefit plans;

     - Space sharing and other administrative services; and

     - Allocation of taxes.

     These agreements were negotiated before the spin-off and thus were negotiated between affiliated parties. We believe that the terms of these agreements equitably reflect the benefits and costs of our ongoing relationship with Intelligroup. However, we cannot assure you that any of these agreements, or that any of the transactions provided for in these agreements, were effected on terms at least as favorable to us or to Intelligroup as could have been obtained from unaffiliated third parties. See "Relationship With Intelligroup" for a summary of such agreements, arrangements and transactions.

     Following the spin-off, additional or modified agreements, arrangements and transactions may be entered into by us and Intelligroup. Any such future agreements, arrangements and transactions will be determined through arm's-length negotiation between the parties.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     Arthur Andersen LLP has issued an opinion to Intelligroup to the effect that, among other things, the spin-off should qualify as a tax-free spin-off to Intelligroup's shareholders and Intelligroup under Section 355 of the Internal Revenue Code. The following is a summary of the material federal income tax consequences to Intelligroup's shareholders and Intelligroup expected to result from the spin-off.

     - An Intelligroup shareholder should not recognize any taxable gain or loss as a result of the spin-off.

     - An Intelligroup shareholder should apportion the tax basis for his or her Intelligroup stock on which our common stock is distributed between the Intelligroup stock and our common stock received in the spin-off in proportion to the relative fair market values of Intelligroup stock and our common stock on the date of the spin-off.


     - The holding period for our common stock received by an Intelligroup shareholder in the spin-off should include the period during which he or she held the Intelligroup stock on which our common stock is distributed, provided that the Intelligroup stock is held as a capital asset by such holder on the date of the spin-off.

     - Intelligroup should not recognize any gain or loss as a result of the spin-off.

     Current Treasury regulations require each Intelligroup shareholder who receives our common stock in the spin-off to attach to his or her federal income tax return for the year in which the spin-off occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the spin-off. Intelligroup will provide the appropriate information to each shareholder of record as of the spin-off record date.

     The summary of federal income tax consequences set forth above is for general information only and may not be applicable to shareholders who receive their shares of our common stock through the exercise of employee stock options or otherwise as compensation or who are otherwise subject to special treatment under the Internal Revenue Code. All shareholders should consult their own tax advisors as to the particular tax consequences to them, including the applicability and effect of state, local and foreign tax laws.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT/PROSPECTUS.

     This information statement/prospectus is being furnished by Intelligroup solely to provide information to Intelligroup shareholders about, subject to the satisfaction of the spin-off conditions, the receipt of our common stock pursuant to the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of Intelligroup.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings to fund future growth and development of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our earnings, financial condition, operating results and current and anticipated cash needs, as well as any economic conditions the board of directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2000 on an actual and as adjusted basis. The as adjusted information reflects the spin-off as if the spin-off had occurred on March 31, 2000.



     Note payable to Intelligroup represents $3.9 million payable to Intelligroup as of March 31, 2000. As of such date, our long-term debt was $591,000. You should read this table in conjunction with "Selected Historical Financial Data," our historical financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this information statement/prospectus.



                                                                 AS OF MARCH 31, 2000
                                                                    (IN THOUSANDS)
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Note payable to Intelligroup................................    $ 3,913        $ 3,913
                                                                =======        =======
Long-term debt..............................................        591            591
                                                                =======        =======
Shareholders' equity
Common stock: $0.01 par value 40,000,000 shares authorized:
  17,460,883 shares issued and outstanding actual(1)........        175            175
Additional paid-in capital..................................      9,992         17,558
Intelligroup investment(2)..................................      7,566             --
Accumulated comprehensive loss..............................     (5,349)        (5,349)
                                                                -------        -------
     Total shareholders' equity.............................     12,384         12,384
                                                                -------        -------
     Total capitalization...................................    $16,888        $16,888
                                                                =======        =======


---------------

(1) Excludes 750,786 vested SeraNova options as of May 12, 2000 which may be exercised prior to spin-off, the number of which will not be ascertainable until the spin-off. (See Note 10 of Notes to Combined Financial Statements.)


(2) At the time of the spin-off, the Intelligroup investment will be converted to common stock and additional paid-in capital.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data for all periods reflects the combined results of operations and financial condition of Intelligroup's Internet services business as if we had existed as a corporation separate from Intelligroup during the periods presented. The selected historical data includes the historical assets, liabilities, revenue and expenses directly related to our operations that were either specifically identified or in the case of certain selling, general and administrative expenses, allocated using methodologies which took into consideration the ratio of our revenue to the consolidated revenue of Intelligroup, headcount, occupancy or other appropriate factors. You should read the selected historical financial data together with our financial statements and the sections of this information statement entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     We derived the selected financial data presented below from our combined financial statements described in this paragraph. Arthur Andersen LLP, independent public accountants, audited our combined financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998. Their report relating to such audits appears on page F-2 of this information statement/prospectus. The historical financial data set forth below for the fiscal year ended March 31, 1997 is derived from SeraNova's audited combined financial statements not included in this information statement. The historical financial data set forth below as of March 31, 2000 and 1996, and for the three months ended March 31, 2000 and 1999 are derived from SeraNova's unaudited combined financial statements. In our opinion, these unaudited combined financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.

                         SERANOVA, INC. AND AFFILIATES

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                FOR THE THREE     FOR THE YEAR   FOR THE NINE
                                MONTHS ENDED         ENDED       MONTHS ENDED
                                  MARCH 31,       DECEMBER 31,   DECEMBER 31,   FOR THE YEARS ENDED MARCH 31,
                              -----------------   ------------   ------------   ------------------------------
                               2000      1999       1999(3)        1998(1)        1998       1997       1996
                              -------   -------   ------------   ------------   --------   --------   --------
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $16,176   $ 7,988     $39,795        $12,438      $ 8,995    $ 9,200    $ 9,347
Cost of sales...............    8,389     4,649      22,475          7,315        4,797      4,949      4,664
                              -------   -------     -------        -------      -------    -------    -------
Gross profit................    7,787     3,339      17,320          5,123        4,198      4,251      4,683
                              -------   -------     -------        -------      -------    -------    -------
Selling, general and
  administrative expenses...   11,319     2,726      17,605          5,106        3,812      4,092      3,576
Depreciation and
  amortization..............      472       135       1,131            102          133        150        119
                              -------   -------     -------        -------      -------    -------    -------
         Total operating
           expenses.........   11,791     2,861      18,736          5,208        3,945      4,242      3,695
                              -------   -------     -------        -------      -------    -------    -------
Operating income (loss).....   (4,004)      478      (1,416)           (85)         253          9        988
Other income (expense),
  net.......................     (185)      (19)        (80)           (66)          13        (80)        13
                              -------   -------     -------        -------      -------    -------    -------
Income (loss) before income
  taxes.....................   (4,189)      459      (1,496)          (151)         266        (71)     1,001
Provision (benefit) for
  income taxes..............   (1,110)      179        (235)           401          519        172        470
                              -------   -------     -------        -------      -------    -------    -------
Net income (loss)...........  $(3,079)  $   280     $(1,261)       $  (552)     $  (253)   $  (243)   $   531
                              =======   =======     =======        =======      =======    =======    =======
Net income (loss) per common
  share -- basic and
  diluted(2)................  $ (0.18)  $  0.02     $ (0.08)       $ (0.03)     $ (0.02)   $ (0.01)   $  0.03
                              =======   =======     =======        =======      =======    =======    =======
Shares used in per share
  calculation of net income
  (loss) -- basic and
  diluted(2)................   16,785    16,629      16,629         16,629       16,629     16,629     16,629
                              =======   =======     =======        =======      =======    =======    =======
BALANCE SHEET DATA:
  (AT PERIOD END)
Cash........................  $   592               $   611        $   677      $   368    $   635    $ 1,237
Working capital (deficit)...    4,216                  (776)          (424)         145        565      1,152
Total assets................   24,991                18,880          5,775        3,216      2,402      4,026
Long-term debt..............      591                   618             --          219        521        523
Shareholders' equity........   12,384                 4,970            392          241        536        925


---------------
(1) Effective April 1, 1998, SeraNova changed its fiscal year from March 31 to December 31.

(2) See Note 2 to SeraNova's Combined Financial Statements.

(3) On January 8, 1999, Intelligroup, Inc. acquired the common stock of Network Publishing, Inc. in a purchase business combination. The results of operations of Network Publishing, Inc. have been included above since the date of acquisition. Pro forma results for the period January 1, 1999 to January 7, 1999 are not material to SeraNova's combined financial statements for the year ended December 31, 1999.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our combined financial statements and the notes related to combined financial statements contained elsewhere in this information statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. SeraNova's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this information statement/ prospectus.

OVERVIEW

     SeraNova provides Internet professional services to businesses. We design and implement Internet-based software applications that help companies manage procurement, sell products and services, provide customer service, conduct supplier transactions and communicate with their employees over the Internet. We offer a comprehensive set of services, including strategy consulting, creative design, technology implementation and maintenance of Internet-based software applications. In all of our client engagements, we apply SeraNova's Time-to-Market Approach, our proprietary methodology, to deliver these services. We believe that our services allow our clients to gain competitive advantages by enabling them to penetrate existing markets, enter new markets, reduce operational costs, improve customer service, shorten product development cycles and enhance employee productivity. We focus on five industry markets -- financial services, telecommunications, automotive, technology and healthcare. Most of the services we provide are for clients within the United States. In addition to our domestic offices, we maintain a presence in multiple locations in the Asia-Pacific region, India and the United Kingdom.


     We generally bill our services based on the actual time spent providing services. For the three months ended March 31, 2000, approximately 95% of our revenues were derived from such time and materials contracts and arrangements. Revenues related to time and materials contracts are typically recognized when the services are provided. Revenues with respect to fixed-price contracts are recognized in proportion to the costs incurred. American Express accounted for approximately 38% of the total revenues for the three months ended March 31, 2000. Another client, Volkswagen of America, accounted for approximately 11% of total revenues during the same period. No other client accounted for more than 10% of revenues for the three months ended March 31, 2000. Six clients, including American Express, accounted for approximately 50% of total revenue for the year ended December 31, 1999. We anticipate that such client concentration will continue for the foreseeable future. To effectively address the market demand, and to remain competitive, our clients tend to pursue multiple Internet initiatives at the same time. By proactively developing a strong relationship with our key clients, we expect to benefit from such initiatives, but to the extent our significant clients use fewer of our services or terminate their relationship with us, our revenues could decline materially. This could result in a significant negative impact on our business and operations. Our results from quarter to quarter may vary based upon various factors such as changes in our pricing policies, variations in billing margins and personnel utilization rates, length of our sales cycle, our ability to recruit technical personnel, the acceptance of our new services offerings and fluctuation in foreign exchange rates.


     Our cost of sales represent the costs to provide our professional services and include compensation, benefits, consultant-training and expenses incurred by our personnel that are not billable to our clients. They do not include expenses relating to our sales and marketing efforts. Given the supply-constrained market, we anticipate that our cost per professional will increase in future quarters. Our typical client engagement lasts between three and six months, and any early termination or postponement of a large project or of several projects could significantly impact revenues in any given quarter and result in lower gross margins.

     Selling, general and administrative expenses include costs associated with a range of sales and sales support functions such as salaries, commissions and related expenses for our salesforce; salaries and bonuses of executives, marketing, information technology, human resources and other administrative personnel; marketing expenses, facilities costs, technology expenditures, professional services and fees and other general corporate costs. Beginning in the fourth quarter of 1999, we made, and anticipate making, significant marketing investments to build a visible SeraNova brand among prospects and potential employees, and to reorganize our sales process. To that end, we have retained Mueller Shields, a leading sales and marketing strategy firm, based in Los Angeles. While some of these expenses may occur only one time, a significant portion of these expenses should continue to be part of our selling, general and administrative expenses, whether the services are provided by Mueller Shields or otherwise. More than 85% of Mueller Shields's fees will be paid on a time and materials basis. We expect selling, general and administrative expenses to increase in absolute dollars, and increase in the short term as a percentage of revenue, as we invest in new infrastructures and strategic initiatives and incur additional costs required to grow our business and operations.

     We expect to incur significant sales and marketing, infrastructure development and general and administrative expenses. As a result, we anticipate losses through at least the third quarter of 2000. In order to achieve profitability, we will need to control costs associated with building an infrastructure as well as increase our revenues. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We cannot assure you that we will be able to contain costs, grow revenue or increase profitability.

     In November 1998, Intelligroup acquired Azimuth Consulting Limited, Azimuth Holdings Limited, Braithwaite Richmond Limited and Azimuth Corporation Limited (the "Azimuth Companies"), by exchanging 902,928 shares of Intelligroup common stock for all the common stock of the Azimuth Companies. The acquisition of the Azimuth Companies was accounted for as a pooling of interests. Accordingly, all prior period combined financial statements contain the financial results and financial position of Azimuth Companies. In January 1999, Intelligroup acquired Network Publishing, Inc., a Utah-based Internet consulting firm, for a combination of cash paid up front and an additional consideration amount payable upon the achievement of certain operating results. In July 1999, Intelligroup and the owners of Network Publishing, Inc. agreed that this additional consideration was approximately $2.43 million, and would no longer be contingent on any operating performance. However, Intelligroup at its discretion, could pay the amount either in cash, or in its common stock. Intelligroup paid approximately $340,000 in cash and issued 99,558 shares of its common stock in connection with such agreement on January 8, 2000. This acquisition has been accounted for using the purchase method. The excess of the purchase price over net tangible assets acquired has been allocated to intangible assets and goodwill and is being amortized over five years. The financial results of Network Publishing, Inc. have been included in the combined financial statements since the date of acquisition. The management and operations of the Azimuth Companies and Network Publishing, Inc. have now been integrated into SeraNova. SeraNova's U.S. Internet business commenced in mid 1997. Prior to such period, all operating results are those of the Azimuth Companies.

     Prior to September 1999, Intelligroup did not account for our business as a separate unit or division. In presenting our historical financial statements for all periods, we specifically identified all revenue, cost of sales, other income (expense) and certain selling, general and administrative expenses incurred by Intelligroup on our behalf. Other selling, general and administrative expenses were allocated using methodologies which took into consideration the ratio of our revenue to the consolidated revenue of Intelligroup, head count, occupancy and other factors. However, we cannot assure you that our historical financial information prior to December 31, 1999 necessarily reflects what the results of operations, financial position and cash flows would have been had we been a separate company, or is indicative of our future results of operations, financial positions and cash flows.

RESULTS OF OPERATIONS


                                          FOR THE THREE                      FOR THE
                                           MONTHS ENDED       FOR THE       NINE-MONTH     FOR THE
                                            MARCH 31,        YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                         ----------------   DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                          2000      1999        1999           1998          1998
                                         -------   ------   ------------   ------------   ----------
                                                               (IN THOUSANDS)
Revenues...............................  $16,176   $7,988     $39,795        $12,438        $8,995
Cost of sales..........................    8,389    4,649      22,475          7,315         4,797
                                         -------   ------     -------        -------        ------
  Gross profit.........................    7,787    3,339      17,320          5,123         4,198
Operating expenses:
Selling, general and administrative
  expenses.............................   11,319    2,726      17,605          5,106         3,812
Depreciation and amortization..........      472      135       1,131            102           133
                                         -------   ------     -------        -------        ------
     Total operating expenses..........   11,791    2,861      18,736          5,208         3,945
                                         -------   ------     -------        -------        ------
     Operating income (loss)...........   (4,004)     478      (1,416)           (85)          253
Other income (expenses), net:
Interest expense.......................     (181)     (21)        (82)           (14)          (10)
Other income (expense), net............       (4)       2           2            (52)           23
                                         -------   ------     -------        -------        ------
     Total other income (expenses),
       net.............................     (185)     (19)        (80)           (66)           13
                                         -------   ------     -------        -------        ------
Income (loss) before income taxes......   (4,189)     459      (1,496)          (151)          266
Provision (benefit) for income taxes...   (1,110)     179        (235)           401           519
                                         -------   ------     -------        -------        ------
  Net income (loss)....................  $(3,079)  $  280     $(1,261)       $  (552)       $ (253)
                                         =======   ======     =======        =======        ======



                                          FOR THE THREE                      FOR THE
                                          MONTHS ENDED        FOR THE       NINE-MONTH     FOR THE
                                            MARCH 31,        YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                         ---------------    DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                         2000      1999         1999           1998          1998
                                         -----     -----    ------------   ------------   ----------
As a Percentage of Revenues:
Revenues...............................  100.0%    100.0%     100.0%         100.0%        100.0%
Cost of sales..........................   51.9      58.2        56.5           58.8          53.3
                                         -----     -----       -----          -----         -----
  Gross profit.........................   48.1      41.8        43.5           41.2          46.7
Operating expenses:
Selling, general and administrative
  expenses.............................   70.0      34.1        44.2           41.1          42.4
Depreciation and amortization..........    2.9       1.8         2.9            0.8           1.5
                                         -----     -----       -----          -----         -----
     Total operating expenses..........   72.9      35.9        47.1           41.9          43.9
                                         -----     -----       -----          -----         -----
     Operating income (loss)...........  (24.8)      5.9        (3.6)          (0.7)          2.8
Other income (expenses), net:
  Interest expense.....................   (1.1)     (0.3)       (0.2)          (0.1)         (0.1)
  Other income (expense)...............    0.0       0.0         0.0           (0.4)          0.3
                                         -----     -----       -----          -----         -----
     Total other income (expenses),
       net.............................   (1.1)     (0.2)       (0.2)          (0.5)          0.2
                                         -----     -----       -----          -----         -----
Income (loss) before income taxes......  (25.9)      5.7        (3.8)          (1.2)          3.0
Provision (benefit) for income taxes...   (6.9)      2.2        (0.6)           3.2           5.8
                                         -----     -----       -----          -----         -----
  Net income (loss)....................  (19.0)%     3.5%       (3.2)%         (4.4)%        (2.8)%
                                         =====     =====       =====          =====         =====



THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



     Revenues. Revenues increased by $8.2 million, or 102.5%, to $16.2 million in the first three months of 2000 from $8.0 million in the first three months of 1999. This increase in revenue is due to both increases in the number of clients and increases in the size of engagements from expansion of U.S. operations plus the continued development of Indian operations which began in the fourth quarter of 1999. Revenues from U.S. operations increased by $6.1 million, or 113.1%, to $11.5 million for the three months ended March 31, 2000 from $5.4 million for the comparable period in 1999. Revenues from India operations for the three months ended March 31, 2000 were $2.1 million.

     Gross profit. Gross profit is revenue less cost of revenue. Cost of revenue consists primarily of salaries and associated employee benefits for personnel directly assigned to client projects and non-reimbursed direct expenses incurred to complete projects. During the first three months of 2000, gross profit increased by $4.5 million, or 133.2%, to $7.8 million, from $3.3 million in the first three months of 1998. This increase is primarily attributable to the continued expansion of U.S. and India operations. Gross profit as a percentage of total revenues increased by 6.3% to 48.1% for the first three months of 2000 as compared to 41.8% for the same period in 1999. Gross profit percentage is influenced by the overall utilization of consulting personnel and by billing rates as compared to consultant rates. The increase in gross profit percentage reflects the impact of higher margins from Indian operations and higher utilization rates for U.S. personnel.



     Selling, general and administrative expenses. Selling, general and administrative expenses include all costs including salaries not included within cost of revenue. These expenses increased by $8.6 million, or 315.2%, to $11.3 million in the first three months of 2000 from $2.7 million in the same period in 1999. The increase in selling, general and administrative expenses is due primarily to substantial investments in marketing and in the development of sales and administrative infrastructures for U.S. and overseas operations during the first quarter of 2000. Marketing related expenses increased by more than $1.6 million and sales and administrative salaries increased by $3.9 million for the period ended March 31, 2000 compared with the same period in 1999.



     Depreciation and amortization. Depreciation and amortization increased $337,000, or 249.6%, to $472,000 in the first quarter of 2000 from $135,000 for the comparable period of 1999. Depreciation and amortization also increased as a percentage of total revenues to 2.9% in the first three months of 2000 from 1.7% in the first three months of 1999. Both the actual and percentage increases are due to amortization expense associated with the acquisition of Network Publishing and the major investment in capital expenditures for expansion of U.S. and foreign operations.



     Other income (expense), net. Other income (expense), net decreased $166,000 to a net expense of $185,000 in the first three months of 2000 from a net expense of $19,000 in the first three months of 1999. The decrease is primarily a result of an increase of $155,000 in interest expense on cash advances during the first quarter of 2000 for capital expenditures and working capital related to the expansion of foreign and U.S. operations.



     Provision for income taxes. Income tax expense represents combined federal, state and foreign taxes. SeraNova had an income tax benefit of $1.1 million on pretax losses of $4.2 million for the first quarter of 2000 compared to an income tax provision of $179,000 on pretax profits of $459,000 for the comparable period in 1999. The effective tax rate for the first three months of 2000 was 26.4% as compared with 39.0% for the similar period in 1999. The lower effective tax rate for the first quarter of 2000 was due primarily to losses incurred in certain foreign countries and states for which a valuation allowance was provided, thus reducing the tax benefit.



     Net loss. Net loss increased by $3.4 million to a net loss of $3.1 million for the first quarter of 2000 from a net income of $280,000 for the comparable period of 1999. The primary reason for the net loss for the three months ended March 31, 2000 is due to planned increases in selling, general and administrative expenses for the continued expansion of operations in the U.S. and abroad, specifically India and the United Kingdom. (See discussion of selling, general and administrative expenses above.)


TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1998

     Revenues. Revenues increased by $27.4 million, to $39.8 million for the year ended December 31, 1999 compared with $12.4 million for the nine-month period ended December 31, 1998. This increase would equate to $23.3 million, or 141.2%, if the nine-month period were annualized. The increase in revenue is the result of an increase in the number of clients and an increase in the average size of engagements, as well as the acquisition of Network Publishing, Inc. on January 8, 1999. Network Publishing, Inc. accounted for approximately $5.9 million, or 14.8%, of total revenue for the year ended December 1999. U.S. based revenue, exclusive of Network Publishing, increased $15.5 million during the year ended December 31, 1999 to $21.5 million from $6.0 million for the nine-month period ended December 31, 1998. U.S. billing rates increased by

5.4% and the number of billable consultants increased from 153 to 249, or 62.8%, for the year ended December 31, 1999. The Azimuth Companies' revenue increased by $2.8 million, or 32.3% for the year 1999 as compared with an annualized 1998. This increase in sales is due to Azimuth's expansion into additional foreign markets.

     Gross profit. Gross profit represents revenues less cost of sales. Cost of sales consists primarily of salaries and associated employee benefits for personnel directly assigned to client projects and non-reimbursed direct expenses incurred to complete projects. For the year ended December 31, 1999, gross profit increased by $12.2 million to $17.3 million from $5.1 million in the nine months ended December 31, 1998. This increase would equate to a $10.5 million, or 153.6% for the year 1999 versus an annualized 1998. The primary reasons for this increase is the expansion of U.S. operations, the addition of Network Publishing, Inc. in January 1999, and an increase in profitability in the Azimuth Companies' operations. U.S. operations, exclusive of Network Publishing, increased by $4.8 million during the year ended December 31, 1999 compared to the nine-month period ended December 31, 1998 or $4.1 million (151.8%) compared to an annualized 1998. Network Publishing contributed $4.1 million of gross profit during the year 1999. The Azimuth Companies gross profit increased from $3.1 million during the nine months ended December 31, 1998 to $5.7 million for the year ended December 31, 1999. This is a 38.0% increase of 1999 over 1998 on an annualized basis. Gross profit as a percentage of total revenues increased by 2.3% to 43.5% for 1999 as compared to 41.2% for the nine months ended December 31, 1998. The gross profit percentage is primarily affected by two factors: the overall utilization of consulting personnel and average billing rates less consultant payroll rates. Employee utilization could be impacted by multiple factors including increases in recruiting, rapid growth or reduction of number or size of projects.

     Selling, general and administrative expenses. Selling, general and administrative expenses include sales and administrative salaries and related benefit costs, occupancy costs, professional fees, and other costs. These expenses increased $12.5 million, or 245.0%, to $17.6 million for the year ended December 31, 1999 from $5.1 million in the nine month period ended December 1998. This would equate to an increase of $10.8 million, or 158.8%, for the year 1999 over an annualized 1998. Selling, general and administrative expenses increased slightly as a percentage of total sales to 44.2% for the year ended December 31, 1999 compared to 41.1% for the nine months ended December 31, 1998. The primary reasons for the large increase in actual selling, general and administrative expenses during 1999 as compared with an annualized 1998 were: 1) costs associated with the acquisition of Network Publishing, Inc., 2) the continued investment in the expansion of U.S. operations, 3) an emphasis on marketing and development of SeraNova during 1999 and 4) costs associated with the spin-off of SeraNova.

     Depreciation and amortization. Depreciation and amortization increased $1.0 million, or 1008.8%, to $1.1 million for the year ended December 31, 1999 from $102,000 in the nine months ended December 31, 1998. This would equate to an increase of $995,000, or 731.6% based on an annualization of 1998. The primary reasons for the significant increase in depreciation and amortization during 1999 are the acquisition of Network Publishing and the expansion of U.S. based operations. Amortization of goodwill and intangible assets related to the acquisition were $569,000 for 1999 plus depreciation of $279,000 from Network Publishing operations. Depreciation related to U.S. operations increased by $165,000 during 1999 as compared to the nine months ended December 31, 1998.

     Other income (expense), net. Other income (expense), net decreased $14,000, or 21.2%, to a net expense of $80,000 for the year ended December 31, 1999 as compared to a net expense of $66,000 for the nine months ended December 31, 1998. The decrease is primarily the result of additional interest expenses of $77,000 in 1999 from Network Publishing operations.

     Provision for income taxes. Income tax expense represents combined federal, state and foreign taxes. Our income tax benefit is $235,000 on pretax losses of $1.5 million for the year ended December 31, 1999 compared to a tax provision of $401,000 on pretax loss of $151,000 for the comparable period in 1998. The effective tax rate for the year ended 1999 was (15.7)% as compared with 265.5% for the nine months ended December 31, 1998. The low effective tax rate benefit for 1999 was due to income taxes incurred in certain foreign countries which were not able to be offset against domestic operations. The high effective tax rate for

1998 was due to income taxes incurred by the Azimuth Companies that were not able to be offset against losses in other foreign jurisdictions. Our India operation, which commenced in the fourth quarter of 1999, has a tax holiday for ten years, thus no income taxes have been provided on their earnings.

     Net loss. Net loss increased by $709,000, or 128.4%, to $1.3 million for the year ended December 31, 1999 from $552,000 for the nine months ended December 31, 1998. This would equate to a net loss increase of $525,000, or 71.3%, if the nine-month period were annualized. The primary reason for the increase in net loss for the year ended December 31, 1999 was an increase in depreciation and amortization expense of $1.0 million over the nine-month period ended December 31, 1998. Such increase amounted to $840,000 calculated on an after-tax basis.

NINE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED MARCH 31,
1998

     Revenues. Revenues increased $3.4 million, or 38.3%, to $12.4 million for the nine-month period ended December 31, 1998 from $9.0 million for the twelve-month period ending March 31, 1998. This increase would equate to an increase of $7.5 million, or 84.4%, if the nine-month period was annualized. This increase is due primarily to the rapid expansion of U.S. operations from start up in the last calendar quarter of 1997. U.S. revenues increased by $3.9 million to $6.0 million for the nine-month period ended December 31, 1998 compared to $2.1 million for the twelve-month period ended March 31, 1998. Revenues from foreign operations were relatively equal for the nine-month period ended December 31, 1998 and the twelve month period ended March 31, 1998 at $6.4 million and $6.9 million, respectively. Annualization of the nine-month period ended December 31, 1998 would equate to an increase of 23.2% over the twelve-month period ended March 31, 1998. Revenue increases were the result of growth in both the size and number of client projects.

     Gross profit. Gross profit increased $924,000, or 22.0%, to $5.1 million over the nine-month period ending December 31, 1998 from $4.2 million for the twelve month period ended March 31, 1998. Annualization of the nine-month period would equate to an increase of $2.6 million, or 62.7% over the twelve-month period ended March 31, 1998. These increases are primarily attributable to rapid expansion of U.S. operations during 1998. Gross profit from U.S. operations increased $1.3 million for the nine-month period ending December 31, 1998 compared with the twelve-month period ended March 31, 1998. Gross profit as a percentage of total revenues decreased to 41.2% for the nine-month period ended December 31, 1998 from 46.7% for the twelve-month period ended March 31, 1998. The decrease in gross margin percentage is primarily due to lower utilization rates attained during expansion of the U.S. operations and, therefore, higher costs as compared with the established foreign operations.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.3 million, or 34.0%, to $5.1 million in the nine-month period ended December 31, 1998 from $3.8 million for the twelve-month period ended March 31, 1998. This increase would equate to an increase of $3.0 million, or 78.6%, if the nine-month period were annualized. Selling, general and administrative expenses decreased as a percentage of total revenue to 41.1% for the nine-month period ended December 31, 1998 from 42.4% for the twelve-month period ended March 31, 1998. The increase in actual dollars is primarily due to the additional investment in U.S. operations and a one-time charge of $659,000 incurred in the nine months ended December 31, 1998. This one time charge is for legal and accounting fees associated with the sale of the Azimuth Companies to Intelligroup, Inc.

     Depreciation and amortization. Depreciation and amortization decreased $31,000, or 23.6%, to $102,000 in the nine-month period ended December 31, 1998 from $133,000 in the twelve-month period ended March 31, 1998. If the nine-month period were annualized, depreciation and amortization would increase $3,000, or 1.9% to approximately $136,000. This increase in depreciation and amortization expense over the twelve-month period was due to an increase in depreciation on the increased asset base in the U.S. somewhat offset by a reduction in depreciation expense on foreign operations. The decrease in foreign depreciation expense is primarily due to a smaller asset base.


     Other income (expense), net. Other income (expense), net decreased $79,000, or 597.8%, to a net expense of $66,000 in the nine-month period ended December 31, 1998 from a net income of $13,000 in the twelve-month period ended March 31, 1998. If the nine-month period were annualized to twelve months, the decrease would be approximately $101,000. The decrease is principally due to losses incurred on currency fluctuations relating to foreign operations during the nine-month period ended December 31, 1998 compared with gains on currency fluctuations during the comparative twelve-month period ended March 31, 1998.

     Provision for income taxes. Income tax expense represents combined federal, state and foreign taxes. Our income tax provision was $401,000 on pretax losses of $151,000 for the nine-month period ended December 31, 1998 compared with $519,000 on pretax profits of $266,000 for the twelve-month period ended March 31, 1998. The high effective income tax rates in these periods were due to income taxes incurred by the Azimuth Companies in certain foreign countries that were not able to be offset against losses in New Zealand.

     Net loss. Net loss increased by $299,000, or 118.2%, to $552,000 during the period ended December 31, 1998 compared to a net loss of $253,000 for the year ended March 31, 1998. This would equate to net loss increase of $483,000, or 190.9%, if the nine-month period were annualized. The primary reason for the increase in net loss was due to a decrease in gross margin as a percentage of revenues for the nine months ended December 31, 1998 compared to the twelve months ended March 31, 1998.

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following table presents certain condensed unaudited quarterly financial information for each of the eight most recent quarters in the period ended March 31, 2000. This information is derived from our unaudited financial statements that include, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods. This table should be read in conjunction with the audited Combined Financial Statements and Notes thereto beginning on page F-1 of this information statement/prospectus.



                                                                       QUARTER ENDED
                                  ---------------------------------------------------------------------------------------
                                  MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,
                                    2000       1999       1999        1999       1999       1998       1998        1998
                                  --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                      (IN THOUSANDS)
Revenues.......................   $16,176    $12,722     $10,471     $8,614     $7,988     $4,811     $4,169      $3,525
Cost of sales..................     8,389      6,869       6,091      4,866      4,649      2,898      2,534       1,924
                                  -------    -------     -------     ------     ------     ------     ------      ------
  Gross profit.................     7,787      5,853       4,380      3,748      3,339      1,913      1,635       1,601
Operating expenses:
  Selling, general and
    administrative expenses....    11,319      7,808       3,698      3,373      2,726      2,327      1,525       1,250
  Depreciation and
    amortization...............       472        501         350        145        135         75          2          45
                                  -------    -------     -------     ------     ------     ------     ------      ------
  Total operating expenses.....    11,791      8,309       4,048      3,518      2,861      2,402      1,527       1,295
                                  -------    -------     -------     ------     ------     ------     ------      ------
  Operating income (loss)......    (4,004)    (2,456)        332        230        478       (489)       108         306
Other (expenses) income, net...      (185)       (43)         (5)       (13)       (19)      (156)       106         (12)
                                  -------    -------     -------     ------     ------     ------     ------      ------
Income (loss) before income
  taxes........................    (4,189)    (2,499)        327        217        459       (645)       214         294
Provision (benefit) for income
  taxes........................    (1,110)      (684)        205         65        179        (69)       420          67
                                  -------    -------     -------     ------     ------     ------     ------      ------
Net income (loss)..............   $(3,079)   $(1,815)    $   122     $  152     $  280     $ (576)    $ (206)     $  227
                                  =======    =======     =======     ======     ======     ======     ======      ======

                                                                        QUARTER ENDED
                                   ---------------------------------------------------------------------------------------
                                   MAR. 31    DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,
                                     2000       1999       1999        1999       1999       1998       1998        1998
                                   --------   --------   ---------   --------   --------   --------   ---------   --------
As a Percentage of Revenues:
Revenues........................    100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%
Cost of sales...................     51.9       54.0        58.2       56.5       58.2       60.2        60.8       54.6
                                    -----      -----       -----      -----      -----      -----       -----      -----
  Gross profit..................     48.1       46.0        41.8       43.5       41.8       39.8        39.2       45.4
Operating expenses:
  Selling, general and
    administrative expenses.....     70.0       61.4        35.3       39.2       34.1       48.3        36.6       35.5
  Depreciation and
    amortization................      2.9        3.9         3.3        1.7        1.7        1.6         0.1        1.2
                                    -----      -----       -----      -----      -----      -----       -----      -----
  Total operating expenses......     72.9       65.3        38.6       40.9       35.8       49.9        36.7       36.7
                                    -----      -----       -----      -----      -----      -----       -----      -----
  Operating income (loss).......    (24.8)     (19.3)        3.2        2.6        6.0      (10.1)        2.5        8.7
Other (expenses) income, net....     (1.1)      (0.3)       (0.1)      (0.2)      (0.2)      (3.3)        2.5       (0.3)
                                    -----      -----       -----      -----      -----      -----       -----      -----
Income (loss) before income
  taxes.........................    (25.9)     (19.6)        3.1        2.4        5.8      (13.4)        5.0        8.4
Provision (benefit) for income
  taxes.........................     (6.9)      (5.4)        2.0        0.8        2.2        1.4        10.1        2.0
                                    -----      -----       -----      -----      -----      -----       -----      -----
Net income (loss)...............    (18.9)%    (14.2)%       1.1%       1.6%       3.6%     (12.0)%      (5.1)%      6.4%
                                    =====      =====       =====      =====      =====      =====       =====      =====



LIQUIDITY AND CAPITAL RESOURCES



     Our principal capital requirements are to fund working capital needs and capital expenditures in order to support revenue growth. Historically, SeraNova's business has operated as a division or subsidiary of Intelligroup. As a result, Intelligroup has managed most of our cash, capital resources and cash management functions. We have not independently maintained or managed any cash or independently sought external sources of financing. Following the proposed spin-off, we intend to maintain a separate and independent cash management system, as well as seek separate financing. See "Relationship with Intelligroup."



     For the three months ended March 31, 2000, net cash used in operating activities totaled $3.8 million. Cash provided from operations included $1.5 million from an increase in accounts payable, $1.6 million from accrued payroll and related costs increase, $581,000 provision for doubtful accounts, and $472,000 from depreciation and amortization. This was offset by a net loss of $3.1 million, a $2.7 million increase in accounts receivable, a $1.7 million increase in unbilled services, and a net increase in other assets of $633,000. The increases in accounts receivable and unbilled services were primarily due to increased operations within the U.S. and India. For the three months ended March 31, 1999, net cash used in operating activities was $555,000. The principal uses of funds were an increase in accounts receivable of $923,000, an increase in unbilled services of $980,000 and a $519,000 increase in other current assets. This was offset by an increase in accrued payroll and related expenses of $639,000 and an increase in accrued expenses and other liabilities of $804,000.



     For the year ended December 31, 1999, net cash used in operating activities totaled $6.1 million. Cash was provided by $1.1 million from depreciation and amortization, $410,000 from accrued payroll and related costs increase and $288,000 from an increase in accounts payable. This was offset by a $3.8 million increase in accounts receivable, a $2.7 million increase in unbilled services and a net loss of $1.3 million. The increase in accounts receivable and unbilled services was primarily due to the increased operations within the U.S. and the acquisition of Network Publishing, Inc. In the nine months ended December 31, 1998, net cash used in operating activities was $466,000. The principal uses of funds were the net loss of $552,000, an increase in accounts receivable of $1.1 million, an increase in unbilled services of $648,000 and an increase of $174,000 in other current assets. This was offset by an increase in accounts payable of $250,000 and increases in accrued expenses of $1.4 million.



     Capital expenditures for the three months ended March 31, 2000 and 1999 were $2.2 million and $268,000, respectively, for computers, furniture, equipment and leasehold improvements. Capital expenditures for the year ended December 31, 1999 and the nine months ended December 31, 1998 were $2.2 million and

$603,000, respectively. Capital expenditures are expected to continue to be significant at least through the next two quarters of 2000.



     On January 8, 1999, Intelligroup acquired all of the shares of outstanding capital stock of Network Publishing, Inc. The acquisition was accounted for utilizing the purchase method of accounting. The purchase price included an initial cash payment in the aggregate of $1.8 million together with a cash payment of $200,000 to be held in escrow and acquisition costs of $165,000 and resulted in costs in excess of fair value of net tangible assets acquired of $1.6 million. In addition, the purchase price also included an earnout payment of up to $2.2 million in restricted shares of Intelligroup and up to $354,000 in cash. In July 1999, Intelligroup and the former shareholders of Network Publishing, Inc. agreed to amend the agreements to eliminate the earnout and fix the additional consideration amount to $2.4 million payable at the option of Intelligroup in common stock or cash. As of December 31, 1999, SeraNova recorded this transaction as an addition to goodwill. On January 8, 2000, Intelligroup made a cash payment of $340,000 with the balance paid in Intelligroup common stock to satisfy the obligation.



     The foregoing cash flows are not necessarily indicative of the cash flows that would have resulted if we were a separate entity.



     Note Payable to Intelligroup represents a calculation of net borrowings from Intelligroup. Although no formal note existed, SeraNova has agreed to repay such amounts. On January 1, 2000, such borrowings were converted to amounts repayable by SeraNova to a bank under a revolving credit facility agreement of Intelligroup, Inc. Effective January 1, 2000, SeraNova became a co-borrower and additional guarantor under Intelligroup's revolving credit agreement with a bank.



     On January 29, 1999, Intelligroup entered into a three-year revolving credit facility agreement with a bank. The credit agreement with the bank was comprised of a revolving line of credit pursuant to which Intelligroup could borrow up to $30,000,000 either at the bank's prime rate per annum or the EuroRate plus 2% (at Intelligroup's option). The credit agreement contained certain covenants which, among other things, required Intelligroup to (i) maintain a minimum consolidated cash flow leverage ratio, (ii) maintain a minimum consolidated net worth, and (iii) maintain a minimum fixed charge coverage ratio, all as defined in the credit agreement. At Intelligroup's option, for each loan, interest shall be computed either at the bank's prime rate per annum or the Adjusted Libor Rate plus the Applicable Margin, as defined.



     As a result of the restructuring and other special charges incurred during the quarter ended June 30, 1999, Intelligroup was not in compliance with the consolidated cash flow leverage ratio and consolidated net worth financial covenants at June 30, 1999. On August 12, 1999, the bank notified Intelligroup that such non-compliance constituted an event of default under the credit agreement. At September 30, 1999, while Intelligroup was in compliance with the consolidated net worth financial covenant, it was not in compliance with the consolidated cash flow leverage ratio and minimum fixed charge coverage ratio financial covenants. On January 26, 2000, Intelligroup finalized with the bank the terms of a waiver and amendment to the credit agreement to remedy defaults that existed under the credit agreement. The terms of the waiver and amendment include, among other things, (i) a $15,000,000 reduction in availability under the credit agreement, (ii) a first priority perfected security interest on all assets of Intelligroup and its domestic subsidiaries and (iii) modification of certain financial covenants and a waiver of prior covenant defaults. Under Intelligroup's credit agreement, it must maintain the following financial covenants among others. Intelligroup must maintain a minimum consolidated net worth of $45.4 million at March 31, 2000, $47.8 million at June 30, 2000 and $50.2 million at September 30, 2000. Additionally, Intelligroup must maintain consolidated cash flow leverage ratios equal to or less than 2.50 to 1.0 for the period of four consecutive fiscal quarters immediately preceding the date of determination taken together as one accounting period. Intelligroup also must not cause or permit a fixed charge coverage ratio, calculated on the basis of a rolling four quarters of (a) consolidated earnings before interest, taxes, depreciation and amortization to (b) the sum of cash income tax expense plus interest expense (including, without limitation, the interest component of capitalized lease obligations), plus scheduled principal payments under any indebtedness (including, without limitation, the principal component of capitalized lease obligations but excluding principal payments, if any, due under the loan agreement), plus dividends or distributions paid or declared to be less than 1.4 to 1.0 as at the end of each fiscal quarter. Further, Intelligroup must have a consolidated earnings before interest, taxes, depreciation and amortization of $0 at March 31, 2000, $4.5 million at June 30, 2000 and each quarter thereafter. The bank, through and including September 30, 2000, has waived the requirements for the consolidated cash flow leverage ratio and fixed charge coverage ratio. Intelligroup was in default of one of its covenants as of March 31, 2000 but has received a waiver through September 30, 2000. The terms of the waiver included the agreement that Intelligroup maintain minimum consolidated earnings before interest, taxes, depreciation and amortization of $3.0 million as of May 31, 2000.



     In connection with the proposed spin-off of SeraNova, Intelligroup is negotiating a new credit facility with PNC Bank that it expects to have in place prior to the spin-off. It is anticipated that under the new agreement, SeraNova will be released from all commitments and obligations to PNC Bank, and the bank will release its security interest in all SeraNova assets. There can be no assurance that Intelligroup will be able to consummate its new credit facility with PNC Bank.



     On March 14, 2000, SeraNova entered into a purchase agreement with four institutional investors pursuant to which such investors purchased an aggregate of 831,470 shares of our common stock for an aggregate purchase price of $10,000,000. Additionally, we may, at our option, sell an additional 415,736 shares of our common stock for an additional $5,000,000 to another investor. A portion of the proceeds from the sale of common stock was used to pay off the outstanding balance due to the bank as of March 31, 2000.



     In May 2000, in connection with the proposed spin-off SeraNova received an approval, subject to certain conditions, such as insurance, landlord waivers and document preparation from Fleet Credit Corporation for an asset-based revolving credit facility that provides SeraNova with up to $15 million in financing. The credit facility is a three-year agreement secured by all assets of SeraNova, Inc. Borrowings may be made under the facility for general corporate purposes with interest at the then current prime rate plus 1/2%. The credit agreement will contain customary representations, warranties, covenants and default provisions, including, but not limited to, working capital commitments and debt to equity ratios. SeraNova anticipates that approximately $6.0 million will be available under this facility initially.



     SeraNova believes that the remaining proceeds from the sale of common stock in March 2000 and the proposed credit facility from Fleet Credit Corporation, along with the additional $5 million equity investment option, will be sufficient to satisfy SeraNova's cash requirements throughout at the least the next twelve months, although there can no assurance in this regard.



YEAR 2000 COMPLIANCE



     We did not experience any significant computer or systems problems relating to the Year 2000. Upon review of our internal and external systems during 1999, we determined that we did not have any material exposure to such computer problems and that the software and systems required to operate our business and provide our services were Year 2000 compliant. As a result, we did not incur, and do not expect to incur, any material expenditures relating to Year 2000 systems issues.

                                    BUSINESS

OVERVIEW

     We provide Internet professional services which enable our business clients to combine the scope and efficiencies of the Internet with their existing business processes. We design and implement Internet-based software applications that help companies manage procurement, sell products and services, provide customer service, conduct supplier transactions and communicate with their employees over the Internet. We offer a comprehensive set of services, including strategy consulting, creative design, technology implementation and maintenance of Internet-based software applications. In all of our client engagements, we apply SeraNova's Time-to-Market Approach, our proprietary methodology, to deliver these services. We believe that our services allow our clients to gain competitive advantages by enabling them to penetrate existing markets, enter new markets, reduce operational costs, improve customer service, shorten product development cycles and enhance employee productivity. We focus on five industry markets -- financial services, telecommunications, automotive, technology and healthcare.

INDUSTRY BACKGROUND

  Growth of Business-to-Business Electronic Commerce

     The Internet is one of the fastest growing means of communication, reaching consumers and businesses globally. Companies are increasingly using the Internet to improve their core business processes, lower operating costs and acquire new competencies. Many companies have identified new offerings to extend and complement their existing products and services. Many other companies have adopted the Internet as the primary platform to conduct transactions with their customers, suppliers and business partners. International Data Corporation estimates that business-to-business transactions on the Internet will reach $1.14 trillion by 2003.

  Market for Strategic Internet Professional Services

     We believe that the Internet represents a revolutionary and powerful vehicle through which businesses and entire industries will conduct day-to-day operations. Rapidly changing markets, constantly evolving customer and supplier relationships, emergence of new technologies, geographically dispersed operations and demands for increased efficiencies are forcing companies to reevaluate their business models. As a result, many senior executives rank their Internet strategy among their highest corporate priorities.

     In order to take advantage of the opportunities presented by the Internet, businesses must use Internet-based applications that enable them to conduct sophisticated business transactions. Few businesses have the range of expertise and skills that are required to develop and maintain such applications. To develop effective Internet-based applications, companies need business strategists, Internet technology experts, creative designers and application developers. Given the increasing pressure to bring products and offerings to market quickly, training in-house employees to learn the requisite skills is impractical. In addition, hiring and maintaining a full-service staff of trained professionals can be inefficient and costly. Accordingly, many companies have chosen to outsource some or all of their Internet services requirements to outside professionals. These outsourcing needs have generated a dramatic demand for Internet professional services, which International Data Corporation estimates will grow from $7 billion in 1998 to $78.5 billion in 2003.

  Challenges in Selecting the Right Internet Professional Services Provider

     Increased demand for Internet professional services has attracted many firms to this market. We believe that only a few firms provide a comprehensive set of offerings. For example, many traditional information technology service providers do not have the creative skills required to create captivating web-based content and provide a favorable user-experience. Advertising and marketing firms typically lack the technical expertise and integration skills necessary to deliver the sophisticated software applications required to run increasingly complex business transactions. Strategy consulting firms lack Internet technology expertise, marketing perspective and implementation capabilities. In addition, many of these firms lack sufficient knowledge of their clients' industries and business processes, an important ingredient to build effective applications. Furthermore, companies realize that their Internet strategy is constantly evolving, and often they are forced to simultaneously embark on several initiatives. Therefore, program management, or the ability to manage multiple projects and ensure an execution that is consistent with a company's business goals, is critical to success.

     We believe that companies seeking to effectively capitalize on the Internet require and seek one firm that has a comprehensive suite of service offerings, such as strategy consulting, technology implementation and application maintenance capabilities. Furthermore, to be able to execute a rapid application deployment, the service provider must utilize an integrated methodology.

THE SERANOVA SOLUTION

     SeraNova provides professional services that enable companies to take advantage of the Internet to improve their existing business processes and acquire new competencies. We design and deploy Internet-based software applications that facilitate a range of business-to-business activities such as procurement, sales and customer service over the Internet. Our services include strategy consulting, technology implementation and maintenance of Internet applications. We believe we have the necessary assets to build strategic Internet applications that enable our clients to achieve competitive advantages. These key assets include:

     - Approximately 75 strategy consultants with strong expertise in business processes and substantial knowledge in specific industry markets;

     - Approximately 550 technology professionals across five global delivery centers;

     - Information planning and program management experience;

     - Knowledge of widely-used enterprise software applications and technologies;

     - SeraNova Time-to-Market Approach, a proprietary methodology that emphasizes constant innovation and enables rapid execution; and

     - Internet application maintenance capabilities.

  SeraNova Time-to-Market Approach -- A Structured and Proprietary Methodology.


     SeraNova Time-to-Market Approach is an integral part of our services offerings. The service model divides each client engagement into five well-defined phases -- eStrategy, Discover, Plan, Implement and Optimize, which provides our consultants with a consistent, yet flexible approach. Our methodology identifies and prioritizes initiatives, rapidly delivers them to market, captures valuable market experience and feedback and immediately applies the feedback to refine the solution. We believe this process results in a competitive advantage to our clients. Often, we execute multiple initiatives within the same client project to effectively adapt to constantly changing markets. Our approach allows us to identify, retain and re-use valuable knowledge that we develop in client projects.


  Global Delivery Model

     Internet professional service providers must deploy professionals on a project in a timely manner and reduce the time it takes to develop software applications. SeraNova has built a network of global delivery centers spanning multiple time zones. These delivery centers enable us to engage in concurrent development and to have a virtual 24-hour work day on client projects. In order to quickly deploy the appropriate professional capabilities, we can select from our approximately 550 technology professionals in our five global delivery centers. We have delivery centers in four strategic locations in the US -- (Edison, New Jersey; Phoenix, Arizona; Provo, Utah; and Foster City, California); and a state-of-the-art Internet development center in Hyderabad, India. Our concurrent development capabilities enable us to significantly reduce development time for our clients.

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

BUSINESS STRATEGY

     We seek to be a leading Internet professional services provider that enables companies to utilize the Internet to improve their business processes. To that end, we are pursuing the following strategies:

     - BUILD OUR BRAND. We plan to establish and build recognition of the SeraNova name through an aggressive marketing strategy, which will emphasize our industry expertise, broad knowledge of business processes and our global delivery model. In addition, we intend to sponsor seminars and host roundtable discussions that will highlight our innovative Internet applications that we have developed for our clients.


     - ATTRACT AND RETAIN OUTSTANDING PROFESSIONALS. Our future growth and our ability to build meaningful competitive advantages for our clients are dependent on our ability to attract and retain highly skilled, dedicated and experienced professionals. We are committed to training and developing our professionals to meet the challenges of the fast-paced environment in which we perform. We attract business and technical professionals who are driven by a desire to work on strategic and technically leading-edge projects. We plan to retain and motivate our employees through competitive compensation packages, stock option grants and a culture that rewards teamwork and customer-orientation. We place great emphasis on training our employees and provide numerous career and personal improvement programs within SeraNova. We seek to reward employees based on merit.


     - DEEPEN INDUSTRY EXPERTISE AND EXPAND BUSINESS PROCESS OFFERINGS. We are investing to build superior practice groups along specific industry markets and business processes. We continue to enhance our capabilities in five target industry markets -- financial services, telecommunications, automotive, technology and healthcare. Our business process offerings are focused on suppliers, partners, employees and customers. For example, our electronic procurement offering focuses on building strategy and Internet applications to facilitate transactions and communications between companies and their suppliers. Our interactive customer offering targets companies looking to conduct sales and provide customer service over the Internet. We believe our integrated approach, in which we combine business process expertise with industry specific knowledge allows our consultants to quickly formulate effective Internet strategies.

     - FURTHER PENETRATE OUR CLIENT BASE. We seek to establish close and long term relationships with our clients. The Internet market is continuously and rapidly changing. In such an environment, our long lasting relationships with our clients become critical in developing sustainable competitive advantages for them. By working closely with our clients to define and enhance their Internet strategies, we believe we can help our clients effectively address challenges and seize opportunities. To further strengthen the relationships with our key clients, we continue to assemble a portfolio of client-driven service offerings. We believe such a focus results in client-satisfaction, follow-on engagements with existing clients and referrals for engagements with new clients.

     - WIDEN OUR GLOBAL PRESENCE. We have established a worldwide organization to support our customers' global needs. Currently, in addition to the United States, we offer services in Europe, Australia, New Zealand, Thailand, India and the Philippines. Additionally, we intend to enhance our presence within the United States and certain global markets, as a result of demands from our existing clients, gaining new customers and through strategic acquisitions.

     - PROVIDE COMPREHENSIVE OFFERINGS. We provide an integrated set of services, including strategy consulting, creative design, technology implementation and maintenance of Internet-based software applications. By offering a portfolio of integrated services, we believe we reduce the development time and maximize the impact, quality, consistency and cost-effectiveness of these Internet applications for our clients. Our comprehensive offering also allows us to increase the potential size of a client project. We believe SeraNova is one of the very few Internet professional services providers that offer a seamless application management service. This offering allows us to continue our engagement beyond the implementation phase. When we maintain the applications, and update the website and related databases, we often learn of new client opportunities.

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

     - REFINE AND ENHANCE SERANOVA TIME-TO-MARKET APPROACH AND SOLUTIONS FRAMEWORKS. In all of our projects, we use the SeraNova Time-to-Market Approach, our proprietary methodology, enabling our team to formulate strategy, implement Internet applications in a rapid time-frame and maintain the application after deployment. We believe our approach allows us to reduce our implementation time, lower our costs and consistently deliver high quality results. We continue to refine these processes, resulting in further acceleration of the delivery of our services. We also continue to evaluate, identify, test and incorporate new technologies into our methodology. We believe that continuous enhancement of our methodology is critical to maintaining a competitive advantage in the market for Internet professional services.

OUR SERVICES

     We offer three types of services: strategy consulting, Internet-based application development and application management. These offerings represent our view of how successful Internet strategies and software applications are deployed.

  Strategy Consulting

     Changing market places and competitive pressures are forcing companies to pursue multiple Internet initiatives at the same time. Often companies pursue these initiatives in an isolated and uncoordinated manner. As a result, many companies fail to capitalize on the opportunity to integrate their Internet initiatives within a broader corporate strategy. Our strategy consultants work with clients to help them define their competitive positioning and tailor a strategy that is designed to provide competitive advantages. We utilize our industry experience and knowledge of specific business processes to formulate executable Internet strategies that are closely tied to the client's overall business objectives and operations.

  Internet-based Application Development

     Our technology professionals utilize the strategic plan and recommendations from our strategy consultants and rapidly develop effective applications that are aimed at enabling one or more strategic business processes. These offerings are focused on four primary enterprise stakeholders: customers, suppliers, employees and business partners.

     - CUSTOMER INTERACTION APPLICATIONS. We believe that the Internet offers our clients an opportunity to reach customers on a global basis and to target specific services and products based on their customers' needs. The Internet allows companies to significantly reduce their customer acquisition costs. We design and implement customer focused applications that enable clients to engage in personalized interactions with their customers and prospects over the Internet. These applications allow our clients to establish long-term relationships with their customers, segment customers based on specific criteria, tailor their marketing efforts to individual customers, and rapidly grow their online customer base by attracting and serving prospects with relevant information.

     - ELECTRONIC PROCUREMENT APPLICATIONS. The Internet has created an opportunity to re-engineer procurement processes. We have created new Internet-enabled procurement processes for businesses and implemented Internet-based applications that automate their online procurement cycle. We believe that these electronic procurement applications streamline clients' procurement processes and deliver significant direct cost-savings to our clients.

     - EMPLOYEE SERVICES APPLICATIONS. We have gained significant experience in designing and implementing Internet-based applications that provide employees with the relevant and timely information needed to effectively perform their job. In addition, we develop applications that help our clients provide a range of services over the Internet to their employees reducing certain of the company's existing human resources costs.

     - CHANNEL MANAGEMENT APPLICATIONS. Our clients interact with multiple business partners like dealers, resellers and distributors. While the Internet can serve as a cost-effective channel for selling products and services within certain industries, it can often result in channel conflicts. For example, automotive manufacturers selling vehicles directly over the Internet can create a conflict with their dealer network. Through careful planning and execution, it is possible to resolve these conflicts and have the Internet and traditional channels co-exist and often complement each other. We build channel management applications that expand, integrate and manage multiple channels.

  Application Management

     As business processes become more complex, the Internet applications, websites and related databases that support these processes must be updated and their functionalities must be expanded. Application management is an integral part of our comprehensive offering. Following the deployment of an Internet solution, we provide comprehensive application management services including timely updates, application upgrades, additional application development, management of information systems and transition onto new technology platforms. These services improve our clients' ability to dynamically adjust their business processes and effectively address changing market opportunities. We perform these functions from our delivery centers in Phoenix, Arizona; Provo, Utah; and Hyderabad, India.

     Our clients can choose to have our application management team work at their location or at our numerous support facilities, or we can provide 24-by-7 maintenance and support from our Internet Development Center located in Hyderabad, India. Most clients choose a combination of the above options to achieve the optimal set of services and cost savings. We typically do not host applications for our clients, unless requested to do so. SeraNova can perform the required application management services regardless of where the customer's Internet applications are hosted.

OUR APPROACH AND APPLICATION FRAMEWORKS

  SeraNova Time-to-Market Approach

     We formulate an effective Internet strategy, design and rapidly deploy Internet applications for our clients. Our proprietary methodology, SeraNova Time-to-Market Approach, is comprised of five phases: eStrategy, Discover, Plan, Implement and Optimize.

     - eSTRATEGY. In this phase, we identify enterprise business objectives, assess opportunities and risks and analyze the market and competition. Our strategy consultants help companies define the relevant criteria to improve their business processes, evaluate existing infrastructures and recommend an appropriate technology architecture. The eStrategy phase identifies multiple projects that can be executed simultaneously across the organization. Each of these projects then goes through the next four phases: Discover; Plan; Implement; and Optimize. One of the key components of eStrategy is the program management function that allows our team to manage multiple projects.

     - DISCOVER. In this phase we define the requirements and scope for a specific project. Based on our client's objectives, SeraNova professionals help our clients define the appropriate technology architecture and choose relevant software packages.

     - PLAN. During this phase the project team creates an initial layout and subsequent plan to deploy the Internet applications. The project team carefully plans development objectives and testing criteria.

     - IMPLEMENT. In this fourth phase, we build and deploy Internet applications through incremental releases. Our project team performs rigorous testing on each release to ensure proper function and reliability.

     - OPTIMIZE. This final phase coincides with the application management offering. Some of the activities we engage in during our Optimize phase include return on investment analyses, application support, website and database updates, maintenance and performance reviews.

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

                  [THE SERANOVA TIME-TO-MARKET APPROACH CHART]

  Application Frameworks

     Application frameworks are sets of guidelines for the implementation of specific business processes such as procurement, sales or customer service. By incorporating our experience in developing interactive and integrated Internet-based software applications for our clients, we bring our cumulative expertise to client engagements, allowing us to leverage our knowledge for the benefit of our clients. We believe that these frameworks result in faster and more efficient application implementation.

CASE STUDIES

     In 1999, SeraNova worked with Global 5000 companies as well as emerging Internet-startups. The following case studies illustrate the challenges faced by these companies and the solutions we have provided to address these challenges. Volkswagen and LiquidPrice.com were top ten customers in terms of revenue in 1999.

     VOLKSWAGEN OF AMERICA: NEW PRODUCT LAUNCH

     Volkswagen of America, Inc. markets a full line of Volkswagen and Audi vehicles manufactured at company plants in Germany and Mexico. In the fall of 1997, Volkswagen of America sought to expand its Internet presence in preparation for the launch of its new Beetle in January 1998. Volkswagen saw the Internet as the perfect new medium to redefine its brand identity, to transform its customer acquisition process and to generate new and sustainable demand.

     Our automotive practice began working with Volkswagen's Interactive Marketing group to reposition Volkswagen's brand and communication identity. Following a market assessment of Volkswagen's target audience and positioning strategy, our team executed extensive functional re-design of its website including building comparitors to compare different models, an online commerce platform and an innovative configurator for the new Beetle model. These applications were integrated with Volkswagen's internal business
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

processes such as product planning and inventory management. We believe our solutions enabled Volkswagen to achieve a significant online milestone. Both the number of visits to Volkswagen site and the time spent per visit have doubled (almost 24,000 visits a day) since the launch of the new site. At present, we are working on multiple electronic commerce initiatives with Volkswagen, including an on-line buying system that is integrated with the sales and distribution systems of Volkswagen and its dealer network.

     LIQUIDPRICE.COM: ONLINE MARKET PLACE CONNECTING BUYERS, MERCHANTS AND MANUFACTURERS

     In July 1999, LiquidPrice.com sought to re-define the business of shopping for new products. Their portal would not only fill a growing need for the buyers -- "hassle-free shopping at the best price," but would significantly expand the presence of traditional merchants and add tremendous efficiency to the manufacturers' channel management. Buyers can choose their target purchase items from an extensive catalog of products; and the merchants and manufacturers can bid for the buyers' business.

     LiquidPrice.com was on a critical path to launch the site in the United States by the 1999 Christmas holiday season. Engaged by LiquidPrice.com in August 1999, our team moved quickly to outline the positioning and created a strategic framework to take them from "idea" to "launch." A four-week eStrategy session yielded a complete set of functional requirements. In the following six weeks, a team of strategy, creative and technology professionals built and launched the first version of the site. At present, we are building the second version of the site with complete business-to-business integration among merchants, manufacturers and distribution agents.

CLIENTS

     We have provided professional services to a variety of clients worldwide in a range of industries. The following were our top 14 clients in 1999, each of which represented in excess of $50,000 of revenue during such year. American Express, Philippines Long Distance Telecom and Volkswagen of America accounted for approximately 28%, 9% and 5% of our revenues in 1999, respectively.

Financial Services            Telecommunication             Automotive

American Express              Philippines Long Distance     Volkswagen of America
                              Bell Atlantic                 Audi of America
                              US Cellular                   Subaru of America
                              New Zealand Telecom
                              CLEAR Communications

Technology                    Internet Start-ups            Healthcare

Hewlett Packard               LiquidPrice.com               Medical Internet Solutions
3 COM
Novell

SALES AND MARKETING

     Our sales process is strategic, targeted and comprehensive. Once an opportunity is identified, a sales manager, accompanied by the appropriate industry-market expert and a business process specialist, present a market analysis and business scenario to the client team. We believe a consultative sales process yields more value for our clients and allows us to capitalize on additional opportunities with the client.

     Our marketing efforts include communicating with existing customers and developing relationships with new customers through referrals, requests for proposals, responses to customer-initiated contacts and contacts initiated by us with desired customers. A critical focus for us is to build a visible identity among our customers, prospects and employees. To that end, we have retained Mueller Shields, a leading sales and marketing consulting firm to enable us achieve these goals. In addition, they are helping extensively in generating qualified leads and closing sales. We are seeking to expand the size and enhance the quality of our sales force. By hiring additional highly qualified sales personnel, we intend to increase direct sales, build market awareness, establish name recognition and promote our reputation as a high-quality, comprehensive Internet professional services provider.

     The length of the sales cycle varies depending on the type of service and size of customer, typically ranging from approximately one to three months. Our direct sales representatives generally have several years of sales experience in the Internet professional services industry.

PEOPLE AND CULTURE


     As of March 31, 2000, we employed 610 client-team professionals worldwide. They included strategy consultants, creative designers, technical architects and application development specialists. Our non-client staff included approximately 37 in sales, 56 in services support and 83 in administrative and management functions. None of our employees is represented by a labor union. Substantially all of our employees have executed non-competition agreements.


     We recognize that our employees are key to our future success. This future success is based on (1) an effective recruiting program that attracts intelligent, creative and entrepreneurial individuals, (2) a strong and coherent corporate culture, (3) an effective career management program and (4) equity-ownership by our employees. Substantially all of our employees participate in our employee stock option program.

RECRUITING

     We have dedicated significant resources to our recruiting efforts. From time to time, we use certain recruiting consultants to assist our staff recruiters. Our recruiting efforts are targeted at four levels of professionals: executives, industry experts, technical and creative personnel. We have designed specific career development programs for strategy consultants, technical experts and creative professionals within our company. We aggressively train and provide numerous career and personal improvement programs.

ADMINISTRATIVE AND SUPPORT SERVICES

     While SeraNova has its own independent support staff for critical functions such as sales, marketing and recruiting, we anticipate in the short term, Intelligroup will provide a range of support services. For further details, please see Intercompany Service Agreements discussed elsewhere in this registration statement.

COMPETITION

     We compete in rapidly changing markets that are intensely competitive and highly fragmented. We compete, directly and indirectly, with a variety of national and regional companies, such as

     - Internet professional service providers, including Sapient, Scient, Viant, Proxicom, iXL and Razorfish.

     - Large systems integrators and consulting firms, such as Andersen Consulting and the consulting units of "Big Five" accounting firms.

     - General management consulting firms, such as McKinsey & Co., Bain & Company and Boston Consulting Group.

     We believe that the principal competitive factors in the market for Internet services include technical expertise, breadth of service offerings, reputation, financial stability and price. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our service offerings and expand our sales channels. Any pricing pressure, reduced margins or loss of market share resulting from our failure to compete effectively could materially affect our business.

     Many of our current and potential competitors have longer operating histories and substantially greater financial, marketing, technical and other resources. Some of these competitors have a greater ability to provide services on a national or international basis and may be able to adapt more quickly to changes in customer needs or to devote greater resources to providing Internet professional services. Such competitors may attempt to build their presence in our markets by forming strategic alliances with other competitors or our customers, offering new or improved products and services to our customers or increasing their efforts to gain and retain market share through competitive pricing. Some companies have developed particularly strong reputations in niche service offerings or local markets which may provide them with a competitive advantage. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs. Such competition has adversely affected, and is likely to continue to adversely affect, our gross profits, margins and results of operations. Furthermore, we believe the barriers to entry into our markets are relatively low, which enable new competitors to offer competing services. See "Risk Factors -- There is Intense Competition in the Internet Services Market."

     We believe that we compete successfully by offering comprehensive solutions for our customers. We provide creative, leading-edge, comprehensive Internet professional services to help our customers expand their businesses and maintain their competitive advantage through Internet-driven opportunities. We also believe that we distinguish ourselves on the basis of our strategic thinking, technical expertise, competitive pricing, our 24x7 global delivery model and our ability to understand our customers' needs.

FACILITIES

     SeraNova leases various office facilities under operating leases expiring at various dates through December 31, 2005 (See Notes to the Financial Statements). Also, we are currently permitted to occupy and use various office space pursuant to the terms of a space sharing agreement with Intelligroup. Our principal executive offices are located in Edison, New Jersey. Our headquarters includes sufficient space for certain of our sales and technical staffs and our marketing, administrative, finance and management personnel. We maintain offices in the following locations:

    UNITED STATES           EUROPE      ASIA PACIFIC
----------------------  --------------  ------------
Edison, New Jersey      United Kingdom  Australia
Foster City,                            New Zealand
  California                            Philippines
Phoenix, Arizona                        Thailand
Rosemont, Illinois                      India
Auburn Hills, Michigan
Provo, Utah
Fayetteville, Georgia

     We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on reasonable terms as needed.

INTELLECTUAL PROPERTY RIGHTS

     We do not have and do not rely on registered trademarks or patents to protect our proprietary information. Instead, we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions.

     We have developed specific processes, methodologies and tools underlying the SeraNova Time-To-Market Approach. We can not guarantee that the steps we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our intellectual property.

LEGAL PROCEEDINGS

     There are currently no material legal proceedings pending to which we are a party or to which any of our property is subject.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     At the time of the spin-off, the following individuals are expected to serve on our board of directors and/or serve as our executive officers or key employees. Our board of directors may appoint additional executive officers from time to time.

NAME                                         AGE                   POSITION(S)
----                                         ---                   -----------
Rajkumar Koneru............................  30    Chairman, Chief Executive Officer and
                                                   President
Ravi Singh.................................  41    Chief Financial Officer, Executive Vice
                                                   President and Director
Rajan Nair.................................  31    Chief Operating Officer
Nagarjun Valluripalli......................  31    Secretary, Treasurer and Director
Tom Bernetich..............................  38    Senior Vice President, North America Sales
Donald Moore...............................  38    Senior Vice President, International
                                                   Operations
Richard Bevis..............................  50    Vice President, Marketing
Tarun Chandra..............................  33    Vice President, Corporate Strategy
Ashok Roy..................................  28    Vice President, Business Development

     All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. All of our executive officers are elected annually by the board of directors and serve at the discretion of the board of directors and until their successors are elected and qualified.

     Rajkumar Koneru has been the Chief Executive Officer of SeraNova since its formation in September 1999. Mr. Koneru joined our parent company, Intelligroup, in 1994 when his company Oxford Systems merged with Intelligroup. He has served as the Chief Executive Officer of Intelligroup from November 1997 to April 1998, and from May 1999 to January 2000. Mr. Koneru led the reorganization of Intelligroup resulting in two separate businesses -- ASP Plus and SeraNova. Mr. Koneru has led SeraNova's strategic direction and growth over the last three years. He also serves as the Chairman of the Board of Directors of IndiaInfo.com Private Limited and Visual Interactive, Inc. Mr. Koneru graduated from the Birla Institute of Technology and Science with a Masters degree in Management Studies.

     Ravi Singh has served as our Chief Financial Officer since September 1999. Mr. Singh has eighteen years of investment banking and senior management experience, including eleven years in investment banking, focused on technology and emerging growth companies. Before joining SeraNova, from July 1998 to September 1999, Mr. Singh was a Managing Director and Head of Technology Investment Banking at Punk Ziegel & Company in New York. From 1996 to 1998, before joining Punk Ziegel, Mr. Singh was Managing Director of Forbes & Walker Inc., a New York and Toronto based private equity investment firm. Prior to that, Mr. Singh was a General Partner and Managing Director of SG Cowen in New York. Before joining SG Cowen, Mr. Singh was a Manager in Coopers & Lybrand's New York practice. Mr. Singh is a member of the Board of Directors at SeraNova. He also serves on the Board of Directors for each of Mangosoft Corporation in Westborough, MA, and Bacon Felt Company in Taunton, MA. Mr. Singh received his MBA from Columbia University.

     Rajan Nair has served as the Chief Operating Officer of SeraNova since December 1999. Since joining Intelligroup in February 1997, Mr. Nair has been instrumental in building the sales force and delivery team for Intelligroup's Internet Services unit. From January 1999 to December 1999 he was the Vice President of Intelligroup's Internet Services unit. In December 1999 Mr. Nair was appointed as the Chief Operating Officer of SeraNova. Prior to that, from August 1995 to February 1997, he was a Principal with Computer Sciences Corporation's national SAP practice. From February 1994 to August 1995, Mr. Nair was a Senior Consultant with Deloitte and Touche. Mr. Nair received his bachelor's degree from Bombay University in India.

     Nagarjun Valluripalli serves as Secretary and Treasurer of SeraNova, and a member of its Board of Directors. Mr. Valluripalli joined Intelligroup in 1994 when his company Oxford Systems merged with Intelligroup and currently serves as Chairman and Co-Chief Executive Officer for Intelligroup. Prior to founding Intelligroup, Mr. Valluripalli was a regional sales manager for Satya Electronics. He received a Masters in Technology from Birla Institute of Technology and Science in 1990.

     Tom Bernetich joined SeraNova as a Senior Vice President in November 1999. Mr. Bernetich is responsible for SeraNova's North American sales efforts. Prior to that, from April 1998 to October 1999, Mr. Bernetich was a Vice-President at Bluestone Software, where he led the company's software sales effort. From August 1994 to April 1998, Mr. Bernetich was a director at Bluestone Consulting, where he was responsible for multiple functions including sales, recruiting and operations. Mr. Bernetich received a BA in Accounting with a minor in Computer Science from Lynchburg College in May 1983.

     Richard Bevis has served as the Vice President of Marketing at SeraNova since September 1999. Mr. Bevis served as the Director of Marketing for Intelligroup from February 1999 to September 1999. Prior to that, Mr. Bevis served in various capacities at multiple technology companies. He was Vice President of Marketing at Planetworks from 1997 to 1999. From 1990 to 1994, Mr. Bevis managed the Consulting Partners Program at Novell and was a Group Marketing Manager at Unix System Laboratories. From 1979 to 1990, Mr. Bevis held several marketing management positions at AT&T Information Systems. Mr. Bevis has a B.Sc. degree in Physics and Math from the University of Liverpool and an MBA in Information Systems from Pace University.

     Tarun Chandra is the Vice President of Corporate Strategy at SeraNova. Prior to joining SeraNova in October 1999, Mr. Chandra spent eight years on Wall Street. Most recently, from 1997 to 1999 he was a Partner and Senior Analyst with Punk, Ziegel & Company, a technology and healthcare investment banking boutique in New York, where he covered IT services and Internet companies. Mr. Chandra has an MBA in Finance from the University of Detroit, and an M.S. in information systems from Pace University.

     Donald Moore is a Senior Vice President at SeraNova and is responsible for its international operations, including Asia-Pacific and Europe. Mr. Moore joined Intelligroup with the acquisition of Azimuth Consulting in November 1998. From October 1995 to November 1998 he served as the Managing Director of Azimuth Consulting. From April 1992 to September 1995, Mr. Moore was the General Manager of Azimuth Consulting, New Zealand. Prior to that he held several sales and senior management positions at Wang Computers and other professional services companies.

     Ashok Roy has been the Vice President of Business Development at SeraNova since September 1999. Mr. Roy is responsible for SeraNova's business development with respect to Internet-based companies and acquisitions. Mr. Roy joined Intelligroup in December 1997 to lead Intelligroup's mergers and acquisition efforts. Prior to joining Intelligroup, Mr. Roy was an investment banker at Broadview Associates. He received his Masters in Business Administration from the Wharton School and a Bachelor of Technology degree from the Indian Institute of Technology.


     The board of directors has a compensation committee, which approves salaries and incentive compensation for our executive officers and administers our stock plan. The compensation committee currently consists of Messrs. Koneru and Singh. Upon the election of three independent directors, we expect that our compensation committee will consist of Mr. Koneru and one or more of the independent directors. The board of directors also has an audit committee, which reviews the results and scope of the audit and other services provided by our independent accountants. The audit committee currently consists of the entire board. Nasdaq has granted to us a temporary exception to the independent director and audit committee requirements as set forth under Marketplace Rules 4460(c) and 4460(d), respectively. Such exception expires 90 calendar days following the first day of trading on the Nasdaq National Market. Upon the election of three independent directors, we expect that our audit committee will consist of at least three independent directors.

DIRECTORS' COMPENSATION

     Currently, we do not provide our directors with cash compensation for their services as members of our board of directors. However, we anticipate that we will compensate each non-employee member of the Board with cash compensation and stock option grants upon his or her election to the Board of Directors. In December 1999, we granted Mr. Nagarjun Valluripalli options to purchase 300,000 shares of SeraNova's common stock at an exercise price of $6.51 per share.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid by Intelligroup for services in all capacities awarded to, earned by or paid to our chief executive officer and each of our other executive officers whose aggregate compensation exceeded $100,000 during the year ended December 31, 1999 or would have exceeded $100,000 had they served the entire year (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                         ANNUAL COMPENSATION         AWARDS
                                                         -------------------    ----------------
NAME AND PRINCIPAL POSITION(S)                   YEAR     SALARY      BONUS     STOCK OPTIONS(1)
------------------------------                   ----    --------    -------    ----------------
Rajkumar Koneru................................  1999    $252,798    $    --        777,938
  Chairman, Chief Executive Officer and
  President
Ravi Singh.....................................  1999    $ 75,803    $    --        466,763
  Chief Financial Officer
Rajan Nair.....................................  1999    $200,126    $81,126        466,763
  Chief Operating Officer

---------------
(1) The number of shares covered by this option grant was established based upon the assumption that the spin-off will be effected in a manner whereby each holder of an outstanding share of Intelligroup common stock will receive one share of SeraNova common stock as a result of the spin-off. If the spin-off occurs at a ratio other than one-to-one as herein described, then the number of shares purchasable by the Named Executive pursuant to such option shall be proportionately adjusted.

OPTION GRANTS IN 1999

     The following table sets forth information concerning individual grants of stock options made during year ended December 31, 1999 to each of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)                 POTENTIAL REALIZABLE
                              ----------------------------------------------   VALUE AT ASSUMED ANNUAL
                                         % OF TOTAL                             RATES OF STOCK PRICE
                                          OPTIONS      EXERCISE                APPRECIATION FOR OPTION
                                         GRANTED TO     PRICE                          TERM(4)
                              OPTIONS   EMPLOYEES IN     PER      EXPIRATION   -----------------------
NAME                          GRANTED     1999(2)      SHARE(3)      DATE          5%          10%
----                          -------   ------------   --------   ----------   ----------   ----------
Rajkumar Koneru.............  777,938       24.0%       $2.52      9/15/09     $1,232,887   $3,124,379
Ravi Singh..................  466,763       14.4%       $2.52      9/15/09     $  739,732   $1,874,628
Rajan Nair..................  466,763       14.4%       $2.52      10/1/09     $  739,732   $1,874,628

---------------
(1) All options were granted outside of the 1999 Stock Plan as described herein. The number of shares covered by such options, was established based upon the assumption that the spin-off will be effected in a manner whereby each holder of an outstanding share of Intelligroup Inc. common stock will receive one share of SeraNova common stock as a result of the spin-off. If the spin-off occurs at a ratio other than one-to-one as herein described, then the number of shares purchasable by the Named Executive shall be proportionately adjusted.

(2) Based on 3,236,092 shares reserved for issuance upon the exercise of options granted to employees during 1999.

(3) The exercise price equals the fair market value of the common stock as of the grant date as determined by the board of directors.

(4) The potential realizable value is calculated based upon the term of the option at the time of grant (10 years). Assumed stock price appreciation of 5% and 10% is based on the fair value at the time of grant.

                          1999 YEAR-END OPTION VALUES

                                                      NUMBER OF OPTIONS AT     VALUE OF IN-THE-MONEY
                                                         FISCAL YEAR-END             OPTIONS(1)
                                                      ---------------------    ----------------------
NAME                                                  VESTED      UNVESTED     VESTED      UNVESTED
----                                                  -------     ---------    -------    -----------
Rajkumar Koneru.....................................    --         777,938       $--      $3,103,973
Ravi Singh..........................................    --         466,763       --        1,862,384
Rajan Nair..........................................    --         466,763       --        1,862,384

---------------
(1) Based on a year-end fair market value of the underlying securities equal to $6.51 per share less the exercise price per share for such shares. The year-end fair market value of the common stock was determined in good faith by the Board of Directors of SeraNova.

1999 STOCK PLAN

     The 1999 Stock Plan was adopted by the board of directors, approved by Intelligroup, as our sole shareholder, and became effective on December 1, 1999. The 1999 Stock Plan shall remain in effect until terminated by the board of directors. As of December 31, 1999, a total of 5,000,000 shares of common stock were reserved for issuance upon the exercise of options or the grant of restricted stock awards or stock awards under the 1999 Stock Plan. However, the total number of shares reserved for issuance under the 1999 Stock Plan may be automatically increased in the event such number of shares represents less than 20% of the outstanding shares of our common stock on December 31 of any future year. Those eligible to receive stock option grants, restricted stock awards and stock awards under the 1999 Stock Plan include employees, non-employee directors and consultants. The 1999 Stock Plan is administered by the compensation committee of our board of directors.

     Subject to the provisions of the 1999 Stock Plan, the administrator of the 1999 Stock Plan has the discretion to determine the optionees and/or grantees, the type of options or awards to be granted, the vesting provisions, the terms of the grants and other related provisions as are consistent with the 1999 Stock Plan. The exercise price of an incentive stock option may not be less than the fair market value per share of the our common stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the voting power of all classes of our capital stock, not less than 110% of the fair market value per share on the date of grant. The exercise price of a non-qualified stock option may not be less than 85% of the fair market value per share of our common stock on the date of grant. Prior to the spin-off, the fair market value is determined by the board of directors in good faith. We anticipate that following the spin-off, the fair market value shall be determined in accordance with the closing sales price of our common stock as quoted on the Nasdaq National Market. In addition, the 1999 Stock Plan allows for the grant of restricted stock awards and stock awards subject to the restrictions and conditions as the administrator may determine at the time of grant.

     The term of each stock option granted under the 1999 Stock Plan shall be stated in the applicable option agreement, provided, however, in the case of incentive stock options, the term shall be no more than ten years from the date of grant, subject to earlier termination upon or after a fixed period following the optionee's death, disability or termination of employment with us. The term of any options granted to a holder of more than 10% of our capital stock may be no longer than five years. Options granted under the 1999 Stock Plan to our employees will vest in the manner determined by our board of directors. Typically, options are not assignable or otherwise transferable except by will or as per the laws of descent and distribution. The administrator, however, may in its discretion provide that certain options may be transferred to one or more transferees provided certain conditions are satisfied. In the event of a merger or consolidation of us with or into another corporation or the sale of all or substantially all of our assets in which the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to provide accelerated vesting of outstanding options.

     As of the date of this information statement/prospectus, there were options to purchase 1,667,575 shares of common stock at a weighted average exercise price per share of $6.51 outstanding under this plan. The number of shares reserved under the 1999 Stock Plan was established based upon the assumption that the spin-off will be effected in a manner whereby each holder of an outstanding share of Intelligroup common stock will receive one share of SeraNova common stock as a result of the spin-off. If the spin-off occurs at a ratio other than one-to-one as herein described, then the number of shares purchasable by employees shall be proportionately adjusted.

     In addition, there were 3,236,092 options outstanding outside the plan. These options include the grants to the Named Executives described above. The weighted average exercise price of these options is $3.19 per share. In case the spin-off occurs at a ratio other than one-to-one as herein described, then the number of shares purchasable by these options shall be proportionately adjusted.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our executive officers.

     We have an employment agreement with Rajkumar Koneru, our President, Chief Executive Officer and Chairman of the Board, which expires September 9, 2002. Such employment agreement automatically renews for additional successive one-year terms unless otherwise terminated by either party upon 60 days written notice prior to the expiration of the term then in effect. The annual salary provided under this agreement is $350,000 together with an annual bonus of not less than $150,000 per year. In the event of termination without cause, the agreement provides for Mr. Koneru to receive his annual base salary for the full term of such agreement, as well as continued coverage under all of our benefit plans, programs and policies to the extent required by law. Additionally, the agreement provided for the grant of options to purchase 777,938 shares of our common stock at $2.52 per share which was equal to the fair market value per share of our common stock as of the grant date as determined by the board of directors. One third of such options vest on March 15, 2000 and the remaining options vest in equal monthly amounts over a 30 month period thereafter. Additionally, Mr. Koneru has agreed that during the term of his agreement and for one year thereafter, he will not interfere with our customer relationships or solicit our executives or affiliates.

     We have an employment agreement with Ravi Singh, our Chief Financial Officer, which expires September 9, 2002. Such employment agreement automatically renews for additional successive one-year terms unless otherwise terminated by either party upon 90 days written notice prior to the term then in effect. The annual salary provided under this contract is approximately $250,000 together with an annual bonus of not less than $100,000 per year. In the event of termination without cause, the agreement provides for a severance payment equal to one year of salary, bonus, benefit payments and coverage. Additionally, the agreement provided for the granting of options to purchase 466,763 shares of our common stock at $2.52 per share which was equal to the fair market value per share of our common stock as of the grant date as determined by the board of directors. One third of such options vest on March 15, 2000, and the remaining options vest in equal monthly amounts over a 30 month period thereafter. Mr. Singh has agreed that during the term of this agreement and, in the event his employment is terminated for cause, permanent incapacity or by Mr. Singh without good reason, then for a period of one year thereafter, he will not compete with us. Mr. Singh has also agreed that during the term of his agreement and for one year thereafter, he will not interfere with our customer relationships. The agreement also provides that Mr. Singh maintain the confidentiality of informa-tion about us and our business. Additionally, Mr. Singh has agreed to assign and transfer to us all his title and right to inventions and works in our business.

     We have an employment agreement with Rajan Nair, our Chief Operating Officer. The annual salary provided under this agreement is $250,000. Either party may terminate the agreement without cause upon 30 days written notice. In the event of termination without cause, the agreement provides for severance payment equal to six months salary. The agreement provides that Mr. Nair maintain the confidentiality of our information and our business. Mr. Nair has also agreed to assign and transfer to us all of his title and right to inventions and works in our business. Additionally, during the term of the agreement and for one year thereafter, Mr. Nair has agreed not to solicit or accept similar business from our customers or prospective customers, interfere with our customer relationships or solicit our executives and individual contractors.

     In addition to the foregoing agreements, we have executed agreements with each of our employees, whereby each employee agrees to maintain the confidentiality of our information and to assign inventions to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1999, the compensation of our executive officers was determined by the compensation committee. The compensation committee was established by the board of directors on September 10, 1999. The compensation committee consists of Messrs. Koneru and Singh. Upon the election of three independent directors, we expect that our compensation committee will consist of Mr. Koneru and one or more of the independent directors. Mr. Koneru also serves on the compensation committee of the Intelligroup board of directors which, among other things, determines the compensation of Mr. Valluripalli, a member of our board of directors. See "Management -- Employment Agreements" and "Certain Transactions."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation and By-laws provide that we are authorized to indemnify our directors and officers to the fullest extent authorized under New Jersey law. We intend to enter into indemnification agreements with each of our directors and officers providing for indemnification of such directors and officers to the fullest extent permitted by applicable law.

                         RELATIONSHIP WITH INTELLIGROUP

CONTRACTUAL ARRANGEMENTS

     We have entered into a number of agreements with Intelligroup which became effective January 1, 2000. We believe that the terms of these agreements equitably reflect the benefits and costs of our ongoing relationship with Intelligroup. However, as a result of Intelligroup's ownership interest in SeraNova, the terms of such agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiations.

  Contribution Agreement

     The assets and liabilities of Intelligroup's Internet services business was transferred by Intelligroup and certain of its subsidiaries to SeraNova on January 1, 2000. The transfer may be subject to certain post-closing adjustments. SeraNova and Intelligroup have agreed to execute and deliver such further assignments, documents of transfer, deeds and instruments as may be necessary for the more effective implementation of such transfers.

     Some post-closing assignments and transfers may require consent by third parties and various filings, approvals or recordings with governmental entities. Some permits or licenses may require reapplication by us, and the reissuance in our name. If consent to the assignment or reissuance of any contract, license or permit being transferred is not obtained, SeraNova and Intelligroup will seek to develop alternative approaches so that, to the maximum extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under the contract, license or permit. We will bear the risk that the alternative arrangements will not provide us with the full benefits of the contract, license or permit. We and Intelligroup, however, believe that all necessary consents and reissuances that are material to us will be obtained.

  Services Agreement

     Prior to Intelligroup's transfer of its Internet services business to us on January 1, 2000, Intelligroup's administrative personnel provided support services for our business. We have entered into a services agreement with Intelligroup under which Intelligroup will continue to provide to us certain general and administrative functions. We believe that our services agreement with Intelligroup minimizes the possibility of disruption of such functions for the foreseeable future.

     The initial term of the services agreement is for a period of one year beginning on January 1, 2000. The services agreement shall automatically renew for additional consecutive one-year periods unless either party gives notice of its intent not to renew at least 60 days prior to the end of the then expiring term. The services agreement can be terminated by either party upon 30 days written notice.

     General and Administrative Services and Expenses. Under the terms of the services agreement, we have agreed with Intelligroup: (1) to share certain general and administrative expenses; and (2) for Intelligroup to provide us with other general and administrative services in exchange for a fixed fee. The general and administrative expenses that we have agreed to share with Intelligroup include payroll costs for shared employees, utilities costs, equipment expenses, taxes and office supplies.

     The services that Intelligroup has agreed to provide to us for a fee are:

     - Administrative services, including reception services, 401(k) plan maintenance and travel administration;

     - Tax services, including preparation and filing of corporate tax returns, assistance with tax compliance and accounting for taxes, and supervision of audits and other proceedings and litigation;

     - Human resources services, including advice and assistance relating to employee benefits, facilitation of government/regulatory reporting and assistance with compliance issues; and

     - Management information systems services, including operational and technical support for telephones and voice mail.

     Our Cost of Fee-Based Services. Our cost for administrative services provided by Intelligroup is approximately $30,000 per month.

     Reasons for the Agreement. We believe that the most cost-efficient and least disruptive way to obtain the administrative support services we require is for Intelligroup to continue to provide such services to us on a fee basis as described above rather than based on the actual hours spent by Intelligroup personnel providing such services. It would be difficult, if not impossible, to determine the portion of time spent by Intelligroup's employees on functions pertaining only to our business or only to Intelligroup's business. For example, the provision of technical support services for internal operating systems, inputting and processing data, recruiting of personnel, administration of employee benefit plans that pertain to both companies and government reporting would be difficult to allocate.

     Direct Expenses. Except for the services provided on our behalf by Intelligroup pursuant to the services agreement and the other agreements described below, we are responsible for providing or otherwise obtaining all of the necessary administrative, management and support services required to conduct our business, all of which were previously provided or obtained by Intelligroup. The direct expenses include executive compensation, personnel salaries and benefits for our employees.

  Space Sharing Agreement

     We have entered into a space sharing agreement with Intelligroup providing for the sharing by Intelligroup and us of Intelligroup's office facilities, including the office facilities located in Edison, New Jersey at which our and Intelligroup's principal executive offices are located. We and Intelligroup believe that it is beneficial for us to continue to be located within Intelligroup's corporate headquarters and branch office facilities due to economies of scale.

     Under the space sharing agreement, the costs associated with the leasing and maintaining facilities are, in general, allocated between Intelligroup and us on the basis of actual use of floor space.

  Tax Sharing Agreement

     We have entered into a tax sharing agreement with Intelligroup that governs the allocation between us of federal, state, local and foreign tax liabilities and related tax matters, such as the preparation and filing of tax returns and the conduct of audits and other tax proceedings, for taxable periods before and after the spin-off.

     In general, the tax sharing agreement provides for, among other things, that:

     - each of Intelligroup and SeraNova shall be responsible for their respective tax liabilities and receive their respective tax benefits relating to the taxable periods prior to the spin-off as allocated by the agreement;

     - Intelligroup will be responsible for, and will indemnify us against, its tax liabilities for taxable periods ending prior to the date of the spin-off; and

     - we will be responsible for, and will indemnify Intelligroup and its subsidiaries against, our tax liabilities for taxable periods beginning on or after the date of the spin-off.

     In addition, Intelligroup will be liable for, and will indemnify us against, all tax liabilities incurred by us as a result of any event, action, or failure to act, wholly or partially within the control of Intelligroup or any of its subsidiaries, including any event, action or failure to act that results in a breach of any representation made to the Internal Revenue Service, or any other event related to the acquisition of Intelligroup stock, resulting in taxes imposed on us with respect to any action taken pursuant to the spin-off or any related transaction. We will be liable for, and will indemnify Intelligroup and its subsidiaries against, all tax liabilities incurred by Intelligroup or any of its subsidiaries as a result of any event, action, or failure to act wholly or partially within our control, including any event, action or failure to act that results in a breach of any representation made to the Internal Revenue Service, or any other event related to the acquisition of our stock, resulting in taxes imposed on Intelligroup or any of its subsidiaries with respect to any action taken pursuant to the spin-off or any related transaction.

POTENTIAL CONFLICTS WITH INTELLIGROUP

     As a result of our relationship with Intelligroup, conflicts may develop between Intelligroup and us and such conflicts may not be resolved in our favor. For some examples of potential conflicts, see "Risk Factors -- Potential Conflicts with Intelligroup May Not Be Resolved in Our Favor."

     Our agreements with Intelligroup provide procedures for resolving any disputes arising out of or relating to such agreements. Generally, the procedure establishes that the parties shall first attempt to negotiate in good faith a resolution of the dispute. If the parties fail to amicably resolve the dispute, either party may submit the dispute to binding arbitration.

     We may enter into material transactions and agreements with Intelligroup in the future in addition to those described above. We have been advised by Intelligroup that it intends that, for so long as Intelligroup owns a majority of our voting power, the terms of any future transactions and agreements between Intelligroup or its affiliates and us will be at least as favorable to us as could be obtained from unrelated third parties. The board will utilize such procedures in evaluating the terms and provisions of any material transactions between Intelligroup or its affiliates and us as the board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.


     Two of our three directors are also directors of Intelligroup. Rajkumar Koneru, our Chairman, President and Chief Executive Officer resigned as an officer of Intelligroup in January 2000. Mr. Koneru will remain a director of Intelligroup. Nagarjun Valluripalli, a member of our board also serves as Co-Chief Executive Officer of Intelligroup. Our directors who are also directors of Intelligroup may have conflicts of interest with respect to matters potentially or actually involving or affecting Intelligroup and us, such as acquisitions, financing and other corporate opportunities that may be suitable for Intelligroup and us. To the extent that such opportunities arise, such directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as our director, whether such opportunity is within our line of business or consistent with our strategic objectives and whether we will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the board, when appropriate, by the vote of the disinterested directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in our favor.

                              CERTAIN TRANSACTIONS


     We had a loan payable to Intelligroup as of March 31, 2000, in the amount of $3,913,000. Additional amounts may become payable to Intelligroup stemming from income taxes and/or cash flow requirements for the periods subsequent to March 31, 2000 and prior to the proposed spin-off. Effective January 1, 2000, the prior loan payable to Intelligroup, Inc. was converted to amounts repayable by SeraNova to a bank under a revolving credit facility of Intelligroup, Inc. The amount due to the bank was $0 as of March 31, 2000.


     On September 15, 1999, we granted non-qualified stock options to purchase an aggregate of 777,938 shares of our common stock to Rajkumar Koneru for an exercise price of $2.52 per share.

     On September 15, 1999, we granted non-qualified stock options to purchase an aggregate of 466,763 shares of our common stock to Ravi Singh for an exercise price of $2.52 per share.

     On October 1, 1999, we granted non-qualified stock options to purchase an aggregate of 466,763 shares of our common stock to Rajan Nair for an exercise price of $2.52 per share.

     On December 1, 1999, we granted non-qualified stock options to purchase an aggregate of 300,000 shares of our common stock to Nagarjun Valluripalli for an exercise price of $6.51 per share.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth as of May 12, 2000, as adjusted to give effect to the spin-off, certain information regarding beneficial ownership of our common stock by:


     - each person or group of affiliated persons we expect to be the beneficial owner of more than 5% of the outstanding shares of common stock;

     - each director;

     - each Named Executive; and

     - all directors and Named Executives as a group.

     The address for each director and officer is c/o SeraNova, Inc., 499 Thornall Street, Edison, New Jersey 08837.


NAME                                                          SHARES(1)    PERCENTAGE(2)
----                                                          ---------    -------------
Rajkumar Koneru(3)..........................................  2,496,108        13.9%
Nagarjun Valluripalli(4)....................................  2,239,721        12.8
Ravi Singh(5)...............................................    176,333         1.0
Rajan Nair..................................................    117,291           *
Ashok Pandey(6).............................................  2,080,083        11.9
NSA Investments, Inc.(7)....................................  1,731,568         9.9
Capital Guardian Trust Company(8)...........................    876,000         5.0
All directors and executive officers as a group (four
  persons)..................................................  5,029,453        28.0


---------------
 *  Denotes less than 1%.


(1) Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days after May 12, 2000 through the exercise of any stock options. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity. Based upon shares of Intelligroup common stock beneficially owned by such holder and shares underlying options to purchase SeraNova common stock granted to such holder.



(2) Based upon 16,629,413 shares of Intelligroup common stock and 831,470 equivalent shares of SeraNova common stock outstanding as of May 12, 2000.

(3) Includes 293,888 shares of common stock purchasable upon the exercise of options which are exercisable as of May 12, 2000 or sixty days thereafter.



(4) Includes 37,500 shares of common stock purchaseable upon the exercise of options which are exercisable as of May 12, 2000 or sixty days thereafter.



(5) Represents 176,333 shares of common stock purchaseable upon the exercise of options which are exercisable as of May 12, 2000 or sixty days thereafter.


(6) The address for Ashok Pandey is c/o Intelligroup, Inc., 499 Thornall Street, Edison, New Jersey 08837.


(7) The address for NSA Investments, Inc. is 250 Engamore Lane, Suite 102, Norwood, Massachusetts 02062. The information set forth on the table is based solely upon data derived from a Schedule 13D/A filed by such shareholder with respect to Intelligroup. NSA's holdings consist of 1,398,980 shares of Intelligroup common stock and 332,588 shares of SeraNova common stock purchased in the March 2000 equity investment. (See Note 13 of Notes to Combined Financial Statements).


(8) The address for Capital Guardian Trust Company is 11100 Santa Monica Boulevard, Los Angeles, California 90025-3384. The information set forth on the table is based solely upon data derived from a Schedule 13G/A filed by such shareholder with respect to Intelligroup.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 40,000,000 shares of our common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. The following statements are brief summaries of certain provisions with respect to our capital stock contained in our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement. The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

  Voting Rights

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by the holders of our common stock. However, amendments to our Certificate of Incorporation that would alter or change the powers, preferences or special rights of the our common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment. Notwithstanding the foregoing, any amendment to our Certificate of Incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of our common stock.

  Dividends

     Holders of our common stock will share ratably on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends payable in shares of common stock may be paid only as follows: (1) shares of our common stock may be paid only to holders of our common stock; and (2) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of our common stock.

  Other Rights

     Unless approved by a majority of the votes entitled to be cast by the holders of our common stock, in the event of any reorganization or consolidation of us with one or more corporations or a merger of us with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, all holders of our common stock, will be entitled to receive the same kind and amount of shares of stock and other securities and property.

     On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of our common stock, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of our common stock.

     No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or our other securities.

     Upon completion of the spin-off, all of the issued and outstanding shares of our common stock will be validly issued, fully paid and non-assessable.


     As of May 12, 2000, based on the stock ownership of Intelligroup, the additional equity financing and assuming a one share-for-one share spin-off ratio, there were 17,460,883 shares of our common stock issued or outstanding, five stockholders of record and outstanding options to purchase an aggregate of 4,903,667 shares of our common stock, 15,000 of which were immediately exercisable. See "Management -- 1999 Stock Plan."

PREFERRED STOCK

     The preferred stock is issuable from time to time in one or more series and with such designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. The board of directors is authorized by our Certificate of Incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without shareholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have certain anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


     On March 14, 2000, we entered into a purchase agreement with four institutional investors pursuant to which such investors purchased an aggregate of 831,470 shares of our common stock for an aggregate purchase price of $10,000,000.


     In connection with such investment, we entered into a registration rights agreement with each of such investors. Pursuant to such registration rights agreements, at any time after the earlier of (i) March 14, 2005 or (ii) four months after the closing of the spin-off, the investors of at least 30% of the registrable shares of common stock have the right, subject to certain restrictions set forth therein, to require that we register, at our expense, on no more than one occasion any or all of their shares of common stock covered by such agreement.

     The registration rights agreement also provides that, if at any time we propose to register any of our common stock for our own account or the account of a security holder or holders exercising its or their demand registration rights, such investors shall have unlimited piggy back registration rights at our expense, subject to certain restrictions, including the right of the underwriter's representative in such offering to limit the amount of securities registered by such investor. In addition, after we have qualified for the use of a Form S-3, in addition to the rights set forth above, the investors holding at least 10% of the registrable securities not previously registered shall have the right, subject to certain restrictions, to require that we register, at our expense, any or all of their shares of common stock covered by such agreement.

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

  New Jersey Statute

     We are governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the New Jersey Business Corporation Act, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within five years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act. The New Jersey Act's fair price provision is intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

  General

     The provisions of our Certificate of Incorporation and By-laws summarized below may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest.

  Board of Directors

     Our Certificate of Incorporation and By-laws provide that the number of our directors shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of not less than a majority of the entire board of directors. However, there shall not be less than one director. In addition, the By-laws provide that any vacancies will be filled by the affirmative vote of:

     - A majority of the remaining directors, even if less than a quorum; or

     - By a sole remaining director.

     Generally, directors may be removed from office by the affirmative vote of the holders of at least a majority of our voting power.

  Special Meetings and Action by Written Consent

     Our By-laws provide that, special meetings of shareholders may be called only by the President, the Chairman or by order of a majority of the board of directors. In addition, our By-laws provide that our shareholders may not act by written consent in lieu of a meeting of shareholders.

  Amendment

     Amendment of the foregoing provisions, require approval by holders of at least 66% of all of the outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. Our By-laws may also be amended by action of the board of directors.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

     - any proceeding involving such persons by reason of his serving or having served in such capacities; or

     - for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

     With respect to any criminal proceeding, indemnity is permitted if such person had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Our Certificate of Incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability:

     - for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders,

     - for acts or omissions not in good faith or which involve a knowing violation of law,

     - as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or

     - for any transaction from which the director or officer derived an improper personal benefit.

     Article XI of our By-laws specifies that we shall indemnify our directors, officers, employees and agents to the extent such parties are a party to any action because he or she was our director, officer, employee or agent. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of our capital stock is required to adopt, amend or repeal such provisions of the By-laws.

     We intend to enter into indemnification agreements with each of our officers and directors pursuant to which we will agree to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director or officer of SeraNova.

     At present, there is no pending litigation or proceeding involving a director or officer of SeraNova as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer of director.

LISTING

     Application has been made to have our common stock approved for quotation on the Nasdaq National Market under the symbol "SERA."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the our common stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

     The validity of the shares of our common stock to be distributed in the spin-off will be passed upon for us by Buchanan Ingersoll Professional Corporation, Princeton, New Jersey.

                                    EXPERTS


     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission the registration statement under the Securities Act with respect to the SeraNova common stock being received by Intelligroup shareholders in the spin-off. This information statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this information statement/prospectus as to the contents of any contract, agreement or other document referred to herein and filed as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.


     After the spin-off, we will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may be obtained from the Public Reference Room of the Commission at prescribed rates. This material also may be obtained on the Commission's website at http://www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. Application has been made to have the shares of SeraNova common stock included for quotation on the Nasdaq National Market.


     We intend to furnish our shareholders with annual reports containing consolidated financial statements (beginning with fiscal year 2000) audited by our independent accountants.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
SERANOVA, INC. AND AFFILIATES
Report of Independent Public Accountants....................   F-2
Combined Balance Sheets.....................................   F-3
Combined Statements of Operations...........................   F-4
Combined Statements of Changes in Shareholder's Equity &
  Comprehensive Income (Loss)...............................   F-5
Combined Statements of Cash Flows...........................   F-6
Notes to Combined Financial Statements......................   F-7
NETWORK PUBLISHING, INC.
Report of Independent Public Accountants....................  F-19
Balance Sheets..............................................  F-20
Statements of Operations....................................  F-21
Statements of Shareholders' Equity..........................  F-22
Statements of Cash Flows....................................  F-23
Notes to Financial Statements...............................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SeraNova, Inc.:


     We have audited the accompanying combined balance sheets of SeraNova, Inc. (a New Jersey corporation) and affiliates as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999, the nine-month period ended December 31, 1998 and the year ended March 31, 1998. These financial statements are the responsibility of SeraNova's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SeraNova, Inc. and affiliates as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the nine-month period ended December 31, 1998 and the year ended March 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------

                                          Arthur Andersen LLP


Roseland, New Jersey

March 6, 2000 (except with
respect to the first paragraph
of Note 13 as to which the
date is March 14, 2000, the
second and third paragraphs of
Note 13 as to which the date
is April 10, 2000 and the net
income (loss) per share
disclosure in Note 2 and the
fourth and fifth paragraphs in
Note 13 as to which the date
is May 12, 2000.)

                         SERANOVA, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)


                                                          MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                             2000           1999           1998
                                                         ------------   ------------   ------------
                                                         (UNAUDITED)
ASSETS
Current Assets:
  Cash.................................................    $   592        $   611         $  677
  Accounts receivable, net of allowance for doubtful
     accounts of $934, $353 and $207, respectively.....      9,587          7,456          3,096
  Unbilled services....................................      5,371          3,680            900
  Other current assets.................................        682            769            286
                                                           -------        -------         ------
Total Current Assets...................................     16,232         12,516          4,959
Property and equipment, net............................      4,828          2,863            816
Intangible assets, net.................................      3,289          3,492             --
Other assets...........................................        642              9             --
                                                           -------        -------         ------
Total Assets...........................................    $24,991        $18,880         $5,775
                                                           =======        =======         ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt....................    $   120        $   120         $   --
  Note payable to Intelligroup.........................      3,913          8,397          1,779
  Accounts payable.....................................      2,401            872            526
  Accrued payroll and related costs....................      3,104          1,551          1,039
  Accrued expenses and other liabilities...............      2,478          2,352          2,039
                                                           -------        -------         ------
Total Current Liabilities..............................     12,016         13,292          5,383
Long-Term Debt, net of current portion.................        591            618             --
                                                           -------        -------         ------
Total Liabilities......................................     12,607         13,910          5,383
                                                           -------        -------         ------
Commitments
Shareholders' Equity:
  Preferred stock $.01 par value, 5,000,000 shares
     authorized, none issued or outstanding............         --             --             --
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 17,460,883, 16,629,413 and 16,629,413
     shares issued and outstanding as of March 31, 2000
     and December 31, 1999 and 1998....................        175            167            167
  Additional paid-in capital...........................      9,992             --             --
  Intelligroup investment..............................      7,566          7,083          1,186
  Accumulated deficit..................................     (5,325)        (2,246)          (985)
  Currency translation adjustment......................        (24)           (34)            24
                                                           -------        -------         ------
Total Shareholders' Equity.............................     12,384          4,970            392
                                                           -------        -------         ------
Total Liabilities and Shareholders' Equity.............    $24,991        $18,880         $5,775
                                                           =======        =======         ======


The accompanying notes to combined financial statements are an integral part of these statements.

                         SERANOVA, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 FOR THE                         FOR THE
                                              THREE MONTHS        FOR THE       NINE-MONTH     FOR THE
                                             ENDED MARCH 31,     YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                            -----------------   DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                             2000      1999         1999           1998          1998
                                            -------   -------   ------------   ------------   ----------
                                               (UNAUDITED)
Revenues..................................  $16,176   $ 7,988     $39,795        $12,438       $ 8,995
Cost of sales.............................    8,389     4,649      22,475          7,315         4,797
                                            -------   -------     -------        -------       -------
Gross profit..............................    7,787     3,339      17,320          5,123         4,198
                                            -------   -------     -------        -------       -------
Selling, general and administrative
  expenses................................   11,319     2,726      17,605          5,106         3,812
Depreciation and amortization.............      472       135       1,131            102           133
                                            -------   -------     -------        -------       -------
Total operating expenses..................   11,791     2,861      18,736          5,208         3,945
                                            -------   -------     -------        -------       -------
Operating income (loss)...................   (4,004)      478      (1,416)           (85)          253
Other income (expense), net...............     (185)      (19)        (80)           (66)           13
                                            -------   -------     -------        -------       -------
Income (loss) before income taxes.........   (4,189)      459      (1,496)          (151)          266
Provision (benefit) for income taxes......   (1,110)      179        (235)           401           519
                                            -------   -------     -------        -------       -------
Net income (loss).........................  $(3,079)  $   280     $(1,261)       $  (552)      $  (253)
                                            =======   =======     =======        =======       =======
Net income (loss) per common share --basic
  and diluted.............................  $ (0.18)  $  0.02     $ (0.08)       $ (0.03)      $ (0.02)
                                            =======   =======     =======        =======       =======
Shares used in per share calculation of
  net income (loss) -- basic and
  diluted.................................   16,785    16,629      16,629         16,629        16,629
                                            =======   =======     =======        =======       =======


The accompanying notes to combined financial statements are an integral part of these statements.

                         SERANOVA, INC. AND AFFILIATES


           COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND

                          COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)


                                                                                                           TOTAL SHAREHOLDERS'
                                                                                       ACCUMULATED OTHER       EQUITY AND
                               COMMON   INTELLIGROUP     ADDITIONAL      ACCUMULATED     COMPREHENSIVE        COMPREHENSIVE
                               STOCK     INVESTMENT    PAID-IN-CAPITAL     DEFICIT       INCOME (LOSS)        INCOME (LOSS)
                               ------   ------------   ---------------   -----------   -----------------   -------------------
BALANCE -- MARCH 31, 1997....   $167       $  534          $    --         $  (180)          $ 15                $   536
Net loss.....................     --           --               --            (253)            --                   (253)
Foreign currency
  translation................     --           --               --              --            (68)                   (68)
                                                                                                                 -------
Comprehensive loss...........     --                                                                                (321)
Net transfers from
  Intelligroup, Inc. ........     --           26               --              --             --                     26
                                ----       ------          -------         -------           ----                -------
BALANCE -- MARCH 31, 1998....    167          560               --            (433)           (53)                   241
Net loss.....................     --           --               --            (552)            --                   (552)
Foreign currency
  translation................     --           --               --              --             77                     77
                                                                                                                 -------
Comprehensive loss...........     --                                                                                (475)
Net transfers from
  Intelligroup, Inc. ........     --          626               --              --             --                    626
                                ----       ------          -------         -------           ----                -------
BALANCE -- DECEMBER 31,
  1998.......................    167        1,186               --            (985)            24                    392
Net loss (unaudited).........     --           --               --          (1,261)            --                 (1,261)
Foreign currency
  translation................     --           --               --              --            (58)                   (58)
                                                                                                                 -------
Comprehensive loss...........     --                                                                              (1,319)
Net transfers from
  Intelligroup, Inc. ........     --        5,897               --              --             --                  5,897
                                ----       ------          -------         -------           ----                -------
BALANCE -- DECEMBER 31,
  1999.......................    167        7,083               --          (2,246)           (34)                 4,970
Net loss (unaudited).........     --           --               --          (3,079)            --                 (3,079)
Foreign currency translation
  (unaudited)................     --           --               --              --             10                     10
                                ----       ------          -------         -------           ----                -------
Comprehensive loss
  (unaudited)................     --           --               --              --             --                 (3,069)
Net transfers from
  Intelligroup, Inc.
  (unaudited)................     --          483               --              --             --                    483
Sale of 831,470 shares of
  common stock...............      8           --            9,992              --             --                 10,000
                                ----       ------          -------         -------           ----                -------
BALANCE -- MARCH 31, 2000
  (UNAUDITED)................   $175       $7,566          $ 9,992         $(5,325)          $(24)               $12,384
                                ====       ======          =======         =======           ====                =======


The accompanying notes to combined financial statements are an integral part of these statements.

                         SERANOVA, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                 FOR THE                          FOR THE
                                              THREE MONTHS        FOR THE       NINE-MONTH       FOR THE
                                             ENDED MARCH 31,     YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                            -----------------   DECEMBER 31,   DECEMBER 31,     MARCH 31,
                                             2000      1999         1999           1998           1998
                                            -------   -------   ------------   -------------   -----------
                                               (UNAUDITED)
Cash Flows from Operating Activities:
     Net income (loss)....................  $(3,079)  $   280     $(1,261)        $  (552)       $  (253)
Adjustments to reconcile net income (loss)
  to net cash used operating activities:
     Depreciation and amortization........      472       135       1,131             102            133
     Provision for doubtful receivables...      581        --         189             140            127
     Changes in assets and liabilities,
       net of acquired business:
       Accounts receivable................   (2,712)     (923)     (3,766)         (1,068)        (1,066)
       Unbilled services..................   (1,691)     (980)     (2,662)           (648)          (248)
       Other current assets...............       87      (519)       (425)           (174)           (71)
       Other assets.......................     (633)        4          (5)             --             --
       Accounts payable...................    1,529         5         288             250            139
       Accrued payroll and related
          costs...........................    1,553       639         410              74            (32)
       Accrued expenses and other
          liabilities.....................      126       804           8           1,410            418
                                            -------   -------     -------         -------        -------
          Net cash used in operating
            activities....................   (3,767)     (555)     (6,093)           (466)          (853)
                                            -------   -------     -------         -------        -------
Cash Flows from Investing Activities:
     Purchase of business, net of cash
       acquired...........................       --    (2,186)     (2,186)             --             --
     Capital expenditures.................   (2,234)     (268)     (2,175)           (603)            (7)
                                            -------   -------     -------         -------        -------
     Net cash used in investing
       activities.........................   (2,234)   (2,454)     (4,361)           (603)            (7)
                                            -------   -------     -------         -------        -------
Cash Flows from Financing Activities:
       Loans from Intelligroup............    2,440       616       6,618             894            886
       Repayment of loans.................   (6,951)      (26)       (109)           (219)          (302)
       Proceeds from sale of common
          stock...........................   10,000        --          --              --             --
       Net transfers from Intelligroup....      483     2,995       3,937             626             26
                                            -------   -------     -------         -------        -------
          Net cash provided by financing
            activities....................    5,972     3,585      10,446           1,301            610
                                            -------   -------     -------         -------        -------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents....................       10       (10)        (58)             77            (17)
                                            -------   -------     -------         -------        -------
Increase (Decrease) in Cash and Cash
  Equivalents.............................      (19)      566         (66)            309           (267)
Cash and Cash Equivalents, Beginning of
  Period..................................      611       677         677             368            635
                                            -------   -------     -------         -------        -------
       Cash and Cash Equivalents, End of
          Period..........................  $   592   $ 1,243     $   611         $   677        $   368
                                            =======   =======     =======         =======        =======
  Supplementary disclosures of cash flow
     information:
       Cash paid for interest.............  $    20   $    19     $    81         $    17        $     6
       Cash paid for income taxes.........  $   500   $    59     $   229         $   361        $    84


The accompanying notes to combined financial statements are an integral part of these statements.

                         SERANOVA, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- SERANOVA

     SeraNova, Inc. ("SeraNova") is a provider of strategic eBusiness services, including business-to-business solutions. SeraNova's services include strategic consulting, design, implementation and management of eBusiness systems. SeraNova serves e-business solution needs of Global 5000 as well as emerging internet based companies through rapid conception, creation and deployment of innovation internet and portal-based solutions.

     SeraNova was incorporated under the name Infinient, Inc. in the State of New Jersey on September 9, 1999 and issued 100 shares to Intelligroup, Inc. ("Intelligroup") on such date. Effective on January 1, 2000, Intelligroup contributed the assets and liabilities of its Internet solutions group, including SeraNova India which commenced operations in October 1999, the capital stock of Network Publishing, Inc. and the capital stock of the Azimuth Companies to SeraNova in exchange for 900 shares of the common stock of SeraNova, $0.01 par value per share (the "Formation"). The Formation was accounted for using the carryover basis of accounting. The accompanying combined financial statements include the accounts and operations of the Internet solutions group since its inception in 1997, Network Publishing, Inc. from the date of its acquisition by Intelligroup (January 8, 1999) and the Azimuth Companies for all periods presented (see Note 3). Intelligroup acquired the Azimuth Companies in a transaction accounted for as a pooling of interests and Network publishing, Inc. through a purchase acquisition.

     SeraNova began operations in India in October of 1999 and the United Kingdom in November of 1999. Results of operations and financial information since inception have been included in the accompanying combined financial statements.

     Intelligroup has proposed to distribute to its shareholders of all of the SeraNova shares of common stock it holds. For each common share of Intelligroup stock held, one share of SeraNova common stock is anticipated to be issued. SeraNova intends to split the number of its outstanding shares on the record date of such dividend so that the number of SeraNova's outstanding shares shall equal the number of outstanding shares of Intelligroup. The spin-off is subject to certain conditions and approvals.

     SeraNova has not operated as a separate company and faces the risks and uncertainties encountered by companies in the early stages of development such as managing growth, intense competition, expansion both domestically and internationally and rapidly changing technology. In the past, SeraNova has relied on Intelligroup for many administrative services and financial support. SeraNova has entered into various agreements with Intelligroup (see Note 4) and is currently exploring various alternative financing options.

     Effective April 1, 1998, SeraNova changed its year end from March 31 (the Azimuth Companies former year end) to December 31. All significant intercompany balances and transactions have been eliminated.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Interim Financial Information



     The consolidated financial statements and accompanying financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which SeraNova considers necessary for a fair presentation of the financial position of SeraNova at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and

                         SERANOVA, INC. AND AFFILIATES
liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of investments in highly liquid short-term instruments, with maturities of three months or less from date of purchase.

  Revenue Recognition

     SeraNova generates revenue from professional services rendered. Revenue is recognized as services are performed with the corresponding cost of providing those services reflected as cost of sales. Substantially all customers are billed on a per diem basis whereby actual time is charged directly to the customer. Billings to customers for out-of-pocket expenses are recorded as a reduction of expenses incurred. Unbilled services represent services provided which are billed subsequent to the respective period end. SeraNova anticipates all such amounts to be realized within the following year.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life (ten years). Cost of maintenance and repairs are charged to expense as incurred.

  Intangible Assets


     Intangible assets as of March 31, 2000 and December 31, 1999 include goodwill of $3,922,000 and other intangibles totaling $139,500 less accumulated amortization of $772,000 and $569,000, respectively, that was attributable to the acquisition of Network Publishing, Inc. (see Note 3). These intangible assets are being amortized over the estimated useful lives of 5 years using the straight-line method. Amortization expense was $203,000 for the three months ended March 31, 2000 and $569,000 for the year ended December 31, 1999.


  Allowance for Doubtful Accounts


     SeraNova provides an allowance for doubtful accounts based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of allowance, management is required to make certain estimates and assumptions. The provision for doubtful accounts totaled $189,000, $140,000 and $127,000 for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively. Write-offs of accounts receivable totaled $43,000, $60,000 and $0 for the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998, respectively.


  Recoverability of Long-Lived Assets

     SeraNova reviews the recoverability of its long-lived assets on a periodic basis whenever events and circumstances have occurred that indicate the remaining balance may not be recoverable. The assessment for potential impairment is based primarily on SeraNova's ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. SeraNova does not believe that any such events or changes in circumstances have occurred. The amount of impairment of goodwill and other intangibles would be determined as part of the long-lived asset grouping being evaluated

                         SERANOVA, INC. AND AFFILIATES
utilizing undiscounted net income over the remaining life of the asset. Where goodwill is identified with assets subject to an impairment loss, the carrying amount of the identified goodwill would be eliminated before making any reduction of the carrying amounts of the impaired long-lived assets and identifiable intangibles.

  Stock-Based Compensation

     Stock-based compensation is recognized using the intrinsic value method under APB No. 25. For disclosure purposes, pro forma net income (loss) impacts are provided as if the fair market value method has been applied.

  Currency Translation

     Assets and liabilities relating to foreign operations are translated into US dollars using exchange rates in effect at the balance sheet date. Income and expenses are translated in US dollars using monthly average exchange rates during the year. Translation adjustments associated with assets and liabilities are excluded from income and credited or charged directly to shareholder's equity.

     Foreign currency transaction gains and losses are recorded in other income (expense) in the combined statements of operations.

  Concentrations


     One customer accounted for approximately 38% and a second customer accounted for approximately 11% of the combined revenues of SeraNova for the three months ended March 31, 2000. Accounts receivable as of March 31, 2000 attributable to these customers was $3,231,000 and $898,000, respectively. No other customer accounted for more than 10% of the combined revenues of SeraNova for the three months ended March 31, 2000.



     One customer accounted for approximately 28% of the combined revenues of SeraNova for the year ended December 31, 1999. Accounts receivable as of December 31, 1999 attributable to this customer was $1,960,000. Another customer accounted for 13% of revenues for the nine-month period ended December 31, 1998 (See Note 4). Accounts receivable attributable to this customer was $419,000 as of December 31, 1998. No other customer contributed in excess of 10% of the combined revenues for any other period. For the year ended December 31, 1999, six customers accounted for approximately 50% of SeraNova's revenues.


  Income Taxes

     SeraNova accounts for income taxes pursuant to SFAS 109, "Accounting for Income Taxes", which uses the liability method to calculate deferred income taxes.

     The accompanying combined statements of operations reflect income taxes as if SeraNova filed a separate tax return. U.S. income taxes on undistributed earnings of foreign entities have not been provided as they are considered permanently invested.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable and debt approximate fair value because of the short-term nature of these instruments.


  Net Income (Loss) Per Share



     Net income (loss) per share -- basic has been computed by dividing the net loss by the May 12, 2000 (the record date of the spin off) outstanding shares of common stock of Intelligroup and the weighted average number of shares sold to investors on March 14, 2000 (see Note 13).

                         SERANOVA, INC. AND AFFILIATES

     Net income (loss) per share -- diluted has been computed by dividing the net loss by the May 12, 2000 outstanding shares of common stock of Intelligroup and the weighted average number of shares sold to investors on March 14, 2000 (see Note 13). Stock options (3,236,000 as of December 31, 1999) have not been included in the calculation since they are anti-dilutive.



     All common shares and per share amounts have been adjusted retroactively to give effect to a 16,629.413-for-one stock split effective May 12, 2000 relating to the spin-off.


NOTE 3 -- BUSINESS COMBINATIONS

     On November 25, 1998, Intelligroup consummated the acquisition of all of the outstanding capital stock of Azimuth Consulting Limited, Azimuth Holdings Limited, Braithwaite Richmond Limited and Azimuth Corporation Limited (collectively the "Azimuth Companies"). The acquisition of the Azimuth Companies was accounted for as a pooling of interests. The accompanying combined financial statements include the results of operations and financial position of the Azimuth Companies for all periods presented in accordance with pooling of interests accounting. As consideration for this acquisition, Intelligroup issued 902,928 shares of its common stock.

     On January 8, 1999, Intelligroup consummated the acquisition of all of the shares of outstanding capital stock of Network Publishing, Inc. The acquisition was accounted for utilizing the purchase method of accounting. The purchase price included an initial cash payment in the aggregate of $1,800,000 together with a cash payment of $200,000 to be held in escrow plus costs of the transaction, and resulted in costs in excess of fair value of net tangible assets acquired of $1,600,000. Such amount has been allocated to intangible assets (assembled workforce of $139,500) with the remainder assigned to goodwill. In addition, the purchase price included an earn-out payment of up to $2,212,650 in restricted shares of Intelligroup's common stock payable on or before April 15, 2000 and a potential lump sum cash payment of $354,024 payable no later than March 31, 2000. In July 1999, Intelligroup and the former shareholders of Network Publishing, Inc. agreed to amend the agreements to eliminate the earnout and fix the additional consideration amount at $2,430,000 payable at the option of Intelligroup in Intelligroup's common stock or cash. As of December 31, 1999, SeraNova has recorded this transaction as an increase to goodwill and equity. On January 8, 2000, Intelligroup made a cash payment of $340,000 and issued approximately 100,000 shares of its common stock to satisfy its obligation.

     The following unaudited pro forma information presents a summary of results of operations of SeraNova and Network Publishing, Inc. as if the acquisition had occurred on April 1, 1997.


                                                            FOR THE NINE-MONTH
                                                               PERIOD ENDED       FOR THE YEAR ENDED
                                                            DECEMBER 31, 1998       MARCH 31, 1998
                                                            ------------------    ------------------
Revenues..................................................     $15,576,000           $12,393,000
Net loss..................................................        (571,000)             (559,000)
Net loss per common share -- basic and diluted............     $     (0.03)          $     (0.03)


NOTE 4 -- RELATED PARTY TRANSACTIONS

     Prior to the Formation, Intelligroup accounted for the separate financial results of Network Publishing, Inc. and the Azimuth Companies. However, Intelligroup did not account separately for the U.S. internet business. In the preparation of the accompanying combined financial statements, SeraNova and Intelligroup have specifically identified all revenue, costs of sales, other income (expense), net and certain direct selling, general and administrative expenses incurred on behalf of SeraNova related to the U.S. internet operations. Other selling, general and administrative expenses have been allocated between Intelligroup and SeraNova based on either revenue generation, head count or occupancy, where applicable. The selling, general and

                         SERANOVA, INC. AND AFFILIATES
administrative expenses captured and allocated by these methods pertain to only U.S. operations. Revenue, head count and occupancy percentages were calculated using only U.S. data for Intelligroup and SeraNova. SeraNova believes that allocated costs approximate the historical costs of SeraNova and that the allocation methods used are reasonable. For balance sheet purposes, the U.S. internet operation's cash and payables are included in Intelligroup's investment as they historically have not been accounted for separately.


     For the nine-month period ended December 31, 1998, one customer accounted for approximately $1.7 million, or 13%, of the combined revenues of SeraNova. An executive officer of such customer is currently a member of the Board of Directors of Intelligroup. SeraNova generated approximately $58,000 of revenue from such company during the year ended December 31, 1999. During the three months ended March 31, 2000 and the year ended December 31, 1999, one customer accounted for approximately $350,000 and $105,000, respectively, of combined revenues of SeraNova. Accounts receivable for this customer was $351,000 and $0 as of March 31, 2000 and December 31, 1999, respectively. An executive officer of such customer is currently the chairman of SeraNova.


     Note payable to Intelligroup represents a calculation of net borrowing from Intelligroup as of December 31, 1999 and 1998 (See Note 13).

     SeraNova and Intelligroup have entered into the following agreements effective January 1, 2000.

  Distribution Agreement

     This agreement between SeraNova and Intelligroup calls for distribution by Intelligroup on the Distribution Date of the SeraNova Common Stock owned by Intelligroup to the holders of Intelligroup Common Stock as of the Record Date, subject to certain conditions.

  Services Agreement

     Under the terms of the services agreement, SeraNova has agreed with
Intelligroup: (1) to share certain general and administrative expenses; and (2) for Intelligroup to provide SeraNova with other general, administrative services in exchange for a fee. The general and administrative expenses include payroll costs for shared employees, utilities costs, equipment expenses, taxes and office supplies. SeraNova's cost for administrative services provided by Intelligroup will approximate $30,000 per month.

  Contribution Agreement

     The assets and liabilities of Intelligroup's Internet services business, as defined, were transferred by Intelligroup and certain of its subsidiaries to SeraNova effective January 1, 2000 subject to certain conditions being satisfied. The transfer may be subject to a post contribution adjustment, as defined. Some assignments and transfers may require prior consent by third parties and various filings or recordings with governmental entities.

  Space Sharing Agreement

     SeraNova has entered into a space sharing agreement with Intelligroup providing for the sharing by Intelligroup and SeraNova of Intelligroup's office facilities, including the office facilities located in Edison, New Jersey at which SeraNova's and Intelligroup's principal executive offices are located. Under the space sharing agreement, the costs associated with leasing and maintaining facilities are, in general, allocated between Intelligroup and SeraNova on the basis of actual use of floor space. SeraNova's space sharing costs will approximate $68,000 per month.

                         SERANOVA, INC. AND AFFILIATES

  Tax Sharing Agreement

     SeraNova has entered into a tax sharing agreement with Intelligroup that governs the allocation of federal, state, local and foreign tax liabilities and related tax matters.

NOTE 5 -- COMMITMENTS

  Employment Agreements

     In September and October, 1999, SeraNova entered into three employment agreements with certain executive officers which expire through October 2002. The amount due under these contracts is approximately $1.1 million per year. Additionally, the contracts provided for the granting of options to purchase 1,711,464 shares of SeraNova's common stock at $2.52 per share which was equal to the estimated fair market value of SeraNova's common stock as of the grant date as determined by the board of directors (See Note 10). The options vest over a three year period.

  Leases


     SeraNova leases various office space, office equipment and vehicles under operating leases expiring at various dates through December 2005. Rental expense for all leases approximated $450,000 and $177,000 for the three months ended March 31, 2000 and 1999, respectively, $729,000 for the year ended December 31, 1999, $284,000 for the nine-month period ended December 31, 1998 and $388,000 for the year ended March 31, 1998, respectively. Future lease commitments are as follows:


FOR THE YEARS ENDED DECEMBER 31,
--------------------------------
2000...........................................    $  736,000
2001...........................................       635,000
2002...........................................       586,000
2003...........................................       551,000
2004...........................................       611,000
Thereafter.....................................       479,000
                                                   ----------
                                                   $3,598,000
                                                   ==========

     Rental expense associated with the space sharing agreement with Intelligroup (Note 4) is not included in the above table.

  Benefit Plans

     Employees of SeraNova were eligible to participate in the Intelligroup, Inc. Employee Retirement Plan (the "Plan"). The Plan allows eligible employees to contribute up to 15% percent of their annual compensation, subject to the Internal Revenue Code's statutory limitations. Effective January 1, 1999, contributions to the Plan by Intelligroup are made at the discretion of the Board of Directors, and the related expense specific to the SeraNova Plan were approximately $132,000 for the year ended December 31, 1999. There were no employer contributions to the Plan for the periods prior to January 1, 1999.

     Effective January 1, 2000, the SeraNova, Inc. Employee Retirement Plan was formed. As of this date, SeraNova employees will no longer be eligible to participate in the Intelligroup, Inc. Retirement Plan. SeraNova will contribute 50% of the first 4% of a participants contribution subject to the Internal Revenue Code's statutory limitations.

                         SERANOVA, INC. AND AFFILIATES

  Other Commitments

     SeraNova has entered into an agreement with a strategic marketing consulting company in connection with certain sales and marketing services. Under the terms of this agreement the consulting company will assist SeraNova in building a SeraNova brand, generate leads, support sales force and build a sales systems infrastructure. SeraNova expects to spend approximately $3 million in the first six months of the fiscal year 2000 related to this agreement.

NOTE 6 -- INCOME TAXES

     The operating results of the domestic Internet solutions group have historically been included in the consolidated tax returns of Intelligroup and have been computed as if they were on a stand-alone basis. The tax accounts for Network Publishing, Inc. and the Azimuth Companies are reported based on individual tax returns filed by each company historically. The provisions for income taxes include the effect of certain temporary differences between amounts reported for tax purposes versus financial reporting.

     The provision (benefit) for income taxes was as follows:

                                                            FOR THE PERIODS ENDED
                                                  -----------------------------------------
                                                  DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                      1999            1998          1998
                                                  ------------    ------------    ---------
Current
  Federal.......................................   $(560,000)       $163,000      $ 76,000
  State.........................................     (55,000)         54,000        25,000
  Foreign.......................................     363,000         386,000       450,000
                                                   ---------        --------      --------
  Current.......................................    (252,000)        603,000       551,000
                                                   ---------        --------      --------
Deferred
  Federal.......................................      15,000         (37,000)      (26,000)
  State.........................................       2,000          (9,000)       (6,000)
                                                   ---------        --------      --------
  Deferred......................................      17,000         (46,000)      (32,000)
                                                   ---------        --------      --------
Total...........................................   $(235,000)       $557,000      $519,000
                                                   =========        ========      ========

                         SERANOVA, INC. AND AFFILIATES

     The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities are as follows:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                             ------------    ------------
Tax Deferred Assets:
  Allowance for doubtful accounts..........................   $ 124,000       $  84,000
  Vacation accrual.........................................     180,000         123,000
  Foreign net operating loss carryforwards.................      81,000          75,000
                                                              ---------       ---------
  Total deferred tax assets................................     385,000         282,000
Deferred Tax Liabilities:
  Depreciation.............................................      24,000          (4,000)
Valuation allowance........................................    (261,000)       (198,000)
                                                              ---------       ---------
Net deferred tax asset.....................................   $ 100,000       $  80,000
                                                              =========       =========
Current....................................................   $ 304,000       $ 207,000
Non-current................................................      57,000          71,000
Valuation..................................................    (261,000)       (198,000)
                                                              ---------       ---------
Net deferred tax asset.....................................   $ 100,000       $  80,000
                                                              =========       =========

     SeraNova has provided a valuation allowance for all deferred tax assets of the Azimuth Companies and the start up operations in the United Kingdom due to the historical losses of these companies.

     The effective tax rate of SeraNova for each period presented is comprised of federal taxes on income of domestic operations at 34%. State taxes on domestic income totaled 4% of the effective tax rate. Other permanent items, including, among others, non-deductible entertainment expenses, totaled 3% of the effective rate while non-deductible amortization totaled 13% of the effective tax rate in 1999. The remaining difference between the statutory federal rate of 34% and SeraNova's effective rates relates to taxes on income from foreign jurisdictions. Losses incurred in certain countries could not be offset by income from other countries thus resulting in high effective rate.

NOTE 7 -- LONG-TERM DEBT


     Network Publishing, Inc. has entered into a $875,000 note payable with a bank dated April 25, 1997, secured by their equipment, furniture and fixtures. The note, which bears interest at the bank's prime rate (8.5% percent as of December 31, 1999) plus 2%, matures on April 25, 2007. Principal and interest are payable in monthly installments. Interest expense for the periods ended March 31, 2000 and December 31, 1999 was $20,000 and $77,000, respectively. Included in current portion of long-term debt are other miscellaneous borrowings totaling approximately $35,000 and $48,000 as of March 31, 2000 and December 31, 1999, respectively. The aggregate amount of principal maturities of long-term debt as of December 31, 1999 are as follows:



2000........................................................  $120,000
2001........................................................    73,000
2002........................................................    81,000
2003........................................................    89,000
2004........................................................    99,000
Thereafter..................................................   276,000
                                                              --------
                                                              $738,000
                                                              ========

                         SERANOVA, INC. AND AFFILIATES

NOTE 8 -- PROPERTY AND EQUIPMENT

     Property and Equipment consist of the following (in thousands):


                                                  MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                    2000           1999            1998
                                                  ---------    ------------    ------------
Computers and software..........................   $ 4,419       $ 2,839          $  595
Furniture and equipment.........................     1,799         1,191             796
                                                   -------       -------          ------
                                                     6,218         4,030           1,391
Accumulated depreciation........................    (1,390)       (1,167)           (575)
                                                   -------       -------          ------
                                                   $ 4,828       $ 2,863          $  816
                                                   =======       =======          ======



Depreciation expense was $269, $561, $102 and $133 for the three months ended March 31, 2000, the year ended December 31, 1999, the nine months ended December 31, 1998 and the year ended March 31, 1998.


NOTE 9 -- ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consisted of the following (in thousands):


                                                  MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                    2000           1999            1998
                                                  ---------    ------------    ------------
Accrued expenses................................   $2,413         $2,053          $1,779
Advanced billings...............................       48             83              64
Income taxes payable............................       17            216             196
                                                   ------         ------          ------
          Total.................................   $2,478         $2,352          $2,039
                                                   ======         ======          ======


NOTE 10 -- STOCK OPTIONS

     On December 1, 1999 SeraNova adopted the SeraNova, Inc. 1999 Stock Plan covering its employees, officers and directors, and certain consultants, agents and key contractors. The maximum number of shares available for issuance under the Plan is 5,000,000 on a post split and spin-off basis, subject to certain adjustments. SeraNova has granted stock options with an exercise price at fair market value as described below. The Plan provides for both non-qualified and incentive stock options. Generally, options granted under the Plan vest in six equal installments at the end of each six month period after the date of grant and expire within ten years from the date of the grant and have an exercise price equal to the fair market value of SeraNova's common stock on the date of grant.

     SeraNova has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized. A summary of the stock option grants is as follows:

                                                   NUMBER OF    WEIGHTED AVERAGE    WEIGHTED AVERAGE
                                                    SHARES       EXERCISE PRICE        FAIR VALUE
                                                   ---------    ----------------    ----------------
Options Outstanding, December 31, 1998...........         --            --                  --
Options Granted, September 15, 1999..............  1,244,701         $2.52               $2.16
Options Granted, October 1, 1999.................  1,450,010          2.52                2.16
Options Granted, December 1, 1999................    541,381          6.51                5.58
                                                   ---------         -----               -----
Options Outstanding, December 31, 1999 (none
  exercisable)...................................  3,236,092         $3.19               $2.73
                                                   =========         =====               =====

                         SERANOVA, INC. AND AFFILIATES

     On January 1, 2000, pursuant to the 1999 stock plan, stock options were granted to purchase 1,407,575 shares of SeraNova's common stock at an exercise price of $6.51 per share. On January 14, 2000, SeraNova granted stock options under the 1999 stock plan to purchase 260,000 shares of SeraNova's common stock with an exercise price per share of $6.51.

     The calculation of the option grant prices of SeraNova's common stock was as follows: SeraNova multiplied SeraNova's revenue contribution in the most recent quarter (SeraNova's revenue as a percentage of the total consolidated revenue for Intelligroup) to the Intelligroup's stock price as of the valuation date. Then SeraNova applied 100% premium to the implied price to obtain fair market value of SeraNova's common stock.

     The fair value of option grants for disclosure purposes is estimated on the date of grant using the Black-Scholes option-pricing model that uses the following assumptions: expected volatility of 82%, risk-free interest rate of 6%, dividend rate of 0% and expected lives of 10 years. The weighted-average fair value of options granted during 1999 was $2.73. Had the compensation cost for SeraNova's stock options been determined using the Black-Scholes fair value pricing model, the net of tax impact for year ended December 31, 1999 would be as follows:

Net loss as reported............................  $(1,261,000)
Net loss pro forma..............................  $(1,625,000)
Unaudited pro forma net loss per common share as
  reported -- basic and diluted.................  $     (0.08)
Unaudited pro forma net loss per common share as
  adjusted -- basic and diluted.................  $     (0.10)

     The pro forma results are not intended to be indicative of or a projection of future results.

NOTE 11 -- SEGMENT INFORMATION


     Historically, SeraNova has managed operations only by geographic region. The following is information by geographic area as of and for the three-month period ended March 31, 2000, for the year ended December 31, 1999, the nine-month period ended December 31, 1998 and the year ended March 31, 1998.



FOR THE THREE-MONTH PERIOD
ENDED MARCH 31, 2000                UNITED STATES    ASIA PACIFIC    EUROPE    INDIA     COMBINED TOTAL
--------------------------          -------------    ------------    ------    ------    --------------
Revenue...........................     $11,517         $ 2,503       $  72     $2,084       $16,176
Depreciation & amortization.......         370              22          --         80           472
Income (loss) from operations.....      (3,727)           (911)       (387)     1,021        (4,004)
Interest income...................          --               1          --          2             3
Interest expense..................        (175)             (6)         --         --          (181)
Other income (expense)............          (3)             (2)         --         (2)           (7)
Income (loss) before income
  taxes...........................      (3,905)           (918)       (387)     1,021        (4,189)
Capital spending..................       1,374              15          27        818         2,234
Total assets......................      18,393           3,476         237      2,885        24,991

                         SERANOVA, INC. AND AFFILIATES

FOR THE YEAR ENDED DECEMBER 31, 1999  UNITED STATES    ASIA PACIFIC    EUROPE    INDIA     COMBINED TOTAL
------------------------------------  -------------    ------------    ------    ------    --------------
Revenue............................      $27,408         $11,324        $ --     $1,063       $39,795
Depreciation & amortization........        1,015              82          --         34         1,131
Income (loss) from operations......       (2,734)            848         (99)       569        (1,416)
Interest income....................            6              24          --         --            30
Interest expense...................          (77)             (5)         --         --           (82)
Other income (expense).............           --             (28)         --         --           (28)
Income (loss) before income taxes...      (2,805)            839         (99)       569        (1,496)
Capital spending...................        1,012             120          --      1,043         2,175
Total assets.......................       14,032           3,410          39      1,399        18,880

FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1998      UNITED STATES    ASIA PACIFIC    COMBINED TOTAL
-------------------------------------------------      -------------    ------------    --------------
Revenue..............................................     $6,020           $6,418          $12,438
Depreciation & amortization..........................         33               69              102
Income (loss) from operations........................        411             (496)             (85)
Interest income......................................         --               --               --
Interest expense.....................................         --               14               14
Other income (expense)...............................         --              (52)             (52)
Income (loss) before income taxes....................        411             (562)            (151)
Capital spending.....................................        594                9              603
Total assets.........................................      2,968            2,807            5,775

FOR THE YEAR ENDED MARCH 31, 1998                      UNITED STATES    ASIA PACIFIC    COMBINED TOTAL
---------------------------------                      -------------    ------------    --------------
Revenue..............................................     $2,100           $6,895           $8,995
Depreciation & amortization..........................         --              133              133
Income (loss) from operations........................        169               84              253
Interest income......................................         --                1                1
Interest expense.....................................         --               10               10
Other income (expense)...............................         --               22               22
Income (loss) before income taxes....................        170               96              266
Capital spending.....................................         --                7                7
Total assets.........................................      1,328            1,888            3,216

     Foreign revenue is based on the country in which SeraNova's operations reside.

NOTE 12 -- PREFERRED STOCK

     Pursuant to SeraNova's Certificate of Incorporation, SeraNova has the authority to issue 5,000,000 shares of undesignated preferred stock, par value $.01 per share. The preferred stock may be issued, from time to time, pursuant to a resolution by SeraNova's Board of Directors that will set forth the voting powers and other pertinent rights of such series.

NOTE 13 -- SUBSEQUENT EVENTS

  Equity Investment


     On March 14, 2000, SeraNova sold 831,470 shares of its common stock to four institutional investors for $10,000,000. SeraNova granted certain demand and piggyback registration rights to such investors.

                         SERANOVA, INC. AND AFFILIATES

Additionally, SeraNova has an option to sell an additional 415,736 shares of its common stock to an institutional investor for $5,000,000.


  Bank Credit Facility


     As discussed in Note 4, note payable to Intelligroup represents a calculation of net borrowings from Intelligroup. Although no formal note existed, SeraNova has agreed to repay such amounts. On January 1, 2000, such borrowings were converted to amounts repayable by SeraNova to a bank under a revolving credit facility agreement. Effective January 1, 2000, SeraNova became a co-borrower under Intelligroup's revolving credit agreement with a bank. The revolving credit facility is up to $15,000,000 in aggregate with a sublimit of up to $10,000,000 available to SeraNova. Intelligroup and SeraNova are jointly and severally liable under the agreement. In the event Intelligroup requests and the bank approves a change in control of the ownership of SeraNova as contemplated by the spin off, all SeraNova's obligations under the agreement become due and payable. Intelligroup was in technical default of one of the bank covenants as of March 31, 2000 but obtained a waiver of such default through September 2000.



     There are no aggregate outstanding advances against the revolving credit facility as of March 31, 2000. As of December 31, 1999, the aggregate outstanding advances against the revolving credit facility were $10.6 million. SeraNova's portion of the outstanding balance as of December 31, 1999, was $8.4 million. As of March 31, 2000, a portion of the proceeds from the sale of common stock was used to pay off the outstanding balance due to the bank as of March 31, 2000.



     In connection with the proposed spin off of SeraNova, Intelligroup is negotiating a new credit facility with PNC Bank that it expects to have in place prior to the spin off. It is anticipated that under the new agreement, SeraNova will be released from all commitments and obligations to PNC Bank, and the bank will release its security interest in all SeraNova assets.



     In May 2000, SeraNova received an approval from Fleet Credit Corporation, subject to certain conditions, for an asset-based revolving credit facility that provides SeraNova with up to $15 million in financing. The credit facility is a three-year agreement secured by all assets of SeraNova, Inc. Borrowings may be made under the facility for general corporate purposes with interest at the then current prime rate plus 1/2%. The credit agreement will contain customary representations, warranties, covenants and default provisions, including, but not limited to, working capital commitments and debt to equity ratios.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Network Publishing, Inc.:

     We have audited the accompanying balance sheets of Network Publishing, Inc. (a Utah corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Publishing, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

Salt Lake City, Utah
December 21, 1999

                            NETWORK PUBLISHING, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                 1998          1997
                                                              ----------    ----------
CURRENT ASSETS:
  Cash......................................................  $  319,282    $   93,957
  Accounts receivable, net of allowance for doubtful
    accounts of $36,000 and $44,000, respectively...........     781,845       656,670
  Unbilled services.........................................     118,006        56,382
  Prepaid expenses..........................................      47,510         9,070
  Related-party note receivable.............................      10,089            --
  Income tax receivable.....................................          --       106,598
  Deferred income tax asset.................................          --        12,436
                                                              ----------    ----------
         Total current assets...............................   1,276,732       935,113
                                                              ----------    ----------
FURNITURE AND EQUIPMENT:
  Computer equipment........................................     748,467       622,520
  Software..................................................     249,611       173,379
  Office furniture and equipment............................      54,582        54,582
                                                              ----------    ----------
                                                               1,052,660       850,481
  Less accumulated depreciation.............................    (617,930)     (359,080)
                                                              ----------    ----------
                                                                 434,730       491,401
                                                              ----------    ----------
DEFERRED INCOME TAX ASSET...................................       3,923            --
                                                              ----------    ----------
                                                              $1,715,385    $1,426,514
                                                              ==========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 1998          1997
                                                              ----------    ----------
CURRENT LIABILITIES:
  Line of credit............................................  $       --    $   80,000
  Current portion of long-term debt.........................      61,887        42,652
  Current portion of capital lease obligations..............      47,135            --
  Accounts payable..........................................      57,687        88,241
  Accrued payroll and related benefits......................     102,304       100,249
  Accrued liabilities.......................................      27,078        70,604
  Deferred revenue..........................................     133,633       163,047
  Income taxes payable......................................      11,979            --
  Deferred income tax liability.............................     132,363            --
                                                              ----------    ----------
         Total current liabilities..........................     574,066       544,793
                                                              ----------    ----------
LONG-TERM DEBT, net of current portion......................     690,464       767,958
                                                              ----------    ----------
CAPITAL LEASE OBLIGATIONS, net of current portion...........      47,692            --
                                                              ----------    ----------
DEFERRED INCOME TAX LIABILITY...............................          --        15,211
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value; 100,000 shares authorized,
    40,000 shares issued....................................      40,000        40,000
  Additional paid-in capital................................     514,013       274,975
  Treasury stock; 22,000 shares at cost.....................    (420,577)     (420,577)
  Deferred compensation.....................................    (225,338)      (25,021)
  Retained earnings.........................................     495,065       229,175
                                                              ----------    ----------
         Total shareholders' equity.........................     403,163        98,552
                                                              ----------    ----------
                                                              $1,715,385    $1,426,514
                                                              ==========    ==========

                            NETWORK PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
REVENUES...............................................  $3,947,763    $3,397,713    $2,556,607
COST OF REVENUES.......................................   1,277,263     1,057,211       719,322
                                                         ----------    ----------    ----------
     Gross margin......................................   2,670,500     2,340,502     1,837,285
                                                         ----------    ----------    ----------
OPERATING EXPENSES:
  Research and development.............................     230,120       288,319            --
  Selling, general and administrative..................   1,920,171     2,047,078     1,433,280
                                                         ----------    ----------    ----------
     Total operating expenses..........................   2,150,291     2,335,397     1,433,280
                                                         ----------    ----------    ----------
OPERATING INCOME.......................................     520,209         5,105       404,005
                                                         ----------    ----------    ----------
INTEREST INCOME (EXPENSE):
  Interest income......................................       7,902         1,189         5,720
  Interest expense.....................................     (84,281)      (64,451)      (16,207)
                                                         ----------    ----------    ----------
     Interest expense, net.............................     (76,379)      (63,262)      (10,487)
                                                         ----------    ----------    ----------
INCOME (LOSS) BEFORE (PROVISION) BENEFIT FOR INCOME
  TAXES................................................     443,830       (58,157)      393,518
(PROVISION) BENEFIT FOR INCOME TAXES...................    (177,940)       36,773      (160,647)
                                                         ----------    ----------    ----------
NET INCOME (LOSS)......................................  $  265,890    $  (21,384)   $  232,871
                                                         ==========    ==========    ==========

                            NETWORK PUBLISHING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                           COMMON STOCK     ADDITIONAL     TREASURY STOCK                                            TOTAL
                         ----------------    PAID-IN     ------------------     DEFERRED                         SHAREHOLDERS'
                         SHARES   AMOUNT     CAPITAL     SHARES    AMOUNT     COMPENSATION   RETAINED EARNINGS      EQUITY
                         ------   -------   ----------   ------   ---------   ------------   -----------------   -------------
Balance, December 31,
  1995.................  40,000   $40,000    $254,250        --   $      --    $ (17,245)        $  17,688         $ 294,693
Deferred compensation
  related to stock
  option grants........      --        --       8,425        --          --       (8,425)               --                --
Amortization of
  deferred
  compensation.........      --        --          --        --          --        5,183                --             5,183
Net income.............      --        --          --        --                       --           232,871           232,871
                         ------   -------    --------    ------   ---------    ---------         ---------         ---------
Balance, December 31,
  1996.................  40,000    40,000     262,675        --          --      (20,487)          250,559           532,747
Deferred compensation
  related to stock
  option grants........      --        --      12,300        --          --      (12,300)               --                --
Amortization of
  deferred
  compensation.........      --        --          --        --          --        7,766                --             7,766
Purchase of treasury
  stock................      --        --          --    22,000    (420,577)          --                --          (420,577)
Net loss...............      --        --          --        --          --           --           (21,384)          (21,384)
                         ------   -------    --------    ------   ---------    ---------         ---------         ---------
Balance, December 31,
  1997.................  40,000    40,000     274,975    22,000    (420,577)     (25,021)          229,175            98,552
Deferred compensation
  related to stock
  option grants........      --        --     239,038        --          --     (239,038)               --                --
Amortization of
  deferred
  compensation.........      --        --          --        --          --       38,721                --            38,721
Net income.............      --        --          --        --          --           --           265,890           265,890
                         ------   -------    --------    ------   ---------    ---------         ---------         ---------
Balance, December 31,
  1998.................  40,000   $40,000    $514,013    22,000   $(420,577)   $(225,338)        $ 495,065         $ 403,163
                         ======   =======    ========    ======   =========    =========         =========         =========

                            NETWORK PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                          INCREASE (DECREASE) IN CASH

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $ 265,890    $ (21,384)   $ 232,871
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation.......................................    258,850      213,229      109,027
     Deferred income taxes..............................    125,665      (15,830)      12,185
     Amortization of deferred compensation..............     38,721        7,766        5,183
     Changes in operating assets and liabilities:
       Accounts receivable, net.........................   (125,175)    (198,505)    (319,716)
       Unbilled services................................    (61,624)      22,557      (51,425)
       Prepaid expenses.................................    (38,440)      (7,753)      11,704
       Accounts payable.................................    (30,554)      (1,667)      65,351
       Accrued payroll and related benefits.............      2,055       38,661       39,596
       Accrued liabilities..............................    (43,526)      71,230       (6,642)
       Deferred revenue.................................    (29,414)     123,047       38,763
       Income taxes payable/receivable..................    118,577     (240,948)     144,251
                                                          ---------    ---------    ---------
          Net cash provided by (used in) operating
            activities..................................    481,025       (9,597)     281,148
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment...................   (114,267)    (344,609)    (289,688)
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit.........    (80,000)      80,000           --
  Proceeds from issuance of debt........................         --      863,973      125,000
  Principal payments on debt............................    (58,259)    (213,452)     (35,865)
  Principal payments on capital lease obligations.......     (3,174)          --           --
  Purchase of treasury stock............................         --     (420,577)          --
                                                          ---------    ---------    ---------
          Net cash provided by (used in) financing
            activities..................................   (141,433)     309,944       89,135
                                                          ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH.........................    225,325      (44,262)      80,595
CASH, beginning of year.................................     93,957      138,219       57,624
                                                          ---------    ---------    ---------
CASH, end of year.......................................  $ 319,282    $  93,957    $ 138,219
                                                          =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest..................................  $  77,902    $  60,395    $  16,207
Cash paid for income taxes..............................     19,777      219,905           --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During 1998, the Company entered into four capital lease agreements to finance the acquisition of certain computer equipment totaling $98,001.

     During 1998, the Company sold various pieces of computer equipment to Utah.com, a company owned by the three shareholders of the Company, in exchange for a note receivable from Utah.com in the amount of $10,089.

                            NETWORK PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Network Publishing, Inc. (the "Company"), a Utah corporation founded on February 4, 1994, provides information technology services through web-site development and hosting services based on leading technologies. The Company markets its services to a wide variety of industries in the United States. The majority of the Company's business is with large established companies, including automobile manufacturers and technology companies.

     As discussed in Note 9, subsequent to December 31, 1998, all of the Company's outstanding shares of common stock were acquired by Intelligroup, Inc.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The carrying amounts of these instruments reported in the accompanying balance sheets are considered to estimate their fair values due to the short-term nature of such financial instruments and the current interest rate environment.

  Concentration of Credit Risk and Significant Customers

     In the normal course of business, the Company extends credit to substantially all its customers on an unsecured basis. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. At December 31, 1998, management believes the Company had incurred no material impairments in the carrying value of its accounts receivable, other than uncollectable amounts for which a provision has been recorded.

     One customer accounted for approximately 26, 19 and 10 percent of revenue in 1998, 1997 and 1996, respectively. Accounts receivable due from this customer were approximately 37 and 32 percent of accounts receivable as of December 31, 1998 and 1997, respectively. Another customer accounted for approximately 6, 44 and 61 percent of revenue in 1998, 1997 and 1996, respectively. Accounts receivable due from this customer were approximately 6 and 30 percent of accounts receivable as of December 31, 1998 and 1997, respectively. Two additional customers each accounted for approximately 17 percent of revenue during 1998 and 36 and 3 percent of accounts receivable as of December 31, 1998. No other customer accounted for more than 10 percent of the Company's accounts receivable as of December 31, 1998 or 1997 or revenues for 1998, 1997 or 1996. The loss of one or more of these significant customers could have a material adverse impact on the Company's financial position and results of operations.

  Furniture and Equipment

     Furniture and equipment are stated at cost, less accumulated depreciation. Computer equipment, software and furniture and fixtures are depreciated using the straight-line method over the estimated useful life of the asset, which is typically three to seven years.

                            NETWORK PUBLISHING, INC.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of December 31, 1998, the Company does not consider any of its long-lived assets to be impaired.

  Revenue Recognition

     The Company generates revenue from professional services rendered. Revenue is recognized as services are performed with the corresponding cost of providing those services reflected as cost of sales. A majority of the customers are billed on a time and materials basis. Billings to customers for out-of-pocket expenses are recorded as a reduction of expenses incurred. Unbilled services of $118,006 and $56,382 at December 31, 1998 and 1997, respectively, represent services provided prior to year-end which were billed subsequent to year-end. Revenue from advance billings is deferred until the services are provided and amounted to $133,633 and $163,047 as of December 31, 1998 and 1997, respectively.

  Research and Development

     Research and development costs are expensed as incurred and amounted to $230,120 and $288,319 during the years ended December 31, 1998 and 1997, respectively. No research and development costs were incurred during the year ended December 31, 1996.

  Income Taxes

     The Company recognizes an asset or liability for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using currently enacted tax rates.

NOTE 2 -- LINE OF CREDIT

     The Company has entered into a line of credit agreement with a bank, which provided for maximum borrowings of $300,000 as of December 31, 1998. Borrowings under the agreement were secured by the accounts receivable of the Company, were guaranteed by the Company's three shareholders and bore interest at the bank's prime rate (7.75 percent at December 31, 1998) plus three percent. As of December 31, 1998 and December 31, 1997, the Company had outstanding borrowings of $0 and $80,000, respectively. The line of credit matured on April 5, 1999.

     Under the terms of the agreement, the Company was required to comply with certain restrictive covenants, including a minimum earnings ratio and a minimum debt to net worth requirement. As of December 31, 1998, the Company was in compliance with these covenants.

                            NETWORK PUBLISHING, INC.

NOTE 3 -- LONG-TERM DEBT

     As of December 31, 1996, long-term debt consisted of two notes payable to a bank. In April 1997, the Company paid the outstanding balance on these two notes with proceeds from a new note obtained from the same bank. Principal and interest are payable in monthly installments through April 2007. The note bears interest at the bank's prime rate (7.75 percent at December 31, 1998) plus two percent. The note is secured by furniture and equipment, and is guaranteed by the Company's three shareholders.

     The aggregate amount of principal maturities of long-term debt as of December 31, 1998 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
1999..............................................  $ 61,877
2000..............................................    65,585
2001..............................................    72,842
2002..............................................    80,669
2003..............................................    89,337
Thereafter........................................   382,031
                                                    --------
                                                    $752,351
                                                    ========

NOTE 4 -- INCOME TAXES

     The components of the income tax provision (benefit) for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
Current:
  Federal..........................................  $ 45,268    $(18,136)   $128,561
  State............................................     7,007      (2,807)     19,901
                                                     --------    --------    --------
                                                       52,275     (20,943)    148,462
                                                     --------    --------    --------
Deferred:
  Federal..........................................   118,995     (16,480)     11,575
  State............................................     6,670         650         610
                                                     --------    --------    --------
                                                      125,665     (15,830)     12,185
                                                     --------    --------    --------
                                                     $177,940    $(36,773)   $160,647
                                                     ========    ========    ========

     The reconciliation of the total provision (benefit) for income taxes with amounts determined by applying the statutory U. S. federal income tax rate to income (loss) before income tax provision (benefit) for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
Federal income tax at statutory rate...............  $150,902    $(19,773)   $133,796
State income tax, net of federal income tax
  impact...........................................    14,646      (1,919)     12,986
Non-deductible compensation expense related to
  stock option grants..............................    14,443       2,897       1,933
Research and development income tax credits........   (14,429)    (18,078)         --
Other..............................................    12,378         100      11,932
                                                     --------    --------    --------
                                                     $177,940    $(36,773)   $160,647
                                                     ========    ========    ========

                            NETWORK PUBLISHING, INC.

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred income tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                                1998         1997
                                                              ---------    --------
Deferred income tax assets:
  Depreciation..............................................  $   3,923    $     --
  Research and development income tax credits...............     36,565      28,830
                                                              ---------    --------
                                                                 40,488      28,830
                                                              ---------    --------
Deferred income tax liabilities:
  Accrual to cash basis conversion..........................   (168,928)    (16,394)
  Depreciation..............................................         --     (15,211)
                                                              ---------    --------
                                                               (168,928)    (31,605)
                                                              ---------    --------
Net deferred income tax liability...........................  $(128,440)   $ (2,775)
                                                              =========    ========

     As of December 31, 1998, the Company has research and development income tax credit carryforwards of $36,565 for which there is no expiration date.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases its facilities and vehicles under operating leases and certain computer equipment under capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1998. Future minimum aggregate annual lease payments are as follows:

                                                           CAPITAL LEASE    OPERATING LEASE
YEAR ENDING DECEMBER 31,                                    OBLIGATIONS       OBLIGATIONS
------------------------                                   -------------    ---------------
1999.....................................................     $53,653          $122,177
2000.....................................................      49,181            19,575
2001.....................................................         677                --
                                                              -------          --------
                                                              103,511          $141,752
                                                                               ========
Less interest............................................      (8,684)
                                                              -------
                                                               94,827
Less current portion.....................................     (47,135)
                                                              -------
                                                              $47,692
                                                              =======

     The Company has certain computer equipment under capital lease obligations. These assets had a gross book value of $98,001 and a net book value of $89,963 as of December 31, 1998.

     Rent expense related to the operating leases was $129,634, $115,308 and $50,376 for the years ended December 31, 1998, 1997 and 1996, respectively.

  Legal

     The Company is engaged in legal and administrative proceedings arising in the ordinary course of business. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

                            NETWORK PUBLISHING, INC.

NOTE 6 -- SHAREHOLDERS' EQUITY

  Treasury Stock

     In April 1997, the Company's Board of Directors approved the repurchase of 22,000 shares of common stock for $420,577 from the Company's majority shareholder. The Company repurchased these shares for cash on April 24, 1997.

  Stock Options

     On July 1, 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") to provide incentives to eligible employees and officers. Under the Plan, the Board of Directors is authorized to grant 3,200 options to purchase shares of common stock to eligible participants. The Board of Directors is also authorized to specify the terms and conditions of each option granted, including the number of shares, the exercise price, vesting provisions, and the option term.

     A summary of option activity under the 1995 Stock Option Plan for the years ended December 31, 1998, 1997 and 1996 is presented below:

                                                                OPTIONS
                                                                -------
Balance, December 31, 1995..................................     1,400
  Granted...................................................       500
                                                                 -----
Balance, December 31, 1996..................................     1,900
  Granted...................................................       200
                                                                 -----
Balance, December 31, 1997..................................     2,100
  Granted...................................................     1,150
  Canceled..................................................       (50)
                                                                 -----
Balance December 31, 1998...................................     3,200
                                                                 =====

     All of the options granted by the Company have an exercise price of $1 and a term of 7 years from the date of grant. The outstanding options as of December 31, 1998 have a weighted average remaining contractual life of 4.9 years and 1,350 of these options are exercisable. The weighted average fair value of options granted during 1998, 1997 and 1996 was $208.09, $61.78 and $17.07, respectively.

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations. Under APB No. 25, compensation expense is recognized if an option's exercise price is below the intrinsic fair value of the Company's common stock at the date of grant. During 1998, 1997 and 1996, the Company granted options at prices less than the estimated intrinsic fair value of the Company's common stock at the date of grant and accordingly recorded deferred compensation of $239,038, $12,300 and $8,425, respectively. The Company amortizes the deferred compensation related to these option issuances over the vesting term of the related options and accordingly, recorded compensation expense of $38,721, $7,766 and $5,183 during the years ended December 31, 1998, 1997 and 1996, respectively.

     Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted subsequent to January 1, 1996 under the fair value method. The fair market value of the stock options is estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for grants during the years ended December 31, 1998, 1997 and 1996: risk-free interest rates of 5.33 percent, 6.23 percent and 6.13 percent, respectively; expected dividend yield of zero percent; and expected exercise lives of 4 years for all periods. For purposes of the pro forma

                            NETWORK PUBLISHING, INC.

disclosures, the estimated fair market value of the stock options is amortized over the vesting periods of the respective stock options. Following are the pro forma disclosures and the related impact on net income (loss) for the years ended December 31, 1998, 1997 and 1996:

                                                       1998        1997        1996
                                                     --------    --------    --------
Net income (loss) as reported......................  $265,890    $(21,384)   $232,871
Net income (loss) pro forma........................   265,670     (21,428)    232,756

NOTE 7 -- SEGMENT INFORMATION

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement requires disclosures related to components of a company for which separate financial information is available and evaluated regularly by the company's chief operating decision makers in deciding how to allocate resources and in assessing performance. Management believes that the Company has only one operating segment because the Company's core business operations consist only of information technology services. All of the Company's revenues for the years ended December 31, 1998, 1997 and 1996 were sourced from the United States.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The Company offers its employees participation in a qualified 401(k) profit-sharing plan which requires the Company to match employee contributions up to predetermined limits for qualified employees as defined by the plan. For the years ended December 31, 1998, 1997 and 1996, the Company contributed $24,025, $20,451 and $7,383 to the plan, respectively.

NOTE 9 -- SUBSEQUENT EVENT

     On January 8, 1999, all outstanding shares of the Company's common stock and vested stock options to purchase the Company's common stock were purchased by Intelligroup, Inc. for a purchase price of approximately $4.5 million, consisting of cash and Intelligroup, Inc. common stock.

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the securities being registered.


ITEM                                                            AMOUNT
----                                                          ----------
Securities and Exchange Commission Registration fee.........  $    3,161
Nasdaq National Market listing (entry) fee..................      95,000
Blue Sky fees and expenses..................................       5,000
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     475,000
Accounting fees and expenses................................     750,000
Transfer Agent and Registrar fees...........................      15,000
Miscellaneous...............................................      15,000
                                                              ----------
Total.......................................................  $1,533,161
                                                              ==========


---------------

SeraNova is paying all of the costs and expenses in connection with the securities being offered.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     The registrant's Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

     Article XI of the registrant's By-laws specifies that the registrant shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of the Company. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company is required to adopt, amend or repeal such provisions of the By-laws.

     We intend to enter into indemnification agreements with each of our officers and directors pursuant to which we will agree to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director or officer of SeraNova.



     At present, there is no pending litigation or proceeding involving a director or officer of SeraNova as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since September 9, 1999, SeraNova has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act of 1933 as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation. The transactions were effected without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933. All recipients had adequate access to information about SeraNova.


          (i) On September 9, 1999, Intelligroup, Inc. formed Infinient, Inc. and was issued 100 shares of its common stock in connection therewith. On December 6, 1999, Infinient changed its name to SeraNova, Inc. On January 1, 2000, SeraNova, in connection with the transfer by Intelligroup of its Internet solutions business to SeraNova, issued 900 shares of its common stock to Intelligroup. The 1,000 shares currently held by Intelligroup equate to 16,629,413 shares after giving effect to the May 12, 2000 stock split.



          (ii) Since September 9, 1999, SeraNova has granted stock options to purchase an aggregate of 3,236,092 shares of its common stock outside of any stock option plan at a weighted average exercise price of $3.19 per share.


          (iii) Since September 9, 1999, SeraNova has granted stock options to purchase an aggregate of 1,667,575 shares of its common stock under the 1999 Stock Plan at a weighted average exercise price of $6.51 per share.


          (iv) On March 14, 2000, SeraNova issued an aggregate of 50 shares of common stock to four (4) accredited institutional investors for an aggregate purchase price of $10,000,000. The 50 shares equate to 831,470 shares after giving effect to the May 12, 2000 stock split. The accredited investors include Evansville, Ltd., Ampal-American Israel Corporation, NSA Investments, Inc. and SSB, Ltd.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

   2.1   Distribution Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.
   3.1   Certificate of Incorporation of SeraNova, Inc.
   3.2   By-Laws of SeraNova, Inc.
  *5.1   Form of Opinion of Buchanan Ingersoll Professional
         Corporation.
  10.1   Contribution Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.
  10.2   Services Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.
  10.3   Space Sharing Agreement by and among Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.
  10.4   Tax Sharing Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

     10.5  Form of Indemnification Agreement by and between SeraNova, Inc. and each of its directors and executive officers.
     10.6  Employment Agreement by and between SeraNova, Inc. and Rajkumar Koneru dated as of September 9, 1999.
     10.7  Employment Agreement by and between SeraNova, Inc. and Ravi Singh dated as of September 9, 1999.
     10.8  Employment Agreement by and between SeraNova, Inc. and Rajan Nair dated as of October 1, 1999.
     10.9  Master Consulting Services Agreement by and between SeraNova, Inc. and Mueller/Shields dated as of
           December 21, 1999.
    10.10  1999 Stock Plan.
    10.11  Registration Rights Agreement by and between SeraNova, Inc. and Evansville, Ltd. dated as of March 14,
           2000.
    10.12  Registration Rights Agreement by and between SeraNova, Inc. and Ampal -- American Israel Corporation,
           dated as of March 14, 2000.
    10.13  Registration Rights Agreement by and between SeraNova, Inc. and NSA Investments, Inc. dated as of March
           14, 2000.
    10.14  Registration Rights Agreement by and between SeraNova, Inc. and SSB, Ltd. dated as of March 14, 2000.
    10.15  Common Stock Purchase Option Agreement by and between SeraNova, Inc. and Global Emerging Markets North
           America, Inc. dated March 15, 2000.
     21.1  Subsidiaries of the Registrant.
    *23.1  Consent of Arthur Andersen LLP with respect to SeraNova, Inc.
    *23.2  Consent of Arthur Andersen LLP with respect to Network Publishing, Inc.
    *23.3  Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5.1 to the Registration Statement).
     24.1  Powers of Attorney of certain officers and directors of SeraNova, Inc. (contained on the signature page of this Registration Statement).
    *27.1  Financial Data Schedule.


---------------


* Filed herewith. All other exhibits previously filed.



ITEM 17.  UNDERTAKINGS


     We hereby undertake that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of SeraNova pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SeraNova of expenses incurred or paid by a director, officer or controlling person of SeraNova in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on the 17th day of May 2000.


                                          SERANOVA, INC.

                                          By: /s/ Rajkumar Koneru
                                          --------------------------------------
                                              Rajkumar Koneru
                                              Chairman, President and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                   TITLE                          DATE
------------------------------------------  --------------------------------------    --------------

/s/ Rajkumar Koneru                         Chairman, President, Chief Executive        May 17, 2000
------------------------------------------  Officer and Director (Principal
Rajkumar Koneru                             Executive Officer)

/s/ Ravi Singh                              Chief Financial Officer and Director        May 17, 2000
------------------------------------------  (Principal Financial and Accounting
Ravi Singh                                  Officer)

*                                           Director                                    May 17, 2000
------------------------------------------
Nagarjun Valluripalli

* By his signature set forth below the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment to the Registration
  Statement on behalf of the person indicated.

By: /s/ Ravi Singh
-------------------------------------
       Ravi Singh
       (Attorney-in-fact)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 SERANOVA, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX


EXHIBIT
  NO.                       DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------

  2.1    Distribution Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

  3.1    Certificate of Incorporation of SeraNova, Inc.

  3.2    By-Laws of SeraNova, Inc.

 *5.1    Form of Opinion of Buchanan Ingersoll Professional
         Corporation

 10.1    Contribution Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

 10.2    Services Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

 10.3    Space Sharing Agreement by and among Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

 10.4    Tax Sharing Agreement by and between Intelligroup, Inc. and
         SeraNova, Inc. dated as of January 1, 2000.

 10.5    Form of Indemnification Agreement by and between SeraNova,
         Inc. and each of its directors and executive officers.

 10.6    Employment Agreement by and between SeraNova, Inc. and
         Rajkumar Koneru dated as of September 9, 1999.

 10.7    Employment Agreement by and between SeraNova, Inc. and Ravi
         Singh dated as of September 9, 1999.

 10.8    Employment Agreement by and between SeraNova, Inc. and Rajan
         Nair dated as of October 1, 1999.

 10.9    Master Consulting Services Agreement by and between
         SeraNova, Inc. and Mueller/Shields dated as of December 21,
         1999.

 10.10   1999 Stock Plan.

 10.11   Registration Rights Agreement by and between SeraNova, Inc.
         and Evansville, Ltd. dated as of March 14, 2000.

 10.12   Registration Rights Agreement by and between SeraNova, Inc.
         and Ampal -- American Israel Corporation, dated as of March
         14, 2000.

 10.13   Registration Rights Agreement by and between SeraNova, Inc.
         and NSA Investments, Inc. dated as of March 14, 2000.

 10.14   Registration Rights Agreement by and between SeraNova, Inc.
         and SSB, Ltd. dated as of March 14, 2000.

 10.15   Common Stock Purchase Option Agreement by and between
         SeraNova, Inc. and Global Emerging Markets North America,
         Inc. dated March 15, 2000.

 21.1    Subsidiaries of the Registrant.

*23.1    Consent of Arthur Andersen LLP with respect to SeraNova,
         Inc.

*23.2    Consent of Arthur Andersen LLP with respect to Network
         Publishing, Inc.

EXHIBIT
  NO.                       DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------
*23.3    Consent of Buchanan Ingersoll Professional Corporation
         (contained in the opinion filed as Exhibit 5.1 to the
         Registration Statement).

 24.1 Powers of Attorney of certain officers and directors of SeraNova, Inc. (contained on the signature page of this Registration Statement).

*27.1    Financial Data Schedule.


---------------

* Filed herewith. All other exhibits previously filed.